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Exhibit 10.1

[EXECUTION COPY]

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of November 7, 2002,

(amending and restating the Amended and Restated Credit Agreement, dated as of
December 19, 2001, which amended and restated the Credit Agreement, dated as of
June 13, 2001)

among

USP DOMESTIC HOLDINGS, INC., as the US Borrower,

USPE HOLDINGS LIMITED, as the UK Borrower,

VARIOUS FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTIES HERETO,
as the Lenders,

SUNTRUST BANK,
as the Administrative Agent for the Lenders,

LEHMAN COMMERCIAL PAPER INC.,
as the Syndication Agent,

CREDIT SUISSE FIRST BOSTON,
as the Documentation Agent.

SUNTRUST CAPITAL MARKETS, INC.,
as Lead Arranger

v

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

        THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of November 7, 2002, is among USP DOMESTIC HOLDINGS, INC., a Delaware corporation (the "US Borrower"), USPE HOLDINGS LIMITED, a company incorporated in England and Wales (the "UK Borrower", and together with the US Borrower, collectively the "Borrowers" and each individually a "Borrower"), the various financial institutions and other Persons from time to time parties hereto (the "Lenders"), SUNTRUST BANK ("SunTrust"), as administrative agent (in such capacity, the "Administrative Agent") for the Lenders, LEHMAN COMMERCIAL PAPER INC. ("Lehman"), as syndication agent (in such capacity, the "Syndication Agent") for the Lenders, and CREDIT SUISSE FIRST BOSTON ("CSFB"), as documentation agent (in such capacity, the "Documentation Agent") for the Lenders.

W I T N E S S E T H:

        WHEREAS, the US Borrower is a direct wholly-owned Subsidiary of United Surgical Partners Holdings, Inc., a Delaware corporation ("Holdings"), the UK Borrower is a direct wholly-owned Subsidiary of USP International Holdings, Inc., a Delaware corporation ("USP International"), USP International is a direct wholly-owned Subsidiary of Holdings and Holdings is a direct wholly-owned Subsidiary of United Surgical Partners International, Inc., a Delaware corporation ("Parent");

        WHEREAS, pursuant to the Credit Agreement, dated as of June 13, 2001 (as amended, supplemented, amended and restated or otherwise modified prior to the date hereof, the "Original Credit Agreement"), among the US Borrower, the various financial institutions and other Persons parties thereto (the "Original Lenders"), CSFB, as administrative agent thereunder, Lehman, as syndication agent thereunder, and, Societe Generale, as documentation agent thereunder, the Original Lenders were committed to make extensions of credit to the US Borrower on the terms and conditions set forth therein and made loans (the "Original Loans") to the US Borrower;

        WHEREAS, the Original Credit Agreement was amended and restated pursuant to that certain Amended and Restated Credit Agreement, dated as of December 19, 2001, as amended by that certain First Amendment to Credit Agreement dated May 8, 2002 (the Original Credit Agreement, as so amended, supplemented, amended and restated or otherwise modified prior to the date hereof, collectively the "Existing Credit Agreement"), among the Borrowers, the various financial institutions and other Persons parties thereto (the "Existing Lenders"), CSFB, as administrative agent thereunder, Lehman, as syndication agent thereunder, and Societe Generale, as documentation agent thereunder, the Existing Lenders were committed to make extensions of credit to the Borrowers on the terms and conditions set forth therein and made loans (the "Existing Loans") to the Borrowers;

        WHEREAS, Parent has recently issued shares of its common stock in a public offering (the "2002 Follow-On Offering") for gross cash proceeds of $53,130,000 (the "Gross Equity Proceeds") the proceeds of which has been or will be applied to (a) payment of the outstanding Existing Loans, (b) general corporate purposes of Parent and (c) Permitted Acquisitions and Investments (as such terms are defined in this Agreement) permitted under the terms of this Agreement;

        WHEREAS, in connection with the ongoing working capital and general corporate needs of the Borrowers and their Consolidated Entities, the Borrowers desire, among other things, to continue to obtain Loans under this Agreement and to obtain Commitments to make Credit Extensions set forth herein (to include availability for revolving loans and letters of credit);

        WHEREAS, the Borrowers have requested that the Existing Credit Agreement be amended and restated in its entirety to become effective and binding on the Borrowers pursuant to the terms of this Agreement, and the Lenders (including both a portion of the Existing Lenders and certain new Lenders) have agreed (subject to the terms of this Agreement) to amend and restate the Existing Credit Agreement in its entirety to read as set forth in this Agreement, and it has been agreed by the parties to the Existing Credit Agreement and by the parties to this Agreement that (a) SunTrust shall be substituted as Administrative Agent, (b) the commitments which the Existing Lenders have agreed to extend to the Borrowers under the Existing Credit Agreement shall be extended or advanced to the Borrowers by certain of the Existing Lenders and certain new Lenders upon the amended and restated terms and conditions contained in this Agreement and (c) the Obligations outstanding under the Existing Credit Agreement shall be governed by and deemed to be outstanding under the amended and restated terms and conditions contained in this Agreement, with the intent that the terms of this Agreement shall supersede the terms of the Existing Credit Agreement (each of which shall hereafter have no further effect upon the parties thereto, other than for accrued fees and expenses, and indemnification provisions, accrued and owing under the terms of the Existing Credit Agreement on or prior to the date hereof or arising (in the case of an indemnification) under the terms of the Existing Credit Agreement); provided, that any Rate Protection Agreements with any one or more Existing Lenders (or their respective Affiliates) which are parties to this Agreement shall continue unamended and in full force and effect; and

        WHEREAS, all Obligations are and shall continue to be secured by, among other things, the Pledge Agreements and other Loan Documents and shall be guaranteed pursuant to the Subsidiary Guaranty.

        NOW, THEREFORE, the parties hereto hereby agree to amend and restate the Existing Credit Agreement, and the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

        SECTION 1.1    Defined Terms.     The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

        "2002 Follow-On Offering" is defined in the fourth recital.

        "Acquired Person EBITDAM" means, with respect to any Person acquired in connection with a Permitted Acquisition, for the twelve month period prior to the date of the consummation of such Permitted Acquisition, the sum of (a) the net income of such Person, plus (b) to the extent deducted in determining such net income, the sum of amounts attributable to (i) amortization, (ii) income tax expense, (iii) interest expense, (iv) depreciation of assets and (v) management fees, in each case determined in a manner substantially similar to the determination of similar items in the definition of EBITDA herein.

        "Adjusted LIBO Rate" means, with respect to each Interest Period for a LIBOR Borrowing, the rate per annum obtained by dividing (i) LIBOR for such Interest Period by (ii) a percentage equal to 1.00 minus the LIBOR Reserve Percentage. The Adjusted LIBO Rate for any Interest Period for LIBOR Loans will be determined by the Administrative Agent on the basis of the LIBOR Reserve Percentage in effect two Business Days before the first day of such Interest Period.

        "Administrative Agent" is defined in the preamble and includes each other Person appointed as the successor Administrative Agent pursuant to Section 10.4.

        "Affiliate" of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person. "Control" of a Person means the power, directly or indirectly, (a) to vote 10% or more of the Equity Interests (on a fully diluted basis) of such Person having ordinary voting power for the election of directors, managing members or general partners (as applicable); or (b) to direct or cause the direction of the management and policies of such Person (whether by contract or otherwise).

        "Affirmation and Acknowledgment" means the Affirmation and Acknowledgment executed and delivered by an Authorized Officer of each Obligor pursuant to the terms of this Agreement, in form and substance satisfactory to the Administrative Agent.

        "Agents" means, collectively, the Administrative Agent, the Syndication Agent and the Documentation Agent.

        "Agreement" means this Second Amended and Restated Credit Agreement, which amends and restates the Existing Credit Agreement, which amended and restated the Original Credit Agreement, as such may be further amended and/or restated from time to time.

        "Applicable Margin" means the percentage designated in the "Pricing Grid" attached hereto as Schedule II, such percentages being determined by reference to Levels I-V based on the Borrowers' Total Funded Debt to EBITDA Ratio as of the applicable determination date. The Applicable Margin shall initially be set at Level V of the "Pricing Grid"; provided that upon delivery to the Administrative Agent of Borrowers' financial statements for the Fiscal Quarter ending December 31, 2002, the Applicable Margin shall be reset at the appropriate Level based on the Borrowers' Total Funded Debt to EBITDA Ratio. Thereafter, the Total Funded Debt to EBITDA Ratio used to compute the Applicable Margin shall be the Total Funded Debt to EBITDA Ratio set forth in the Compliance Certificate most recently delivered by the Borrowers to the Administrative Agent pursuant to Section 8.1.1(d). Changes in the Applicable Margin resulting from a change in the Total Funded Debt to EBITDA Ratio shall become effective as of the second Business Day following the date that the Administrative Agent receives a Compliance Certificate in accordance with Section 8.1.1(d) hereof; provided that if the Borrowers shall fail to deliver a Compliance Certificate within 45 days after the end of any Fiscal Quarter (or within 90 days, in the case of the last Fiscal Quarter of the Fiscal Year), the Applicable Margin from and including the 46th (or 91st, as the case may be) day after the end of such Fiscal Quarter to but not including the date the Borrowers deliver to the Administrative Agent a Compliance Certificate shall be set at Level V of the "Pricing Grid".

        "Approved Fund" means any Person (other than a natural Person) that (a) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (b) is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

        "Authorized Officer" means, relative to any Obligor, those of its officers, general partners or managing members (as applicable) whose signatures and incumbency shall have been certified to the Administrative Agent, the Lenders and the Issuer pursuant to Section 6.1.1.

        "Base Rate" means, at any time, the higher of (i) the rate which Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, or (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (1/2%) per annum (any changes in such rates to be effective as of the date of any change in such rate). The Administrative Agent's prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Administrative Agent may make commercial loans or other loans at rates of interest at, above, or below the Administrative Agent's prime lending rate.

        "Base Rate Loan" means a Loan bearing interest at a fluctuating rate determined by reference to the Base Rate.

        "Borrower" and "Borrowers" are defined in the preamble.

        "Borrowing" means the Loans of the same type and, in the case of LIBOR Loans, having the same Interest Period, made by all Lenders required to make such Loans on the same Business Day and pursuant to the same Borrowing Request (or Notice of Swingline Borrowing, as applicable).

        "Borrowing Request" means a Base Rate or LIBOR Loan request and certificate duly executed by an Authorized Officer of the applicable Borrower, substantially in the form of Exhibit B hereto.

        "Business Day" means (a) any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in Nashville, Tennessee or New York, New York, and (b) relative to the making, continuing, prepaying or repaying of any LIBOR Loans, any day which is a Business Day described in clause (a) above and which is also a day on which dealings in Dollars are carried on in the London interbank eurodollar market.

        "Capital Expenditures" means, for any period, the aggregate amount of (a) all expenditures of the Borrowers and their Consolidated Entities for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures and (b) Capitalized Lease Liabilities incurred by the Borrowers and their Consolidated Entities during such period.

        "Capitalized Lease Liabilities" means, with respect to any Person, all monetary obligations of such Person under any leasing or similar arrangement which have been (or, in accordance with GAAP, should be) classified as capitalized leases, and for purposes of each Loan Document, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or a penalty.

        "Cash Collateralize" means, with respect to a Letter of Credit, the deposit of immediately available funds into a cash collateral account maintained with (or on behalf of) the Administrative Agent on terms satisfactory to the Administrative Agent in an amount equal to the Stated Amount of such Letter of Credit.

        "Cash Equivalent Investment" means, at any time:

  (a)
  any direct obligation of (or unconditionally guaranteed by) the United States or a State thereof (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States or a State thereof) maturing not more than one year after such time;

  (b)
  commercial paper maturing not more than 270 days from the date of issue, which is issued by

  (i)
  a corporation (other than an Affiliate of any Obligor) organized under the laws of any State of the United States or of the District of Columbia and rated A-1 or higher by S&P or P-1 or higher by Moody's, or

  (ii)
  any Lender (or its holding company);

  (c)
  any certificate of deposit, time deposit or bankers acceptance, maturing not more than one year after its date of issuance, which is issued by either

  (i)
  any bank organized under the laws of the United States (or any State thereof) and which has (x) a credit rating of A2 or higher from Moody's or A or higher from S&P and (y) a combined capital and surplus greater than $500,000,000, or

  (ii)
  any Lender; or

  (d)
  any repurchase agreement having a term of 30 days or less entered into with any Lender or any commercial banking institution satisfying the criteria set forth in clause (c)(i) which

  (i)
  is secured by a fully perfected security interest in any obligation of the type described in clause (a), and

    (ii)
    has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder.

        "Casualty Event" means the damage, destruction or condemnation, as the case may be, of property of any Person or any of its Subsidiaries.

        "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

        "CERCLIS" means the Comprehensive Environmental Response Compensation Liability Information System List.

        "Change in Control" means (a) the failure of Parent at any time to directly own beneficially and of record on a fully diluted basis 100% of the outstanding Equity Interests of Holdings, such Equity Interests to be held free and clear of all Liens (other than Liens granted under a Loan Document); or (b) the failure of Holdings at any time to directly or indirectly own beneficially and of record on a fully diluted basis 100% of the outstanding Equity Interests of the US Borrower and the UK Borrower, such Equity Interests to be held free and clear of all Liens (other than Liens granted under a Loan Document); or (c) any person or group (within the meaning of Sections 13(d) and 14(d) under the Exchange Act), shall become the ultimate "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Equity Interests representing more than 35% of the Equity Interests of Parent on a fully diluted basis; or (d) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board of Directors of Parent (together with any new directors whose election to such Board or whose nomination for election by the stockholders of Parent was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Parent then in office; or (e) the occurrence of any "Change of Control" (or similar term) under (and as defined in) any Sub Debt Document.

        "Closing Date" means November 7, 2002.

        "Code" means the Internal Revenue Code of 1986, and the regulations thereunder, in each case as amended, reformed or otherwise modified from time to time.

        "Collateral" is defined in Section 5.1.

        "Commitment" means, as the context may require, the Revolving Loan Commitment, the Swingline Commitment, or the Letter of Credit Commitment.

        "Commitment Amount" means, as the context may require, the Aggregate Revolving Loan Commitment, the Swingline Commitment or the Letter of Credit Commitment Amount.

        "Commitment Termination Date" means the earliest of

  (a)
  November 7, 2005;

  (b)
  the date on which the Revolving Loan Commitment Amount is terminated in full or reduced to zero pursuant to the terms of this Agreement; and

  (c)
  the date on which any Commitment Termination Event occurs.

        Upon the occurrence of any event described in the preceding clauses (b) or (c), the Commitments shall terminate automatically and without any further action.

        "Commitment Termination Event" means

  (a)
  the occurrence of any Event of Default with respect to the Borrowers described in clauses (a) through (d) of Section 9.1.9; or

  (b)
  the occurrence and continuance of any other Event of Default and either

  (i)
  the declaration of all or any portion of the Loans to be due and payable pursuant to Section 9.3, or

  (ii)
  the giving of notice by the Administrative Agent, acting at the direction, or with the consent, of the Required Lenders, to the Borrowers that the Commitments have been terminated.

        "Compliance Certificate" means a certificate duly completed and executed by an Authorized Officer of the applicable Borrower, substantially in the form of Exhibit E hereto, together with such changes thereto as the Administrative Agent may from time to time request for the purpose of monitoring the Borrowers' compliance with the financial covenants contained herein.

        "Confidential Information" means information relating to the Borrowers, any of their Subsidiaries or any other Obligor obtained by any Secured Party pursuant to or in connection with this Agreement, or otherwise from or on behalf of the Borrowers or any of their Subsidiaries or Affiliates (to the extent identified as Affiliates to the Administrative Agent and the Lenders) (including any such information obtained by either the Administrative Agent or any Lender in the course of any review of the books or records of the Borrowers or any Subsidiary thereof as contemplated herein), but excluding information (a) that was previously known to any Secured Party (other than through a previous lending or other business relationship with the Borrowers or any of their Subsidiaries), (b) that is or subsequently becomes generally publicly known through no violation of this Agreement by any Secured Party or any Person acting therefor or (c) that has been disclosed to any Secured Party from a third party not known by such Secured Party to be under a duty of confidentiality with respect to such Confidential Information.

        "Consolidated Entities" means each of the Borrowers' Subsidiaries (other than Global Healthcare and its Subsidiaries) and each of the operating partnerships, limited liability companies, joint ventures or similar entities in which either of the Borrowers have, directly or indirectly (other than through Global Healthcare and its Subsidiaries), invested, in each case which are consolidated in the Borrowers' financial statements delivered pursuant to Section 8.1.1 hereof.

        "Contingent Liability" means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor in connection with such debtor's Indebtedness, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Equity Interests of any other Person. The amount of any Person's obligation under any Contingent Liability shall (subject to any limitations set forth therein) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby.

        "Continuation/Conversion Notice" means a notice of continuation or conversion and certificate duly executed by an Authorized Officer of the applicable Borrower, substantially in the form of Exhibit D hereto.

        "Controlled Group" means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Borrowers, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

        "Copyright Security Agreement" means any copyright security agreement executed and delivered by any Obligor, substantially in the form of Exhibit D to any Pledge Agreement, as such may be amended and/or restated from time to time.

        "Credit Extension" means, as the context may require, (a) the making of a Loan by a Lender or (b) the issuance of any Letter of Credit, or the extension of any Stated Expiry Date of any existing Letter of Credit, by the Issuer.

        "Debt Issuance" means unsecured Indebtedness of a Borrower or any Consolidated Entity in the form of senior notes or other publicly or privately placed Indebtedness but specifically excluding Subordinated Debt.

        "Default" means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

        "Designated Senior Indebtedness" is defined in Section 7.16.

        "Disbursement" is defined in Section 2.6.2.

        "Disbursement Date" is defined in Section 2.6.2.

        "Disclosure Schedule" means the Disclosure Schedule attached hereto as Schedule I, as it may be amended and/or restated from time to time by the Borrowers with the written consent of the Required Lenders.

        "Disposition" (or similar words such as "Dispose") means any sale, transfer, lease, contribution or other conveyance (including by way of merger) of, or the granting of options, warrants or other rights to, any of the Borrowers' or their Consolidated Entities' assets (including accounts receivable and Equity Interests of Subsidiaries, but excluding cash) to any other Person (other than to another Obligor) in a single transaction or series of transactions.

        "Documentation Agent" is defined in the preamble.

        "Dollar" and the sign "$" mean lawful money of the United States.

        "EBIT" means for any applicable period, the sum of (a) Net Income, plus (b) to the extent deducted in determining Net Income, the sum of amounts attributable to (i) income tax expense and (ii) Interest Expense, plus (c) Minority Interests; provided that EBIT shall be adjusted to give pro forma effect to (x) Permitted Acquisitions made during such period (such adjustment to be reasonably satisfactory to the Administrative Agent) as if such Permitted Acquisitions had been made at the beginning of such period, and (y) Permitted Dispositions during such period (such adjustment to be reasonably satisfactory to the Administrative Agent) as if such Permitted Dispositions had been made at the beginning of such period.

        "EBITDA" means for any applicable period, the sum of (a) Net Income, plus (b) to the extent deducted in determining Net Income, the sum of amounts attributable to (i) amortization, (ii) income tax expense, (iii) Interest Expense and (iv) depreciation of assets; provided that EBITDA shall be adjusted to give pro forma effect to (x) Permitted Acquisitions made during such period (such adjustment to be reasonably satisfactory to the Administrative Agent) as if such Permitted Acquisitions had been made at the beginning of such period, and (y) Permitted Dispositions during such period (such adjustment to be reasonably satisfactory to the Administrative Agent) as if such Permitted Dispositions had been made at the beginning of such period.

        "Effective Date" means June 13, 2001, the date the Original Credit Agreement originally became effective.

        "Eligible Assignee" means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund or (d) any other Person (other than a natural Person) approved (in the case of this clause (d)) by the Administrative Agent, the Issuer (but then only in the case of any assignment of the Revolving Loan Commitment) and, unless (x) such Person is taking delivery of an assignment in connection with physical settlement of a credit derivatives transaction or (y) an Event of Default has occurred and is continuing, the Borrowers (each such approval not to be unreasonably withheld or delayed).

        "Environmental Laws" means all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public, health and safety and protection of the environment.

        "Equity Interests" means, with respect to any Person, any and all shares, partnership, joint venture or other interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's capital, whether now outstanding or issued after the Effective Date.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to Sections of ERISA also refer to any successor Sections thereto.

        "Escrow Agreement" means any Escrow Agreement executed and delivered by a Lender, substantially in the form of Exhibit B to any Lender Assignment Agreement, as such may be amended and/or restated from time to time.

        "Escrow Funds" is defined in the Escrow Agreement.

        "Event of Default" is defined in Section 9.1.

        "Excess Cash Flow" means for any Fiscal Year, (a) EBITDA for such Fiscal Year less (b) the sum (for such Fiscal Year) of (i) Interest Expense actually paid in cash by the Borrowers and their Consolidated Entities, (ii) principal repayments, to the extent actually made, of Indebtedness by the Borrowers and their Consolidated Entities (including voluntary and mandatory prepayments), (iii) all income Taxes actually paid in cash by the Borrowers and their Consolidated Entities, (iv) Capital Expenditures actually made by the Borrowers and their Consolidated Entities in such Fiscal Year and (v) the increase, if any, in current assets over current liabilities of the Borrowers and their Consolidated Entities during such Fiscal Year, plus (c) the decrease, if any, of current assets over current liabilities of the Borrowers and their Consolidated Entities during such Fiscal Year, plus (d) extraordinary non-recurring, non-cash charges acceptable to the Administrative Agent.

        "Excess Equity Proceeds" means the amount equal to Gross Equity Proceeds less the sum of (i) the fees, commissions and other closing costs incurred in connection with the 2002 Follow-On Offering plus (ii) the sums paid to reduce the outstanding Existing Loans as required pursuant to Section 6.1.20 plus (iii) the sums paid for any Permitted Acquisition completed between October 4, 2002 and the Closing Date plus (iv) the sums paid or otherwise pledged or deposited for the extended reporting endorsement to be issued by American Continental Insurance Company.

        "Exemption Certificate" is defined in clause (e) of Section 4.6.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Existing Credit Agreement" is defined in the third recital.

        "Existing Lenders" is defined in the third recital.

        "Existing Letters of Credit" means the following: (a) that certain Standby Letter of Credit bearing letter of credit number TS-07001832 issued by CSFB on December 17, 2001 in the face amount of $517,140 for the benefit of Gaco Sarasota, LLC and on the account of US Borrower; and (b) that certain Standby Letter of Credit bearing letter of credit number TS-07001842 issued by CSFB on December 28, 2001 in the face amount of $225,000 for the benefit of Arden Westwood, LLC and on the account of US Borrower.

        "Existing Loans" is defined in the third recital.

        "Federal Funds Rate" means, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day, or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

        "Fee Letter" means the confidential letter, dated August 14, 2002, from the Administrative Agent to the Parent, as accepted by Parent on August 16, 2002.

        "Filing Statements" means all UCC financing statements (Form UCC-1) or other similar financing statements and UCC termination statements (Form UCC-3) required pursuant to the Loan Documents.

        "Fiscal Quarter" means a quarter ending on the last day of March, June, September or December.

        "Fiscal Year" means any period of twelve consecutive calendar months ending on December 31.

        "Fixed Charge Coverage Ratio" means as of the close of any Fiscal Quarter, the ratio computed for the period consisting of such Fiscal Quarter and each of the three immediately preceding Fiscal Quarters of (a) EBITDA (for all such Fiscal Quarters) plus Minority Interests less Maintenance Capital Expenditures made during such Fiscal Quarters to (b) the sum (for all such Fiscal Quarters) of (i) Interest Expense, (ii) scheduled principal repayments of Indebtedness made during such period, and (iii) all income Taxes actually paid in cash by the Borrowers and their Consolidated Entities; provided that for purposes of this calculation only, EBITDA will not be adjusted to give proforma effect to Permitted Acquisitions made during such applicable Fiscal Quarters.

        "Foreign Subsidiary" means a Subsidiary that is not incorporated or organized under the laws of the United States or a state thereof.

        "Foreign Subsidiary Guarantor" means a wholly owned Foreign Subsidiary.

        "Foreign Subsidiary Guaranty" means the Foreign Subsidiary Guaranties, each dated as of May 28, 2002, executed and delivered by an Authorized Officer of each Foreign Subsidiary Guarantor pursuant to the terms of the Existing Credit Agreement, as amended in accordance with the terms hereof, and such may be further supplemented, amended and/or restated from time to time and all other Foreign Subsidiary Guaranties delivered pursuant to the requirements of this Agreement from time to time, as may be supplemented, amended and/or restated from time to time.

        "Foreign Subsidiary Mortgages" means (i) that certain deed of mortgage over industrial machinery granted by Clinica Sagrado Corazon, S.L. (Sociedad Unipersonal), as mortgagor, and CSFB, Societe General Financial Corporation and Lehman, as beneficiaries, on May 28, 2002, before the Spanish public notary Mr. Andres de la Fuente O'Conner under number 612 of his official records, as such may be amended and/or restated from time to time in connection with the execution of this Credit Agreement or otherwise; (ii) that certain deed of mortgage over industrial machinery granted by United Surgical Partners Instituto Dexeus, S.A., as mortgagor, and CSFB, Societe General Financial Corporation and Lehman, as beneficiaries, on May 28, 2002, before the Spanish public notary Mr. Andres de la Fuente O'Conner under number 613 of his official records, as such may be amended and/or restated from time to time in connection with the execution of this Credit Agreement or otherwise; (iii) that certain deed of mortgage over real estate assets granted by United Surgical Partners Madrid, S.L., as mortgagor, and CSFB, Societe General Financial Corporation and Lehman, as beneficiaries, on May 28, 2002, before the Spanish public notary Mr. Andres de la Fuente O'Conner under number 614 of his official records, as such may be amended and/or restated from time to time in connection with the execution of this Credit Agreement or otherwise; (iv) that certain deed of mortgage over real estate assets granted by Clinica Maternal Nuestra Senora de la Esperanza, S.A. (Sociedad Unipersonal), as mortgagor, and CSFB, Societe General Financial Corporation and Lehman, as beneficiaries, on May 28, 2002, before the Spanish public notary Mr. Andres de la Fuente O'Conner under number 615 of his official records, as such may be amended and/or restated from time to time in connection with the execution of this Credit Agreement or otherwise; (v) the deeds of mortgages over industrial machinery and over real estate assets for the property described on, and to be granted by the Obligors listed on, Schedule IV; and (vi) such other deeds of mortgage as may be executed in the future in connection with the terms of this Agreement.

        "Foreign Subsidiary Pledge and Security Agreements" means (i) pledge agreement executed by USP Europe, as pledgor, and CSFB, Societe General Financial Corporation and Lehman, as pledgees, on May 28, 2002 before the Spanish public notary Mr. Andres de la Fuente O'Conner whereby USP Europe pledged its interest in the Spanish company Instituto Policlinico Santa Teresa, S.A. (representing as of that date, 95.90% of its share capital) pursuant to the terms of the Existing Credit Agreement, as such may be amended and/or restated from time to time in connection with the execution of this Credit Agreement or otherwise; (ii) pledge agreement executed by Clinica Sagrado Corazon, S.L., as pledgor, and CSFB, Societe General Financial Corporation and Lehman, as pledgees, on May 28, 2002 before the Spanish public notary Mr. Andres de la Fuente O'Conner whereby Clinica Sagrado Corazon, S.L. pledged its interest in the Spanish company Hospitalizacion y Servicios, S.A. (representing as of that date, 87.37% of its share capital) pursuant to the terms of the Existing Credit Agreement, as such may be amended and/or restated from time to time in connection with the execution of this Credit Agreement or otherwise; (iii) pledge agreement executed by United Surgical Partners Barcelona, S.L., as pledgor, and CSFB, Societe General Financial Corporation and Lehman, as pledgees, on May 28, 2002 before the Spanish public notary Mr. Andres de la Fuente O'Conner whereby United Surgical Partners Barcelona, S.L. pledged its interest in the Spanish company Instituto Dexeus, S.A. (representing as of that date, 79.07% of its share capital) pursuant to the terms of the Existing Credit Agreement, as such may be amended and/or restated from time to time in connection with the execution of this Credit Agreement or otherwise; (iv) pledge agreement executed by USP

Europe, as pledgor, and CSFB, Societe General Financial Corporation and Lehman, as pledgees, on May 28, 2002 before the Spanish public notary Mr. Andres de la Fuente O'Conner whereby USP Europe pledged its interest in the Spanish company United Surgical Partners Madrid, S.L. (representing as of that date, 93.25% of its share capital) pursuant to the terms of the Existing Credit Agreement, as such may be amended and/or restated from time to time in connection with the execution of this Credit Agreement or otherwise; (v) pledge agreement executed by USP Europe, as pledgor, and CSFB, Societe General Financial Corporation and Lehman, as pledgees, on May 28, 2002 before the Spanish public notary Mr. Andres de la Fuente O'Conner whereby USP Europe pledged its interest in the Spanish company United Surgical Partners Dermoestetica, S.L. (representing as of that date, 70.00% of its share capital) pursuant to the terms of the Existing Credit Agreement, as such may be amended and/or restated from time to time in connection with the execution of this Credit Agreement or otherwise; (vi) pledge agreement executed by the UK Borrower, as pledgor, and CSFB, Societe General Financial Corporation and Lehman, as pledgees, on June 6, 2002 before the Spanish public notary Mr. Andres de la Fuente O'Conner whereby the UK Borrower pledged its interest in USP Europe (representing as of that date, 100% of its share capital) pursuant to the terms of the Existing Credit Agreement, as such may be amended and/or restated from time to time in connection with the execution of this Credit Agreement or otherwise; (vii) pledge agreement executed by USP Europe, as pledgor, and CSFB, Societe General Financial Corporation and Lehman, as pledgees, on May 28, 2002 before the Spanish public notary Mr. Andres de la Fuente O'Conner whereby USP Europe pledged its interest in the Spanish company Clinica Maternal Nuestra Senora de la Esperanza, S.A. (Sociedad Unipersonal) (representing as of that date, 100% of its share capital) pursuant to the terms of the Existing Credit Agreement, as such may be amended and/or restated from time to time in connection with the execution of this Credit Agreement or otherwise; (viii) pledge agreement executed by USP Europe, as pledgor, and CSFB, Societe General Financial Corporation and Lehman, as pledgees, on May 28, 2002 before the Spanish public notary Mr. Andres de la Fuente O'Conner whereby USP Europe pledged its interest in the Spanish company Clinica Sagrado Corazon, S.L. (Sociedad Unipersonal) (representing as of that date, 100% of its share capital) pursuant to the terms of the Existing Credit Agreement, as such may be amended and/or restated from time to time in connection with the execution of this Credit Agreement or otherwise; and (ix) pledge agreement executed by USP Europe, as pledgor, and CSFB, Societe General Financial Corporation and Lehman, as pledgees, on May 28, 2002 before the Spanish public notary Mr. Andres de la Fuente O'Conner whereby USP Europe pledged its interest in the Spanish company United Surgical Partners Barcelona, S.L. (representing as of that date, 100% of its share capital) pursuant to the terms of the Existing Credit Agreement, as such may be amended and/or restated from time to time in connection with the execution of this Credit Agreement or otherwise; along with (x) such additional pledge agreements in connection with the Foreign Subsidiaries which may be executed in the future in accordance with the terms of this Agreement.

        "F.R.S. Board" means the Board of Governors of the Federal Reserve System or any successor thereto.

        "GAAP" is defined in Section 1.4.

        "Global Healthcare" means Global Healthcare Partners Ltd. (UK), a company incorporated in England and Wales.

        "Governmental Authority" means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

        "Gross Equity Proceeds" is defined in the fourth recital.

        "Hazardous Material" means (a) any "hazardous substance", as defined by CERCLA, (b) any "hazardous waste", as defined by the Resource Conservation and Recovery Act, as amended, or (c) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance (including any petroleum product) within the meaning of any other applicable federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended.

        "Hedging Obligations" means, with respect to any Person, all liabilities of such Person under currency exchange agreements, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

        "herein", "hereof", "hereto", "hereunder" and similar terms contained in any Loan Document refer to such Loan Document as a whole and not to any particular Section, paragraph or provision of such Loan Document.

        "Holdings" is defined in the first recital.

        "Holdings Notes" means the 10% Senior Subordinated Notes due 2011 in the aggregate principal amount of $150,000,000 issued by Holdings and governed by the terms of the Holdings Notes Indenture.

        "Holdings Guaranty and Pledge Agreement" means the Holdings Guaranty and Pledge Agreement, dated as of June 13, 2001, executed and delivered by an Authorized Officer of Holdings pursuant to the terms of the Original Credit Agreement, as amended in accordance with the terms hereof, and as such may be further supplemented, amended and/or restated from time to time.

        "Holdings Notes Guaranties" means the subordinated guaranties made by the Borrowers and their Subsidiaries with respect to the Holdings Notes pursuant to the Holdings Notes Indenture.

        "Holdings Notes Indenture" means the Indenture, dated as of December 19, 2001, entered into among Holdings, the guarantors from time to time parties thereto and U.S. Trust Company of Texas, N.A., as trustee, as amended, supplemented, amended and restated or otherwise modified from time to time.

        "Hospital Joint Venture Entity" is defined in Section 8.1.10.

        "Impermissible Qualification" means any qualification or exception to the opinion or certification of any independent public accountant as to any financial statement of either Borrower (a) which is of a "going concern" or similar nature, (b) which relates to the limited scope of examination of matters relevant to such financial statement, or (c) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause such Borrower to be in Default.

        "including" and "include" means including without limiting the generality of any description preceding such term, and, for purposes of each Loan Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

        "Indebtedness" of any Person means:

  (a)
  all obligations of such Person for borrowed money or advances and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

  (b)
  all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, bank guarantees, banker's acceptances and similar instruments issued for the account of such Person;

  (c)
  all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person;

  (d)
  all Capitalized Lease Liabilities of such Person;

  (e)
  all other items which, in accordance with GAAP, would be included as liabilities on the balance sheet of such Person as of the date at which Indebtedness is to be determined;

  (f)
  net Hedging Obligations of such Person;

  (g)
  whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services after receipt or performance thereof (excluding trade accounts payable in the ordinary course of business which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a good faith dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person), and indebtedness secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on property owned or being acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements, but excluding earn-outs or other contingent purchase price adjustments in connection with acquisitions to the extent not yet determined), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

  (h)
  off-balance sheet liabilities retained in connection with asset securitization programs, Synthetic Leases, sale and leaseback transactions or other similar obligations arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its Subsidiaries;

  (i)
  all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Equity Interest of such Person; provided that if such obligation to purchase, redeem or otherwise acquire an Equity Interest is contingent upon the occurrence of an event (such as a change in law, or death or divorce of another Person, etc.) other than the passage of time or any event within the control of such Person, such obligation will not be deemed "Indebtedness" for purposes of this definition until such event occurs; and

  (j)
  all Contingent Liabilities of such Person in respect of any of the foregoing.

        The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

        "Indemnified Liabilities" is defined in Section 12.4.

        "Indemnified Parties" is defined in Section 12.4.

        "Interest Coverage Ratio" means, as of the last day of any Fiscal Quarter, the ratio computed for the period consisting of such Fiscal Quarter and each of the three immediately preceding Fiscal Quarters of (a) EBIT (for all such Fiscal Quarters) to (b) the sum (for all such Fiscal Quarters) of Interest Expense; provided that for purposes of this calculation only, EBIT will not be adjusted to give proforma effect to Permitted Acquisitions made during such applicable Fiscal Quarters.

        "Interest Expense" means, for the Borrowers and their Consolidated Entities for any period, the sum of (a) total interest expense (both accrued and paid), including without limitation the interest component of any payments in respect of Capitalized Lease Liabilities or expensed during such period (whether or not actually paid during such period) plus (b) the net amount payable (or minus the net amount receivable) under Hedging Obligations during such period (whether or not actually paid or received during such period).

        "Interest Period" means

  (a)
  with respect to LIBOR Loans, the period of 1, 2, 3 or 6 months selected by the applicable Borrower pursuant to the terms of the Revolving Notes, if any, and this Agreement and subject to customary adjustments in duration; provided that

  (i)
  such Borrower shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than six different dates;

  (ii)
  if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day);

  (iii)
  Borrowers may not select a six (6) month Interest Period without the consent of Administrative Agent, such consent being provided at Administrative Agent's sole and absolute discretion; and

  (iv)
  no Interest Period for any Loan may end later than the Stated Maturity Date for such Loan.

  (b)
  with respect to a Swingline Loan, a period of such duration not to exceed ten (10) days, as the applicable Borrower may request and the Swingline Lender may agree in accordance with the terms hereof.

        "Investment" means, relative to any Person, (a) any loan, advance or extension of credit made by such Person to any other Person, including the purchase by such Person of any bonds, notes, debentures or other debt securities of any other Person, (b) Contingent Liabilities in favor of any other Person, and (c) any Equity Interests held by such Person in any other Person. The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such Investment.

        "ISP Rules" is defined in Section 12.9.

        "Issuance Request" means a Letter of Credit request and certificate duly executed by an Authorized Officer of the applicable Borrower, substantially in the form of Exhibit C hereto.

        "Issuer" means SunTrust in its capacity as Issuer of the Letters of Credit.

        "Lender Assignment Agreement" means an assignment agreement, substantially in the form of Exhibit F attached hereto.

        "Lenders" is defined in the preamble.

        "Lender's Environmental Liability" means any and all losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, costs, judgments, suits, proceedings, damages (including consequential damages), disbursements or expenses of any kind or nature whatsoever (including reasonable attorneys' fees at trial and appellate levels and experts' fees and disbursements and expenses incurred in investigating, defending against or prosecuting any litigation, claim or proceeding) which may at any time be imposed upon, incurred by or asserted or awarded against the Administrative Agent, any Lender or the Issuer, or any of such Person's Affiliates, shareholders, directors, officers, employees, and agents in connection with or arising from:

  (a)
  any Hazardous Material on, in, under or affecting all or any portion of any property of the Borrowers or any of their Consolidated Entities, the groundwater thereunder, or any surrounding areas thereof to the extent caused by Releases from the Borrowers' or any of their Consolidated Entities' or any of their respective predecessors' properties;

  (b)
  any misrepresentation, inaccuracy or breach of any warranty, contained or referred to in Section 7.12;

  (c)
  any violation or claim of violation by the Borrowers or any of their Consolidated Entities of any Environmental Laws; or

  (d)
  the imposition of any lien for damages caused by or the recovery of any costs for the cleanup, release or threatened release of Hazardous Material by the Borrowers or any of their Consolidated Entities, or in connection with any property owned or formerly owned by the Borrowers or any of their Consolidated Entities.

        "Letter of Credit" is defined in Section 2.1.2.

        "Letter of Credit Commitment" means the Issuer's obligation to issue Letters of Credit pursuant to Section 2.1.2.

        "Letter of Credit Commitment Amount" means, on any date, a maximum amount of $25,000,000, as such amount may be permanently reduced from time to time pursuant to Section 2.2.

        "Letter of Credit Outstandings" means, on any date, and with respect to each Borrower, an amount equal to the sum of (a) the then aggregate amount which is undrawn and available under all issued and outstanding Letters of Credit, and (b) the then aggregate amount of all unpaid and outstanding Reimbursement Obligations.

        "LIBOR" means, relative to any Interest Period, the rate of interest equal to the average of the rates per annum at which Dollar deposits in immediately available funds are offered to the Administrative Agent's LIBOR Office in the London interbank market as at or about 11:00 a.m. London, England time, two Business Days prior to the beginning of such Interest Period for delivery on the first day of such Interest Period, and in an amount approximately equal to the amount of the Administrative Agent's LIBOR Loan and for a period approximately equal to such Interest Period.

        "LIBOR Loan" means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a rate of interest determined by reference to the Adjusted LIBO Rate.

        "LIBOR Office" means the office of a Lender and the Administrative Agent designated as its "LIBOR Office" on Schedule III attached hereto or in a Lender Assignment Agreement, or such other office designated from time to time by notice from such Lender to the Borrowers and the Administrative Agent, whether or not outside the United States, which shall be making or maintaining the LIBOR Loans of such Lender.

        "LIBOR Reserve Percentage" means the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next 1/100th of 1%) in effect on any day to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as "eurocurrency liabilities" under Regulation D). LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D. The LIBOR Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

        "Lien" means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property, or other priority or preferential arrangement of any kind or nature whatsoever, to secure payment of a debt or performance of an obligation.

        "Limited Entities" means those Consolidated Entities and Non-Consolidated Entities that, due to restrictions contained in their Organic Documents or in agreements to which they are a party, are unable to provide a guaranty of the Obligations or place a Lien on their assets and in which the Secured Parties are unable to obtain a pledge of their Equity Interests.

        "Loan" is defined in clause (a) of Section 2.1.1. All references to the term "Loan" or "Loans" herein shall include both Revolving Loans and Swingline Loans.

        "Loan Documents" means, collectively, this Agreement, the Revolving Notes, if any, the Swingline Note, the Letters of Credit, each Rate Protection Agreement, the Fee Letter, the US Subsidiary Guaranty, the Foreign Subsidiary Guaranty, each Pledge Agreement, each Copyright Security Agreement, each Patent Security Agreement, each Trademark Security Agreement, each Mortgage, each other agreement pursuant to which the Administrative Agent is granted a Lien to secure the Obligations and each other agreement, certificate, document or instrument delivered in connection with any Loan Document, whether or not specifically mentioned herein or therein, all as amended and/or restated from time to time.

        "Maintenance Capital Expenditures" means any Capital Expenditures made with respect to the maintenance of existing assets.

        "Material Adverse Effect" means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrowers or the Borrowers and their Consolidated Entities taken as a whole, (b) the rights and remedies of any Secured Party under any Loan Document or (c) the ability of any Obligor to perform its Obligations under any Loan Document.

        "Maximum Assignments" is defined in Section 12.3.

        "Maximum Assignment Costs" is defined in Section 12.3.

        "Maximum UK Availability" is defined in clause (d) of Section 2.1.1.

        "Minority Interests" means, with respect to the Consolidated Entities, the Equity Interests held by Persons other than US Borrower, the UK Borrower or Subsidiary Guarantors, as reflected in the financial statements of the applicable Borrower in accordance with GAAP.

        "Moody's" means Moody's Investors Service, Inc.

        "Mortgage" means a mortgage, deed of trust or agreement executed and delivered by any Obligor in favor of the Secured Parties or in favor of the Administrative Agent for the benefit of the Secured Parties pursuant to the requirements of this Agreement, in form and substance satisfactory to the Administrative Agent, under which a Lien is granted on the real property and fixtures described therein, in each case as amended and/or restated from time to time.

        "Net Casualty Proceeds" means, with respect to any Casualty Event, the amount of any insurance proceeds, or condemnation awards received by the Borrowers or any of their Consolidated Entities, or by Parent or Holdings, in connection with such Casualty Event in excess of $500,000, individually or in the aggregate over the course of a Fiscal Year (net of all reasonable and customary collection expenses thereof), but excluding any proceeds or awards required to be paid to a creditor (other than the Lenders) which holds a first priority Lien permitted by Section 8.2.3 on the property which is the subject of such Casualty Event.

        "Net Debt Issuance Proceeds" means with respect to any Debt Issuance (whether pursuant to clause (i) of Section 8.2.2 or otherwise), the excess of (a) the gross cash proceeds received by the applicable Borrower or any of its Consolidated Entities, or by Parent or Holdings, from such Debt Issuance, over (b) all reasonable and customary legal brokerage and commitment fees and expenses incurred in connection with such Debt Issuance.

        "Net Disposition Proceeds" means, with respect to any Disposition (whether pursuant to clause (d) of Section 8.2.12 or otherwise), the excess of (a) the gross cash proceeds received by the applicable Borrower or any of its Consolidated Entities, or by Parent or Holdings, from such Disposition and any cash payment received in respect of promissory notes or other non-cash consideration delivered to such party in respect thereof, over (b) the sum of (i) all reasonable and customary legal, investment banking, brokerage and accounting fees and expenses incurred in connection with such Disposition, (ii) all Taxes actually paid or estimated by such party to be payable in cash within the next 12 months in connection with such Disposition, (iii) payments made by such party to retire Indebtedness (other than the Credit Extensions) where payment of such Indebtedness is required in connection with such Disposition and (iv) amounts attributable to Minority Interests; provided that if the amount of any estimated Taxes pursuant to clause (ii) exceeds the amount of Taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Disposition Proceeds.

        "Net Equity Proceeds" means, with respect to the sale or issuance by Parent, Holdings or either Borrower to any Person of any Equity Interests, warrants or options or the exercise of any such warrants or options, the excess of (a) the gross cash proceeds received by such Person from such sale, exercise or issuance, over (b) all reasonable and customary underwriting commissions and legal, investment banking, brokerage and accounting and other professional fees, sales commissions and disbursements actually incurred in connection with such sale or issuance which have not been paid to Affiliates of the applicable Borrower in connection therewith.

        "Net Income" means, for any period, the aggregate of all amounts (exclusive of all amounts in respect of any extraordinary gains but including extraordinary losses) which would be included as net income on the consolidated financial statements of the Borrowers and their Consolidated Entities for such period.

        "Non-Consolidated Entities" means each of the operating partnerships, limited liability companies, joint ventures or similar entities in which the Borrowers have, directly or indirectly, invested, other than the Consolidated Entities.

        "Non-Excluded Taxes" means any Taxes other than net income and franchise taxes imposed with respect to any Secured Party by any Governmental Authority under the laws of which such Secured Party is organized or in which it maintains its applicable lending office.

        "Non-U.S. Lender" means a Lender that is not a "United States person", as defined under Section 7701(a)(30) of the Code.

        "Notice of Default" is defined in Section 10.9.

        "Notice of Swingline Borrowing" is defined in Section 2.3.2(a).

        "Obligations" means all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of the Borrowers and each other Obligor arising under or in connection with a Loan Document, including Reimbursement Obligations and the principal of and premium, if any, and interest (including interest accruing during the pendency of any proceeding of the type described in Section 9.1.9, whether or not allowed in such proceeding) on the Loans.

        "Obligor" means, as the context may require, the Borrowers and each other Person (other than a Secured Party) obligated under any Loan Document.

        "Operating Entities" means the operating partnerships, limited liability companies, joint ventures or similar entities in which either of the Borrowers have, directly or indirectly, invested and which actively engage in business (other than solely in investment and management activities).

        "Original Credit Agreement" is defined in the second recital.

        "Original Lenders" is defined in the second recital.

        "Original Loans" is defined in the second recital.

        "Organic Document" means, relative to any Obligor, as applicable, its certificate of incorporation, by-laws, regulations, certificate of partnership, partnership agreement, certificate of formation, limited liability company agreement, operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to any of such Obligor's partnership interests, limited liability company interests or authorized shares of Equity Interests.

        "Other Indebtedness" means, at any time, Total Funded Debt less the sum of (i) Subordinated Debt plus (ii) all amounts outstanding under all Revolving Notes and the Swingline Note.

        "Other Taxes" means any and all stamp, documentary or similar Taxes, or any other excise or property Taxes or similar levies that arise on account of any payment made or required to be made under any Loan Document or from the execution, delivery, registration, recording or enforcement of any Loan Document.

        "Parent" is defined in the first recital.

        "Parent Guaranty and Pledge Agreement" means the Parent Guaranty and Pledge Agreement, dated as of June 13, 2001, executed and delivered by an Authorized Officer of Parent pursuant to the terms of the Original Credit Agreement, as amended in accordance with the terms of this Agreement, and as such may be further amended and/or restated from time to time.

        "Parent Total Capitalization" means, at any time, the sum of (a) the sum of all amounts (without duplication) which, in accordance with GAAP, would be included in Parent's stockholders' equity (excluding unrealized gains or losses recorded pursuant to FAS 115) as required to be reported in Parent's then most recent consolidated balance sheet, and (b) Parent Total Debt.

        "Parent Total Debt" means, on any date, the outstanding principal amount of all Indebtedness of Parent and its Subsidiaries of the type referred to in clauses (a), (b), (d) and (h) in each case of the definition of "Indebtedness", along with any Contingent Liability in respect of any of the foregoing.

        "Parent Total Debt to Parent Total Capitalization Ratio" means, as of the last day of any Fiscal Quarter, the ratio of (a) Parent Total Debt outstanding on such day to (b) Parent Total Capitalization on such day.

        "Participant" is defined in clause (d) of Section 12.10.

        "Patent Security Agreement" means any patent security agreement executed and delivered by any Obligor, substantially in the form of Exhibit B to any Pledge Agreement, as such may be amended and/or restated from time to time.

        "PBGC" means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.

        "Pension Plan" means a "pension plan", as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which either Borrower or any corporation, trade or business that is, along with such Borrower, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

        "Percentage" means, relative to any Lender, the applicable percentage relating to Loans set forth opposite its name on Schedule III hereto under the Percentage column, or set forth in a Lender Assignment Agreement, as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreements executed by such Lender and its assignee Lender and delivered pursuant to Section 12.10. A Lender shall not have any Revolving Loan Commitment if its Percentage is zero.

        "Permitted Acquisition" means an acquisition (whether pursuant to an acquisition of Equity Interests, assets or otherwise) by either Borrower or any Consolidated Entity from any Person of a business (or an increase of an existing Equity Interest therein) in which the following conditions are satisfied:

  (a)
  immediately before and after giving effect to such acquisition, no Default shall have occurred and be continuing or would result therefrom; and

  (b)
  such Borrower shall have delivered to the Administrative Agent a Compliance Certificate for the period of four full Fiscal Quarters immediately preceding such acquisition (prepared in good faith and in a manner and using such methodology which is consistent with the most recent financial statements delivered pursuant to Section 8.1.1) giving pro forma effect to the consummation of such acquisition and evidencing compliance with the covenants set forth in Section 8.2.4; provided that, for purposes of calculating compliance with the Fixed Charge Coverage Ratio, (i) if the amount of Maintenance Capital Expenditures (as applied to the business being acquired) made for such four full Fiscal Quarters is not ascertainable, the amount of depreciation of assets applicable to such business for such four full Fiscal Quarters shall be substituted in replacement thereof, and (ii) if the amount of scheduled principal repayments of Indebtedness (as applied to the business being acquired) made during such four full Fiscal Quarters is not ascertainable, the amount of scheduled principal repayments of Indebtedness applicable to such business, if any, for the four full Fiscal Quarters following such acquisition shall be substituted in replacement thereof; and

  (c)
  the acquisition has not been opposed by the board of directors (or equivalent governing body) or management of the acquired company.

        "Permitted Debt Issuance" means that certain Debt Issuance permitted in accordance with Section 8.2.2(i).

        "Permitted Dispositions" means those certain Dispositions permitted in accordance with Section 8.2.12 hereof.

        "Permitted Foreign Investment" means an Investment by the Borrowers in Foreign Subsidiaries of Holdings located in Western Europe in which the following conditions are satisfied:

  (a)
  immediately before and after giving effect to such Investment, no Default shall have occurred and be continuing or would result therefrom; and

  (b)
  such Borrower shall have delivered to the Administrative Agent a Compliance Certificate for the period of four full Fiscal Quarters immediately preceding such Investment (prepared in good faith and in a manner and using such methodology which is consistent with the most recent financial statements delivered pursuant to Section 8.1.1) giving pro forma effect to the consummation of such Investment and evidencing compliance with the covenants set forth in Section 8.2.4.

        "Person" means any natural person, corporation, limited liability company, partnership, joint venture, association, trust or unincorporated organization, Governmental Authority or any other legal entity, whether acting in an individual, fiduciary or other capacity.

        "Pledge Agreement" means, as the context may require, the Parent Guaranty and Pledge Agreement, the Holdings Guaranty and Pledge Agreement, the USP International Guaranty and Pledge Agreement, the USP Europe Guaranty and Pledge Agreement, the US Borrower Pledge and Security Agreement, the UK Borrower Pledge and Security Agreement, the US Subsidiary Pledge and Security Agreement or the Foreign Subsidiary Pledge and Security Agreements.

        "Pledged Subsidiary" means a Subsidiary in respect of which the Administrative Agent has been granted a security interest in or a pledge of (i) any of the Equity Interests of such Subsidiary or (ii) any intercompany notes of such Subsidiary owing to either Borrower or another Subsidiary.

        "Power of Attorney" means any Power of Attorney executed and delivered by a Lender along with the related apostille, substantially in the form of Exhibit A to any Lender Assignment Agreement, as such may be assigned from time to time.

        "Prior Investments" is defined in Section 8.2.5(e).

        "Qualified Entity" means (i) each Consolidated Entity and (ii) each Operating Entity which is a Non-Consolidated Entity (other than Global Healthcare and its Subsidiaries).

        "Quarterly Payment Date" means the last day of March, June, September and December, or, if any such day is not a Business Day, the next succeeding Business Day.

        "Rate Protection Agreement" means, collectively, any Hedging Obligations entered into by the applicable Borrower or any of its Consolidated Entities under which the counterparty of such agreement is (or at the time such agreement was entered into, was) a Lender or an Affiliate of a Lender.

        "Register" is defined in clause (b) of Section 2.7.

        "Reimbursement Obligation" is defined in Section 2.6.3.

        "Release" means a "release", as such term is defined in CERCLA.

        "Required Lenders" means Lenders holding at least 51% of the Total Exposure Amount but in no event less than a majority of the Lenders (based on number of Lenders then currently holding Commitments).

        "Resource Conservation and Recovery Act" means the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended.

        "Restricted Payment" means the declaration or payment of any dividend (other than dividends payable solely in Equity Interests of either Borrower or any Consolidated Entity) on, or the making of any payment or distribution on account of, or setting apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of any class of Equity Interests of either Borrower or any Consolidated Entity, or any warrants or options to purchase any such Equity Interests, whether now or hereafter outstanding, or the making of any other distribution in respect thereof, either directly or indirectly, whether in cash or property, obligations of either Borrower or any Consolidated Entity or otherwise.

        "Revolving Loan Commitment" means, with respect to each Lender, the obligation of such Lender to make Revolving Loans to the Borrowers and to participate in Letters of Credit and Swingline Loans in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule III attached hereto, or in the case of a Person becoming a Lender after the Closing Date, the amount of the assigned "Revolving Loan Commitment" as provided in the applicable Assignment Agreement executed by such Person as an assignee, as the same may be changed pursuant to terms hereof.

        "Revolving Loan Commitment Amount" means, on any date, $115,000,000, as such amount may be reduced from time to time pursuant to Section 2.2.

        "Revolving Loans" is defined in Section 2.1.1.

        "Revolving Notes" means a promissory note of either Borrower payable to any Lender, substantially in the form of Exhibit A hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of such Borrower to such Lender, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

        "S&P" means Standard & Poor's Rating Services, a division of McGraw-Hill, Inc.

        "SEC" means the Securities and Exchange Commission.

        "Secured Parties" means, collectively, the Lenders, the Issuer, the Administrative Agent, each counterparty to a Rate Protection Agreement that is (or at the time such Rate Protection Agreement was entered into, was) a Lender or an Affiliate thereof and, in each case, each of their respective successors, transferees and assigns.

        "Senior Funded Debt" means, at any time, Total Funded Debt minus the aggregate principal amount of all Subordinated Debt.

        "Senior Funded Debt to EBITDA Ratio" means that ratio of Borrowers' Senior Funded Debt to EBITDA, calculated on a rolling four quarter basis and measured on the last day of each Fiscal Quarter as required in accordance with the terms of this Agreement.

        "Stated Amount" means, on any date and with respect to a particular Letter of Credit, the total amount then available to be drawn under such Letter of Credit.

        "Stated Expiry Date" is defined in Section 2.6.

        "Stated Maturity Date" means November 7, 2005.

        "Sub Debt Documents" means any loan agreements, indentures, note purchase agreements, promissory notes, guarantees, and other instruments and agreements evidencing the terms of Subordinated Debt, as amended, supplemented, amended and restated or otherwise modified in accordance with Section 8.2.13.

        "Subject Subsidiary" is defined in Section 8.1.10.

        "Subject US Subsidiary Guarantors" is defined in Section 8.1.10.

        "Subordinated Debt" means the Subordinated Intercompany Notes, the Holdings Notes Guaranties and any other Indebtedness of the Borrowers or their Consolidated Entities (a) that is expressly subordinated to the Obligations and other obligations arising under the Loan Documents on terms reasonably satisfactory to the Administrative Agent, (b) that matures by its terms no earlier than six months after the Stated Maturity Date then in effect with no scheduled principal payments permitted prior to such maturity, and (c) that is evidenced by an indenture or other similar agreement that is in a form satisfactory to the Administrative Agent.

        "Subordinated Intercompany Notes" means, collectively, (i) the intercompany note, dated December 19, 2001, made by the US Borrower to Holdings in an amount not to exceed $78,000,000, and (ii) the intercompany note, dated December 19, 2001, made by the UK Borrower to Holdings in an amount not to exceed $33,600,000, (iii) the intercompany note, dated December 19, 2001, made by USP Europe to UK Borrower in an amount not to exceed $33,600,000, (iv) the intercompany note, dated December 19, 2001, made by Parent to Holdings in an amount not to exceed $21,100,000, (v) the intercompany note, dated January 28, 2002, made by US Borrower to Holdings in an amount not to exceed $5,000,000 and (iv) the intercompany note, dated January 17, 2002 made by UK Borrower to Holdings in an amount not to exceed $6,250,000, in each case subordinated in right of payment to the Obligations pursuant to documentation containing terms satisfactory to the Administrative Agent.

        "Subordination Provisions" is defined in Section 9.1.11.

        "Subsidiary" means, with respect to any Person, any other Person of which more than 50% of the outstanding Voting Interests of such other Person (irrespective of whether at the time Equity Interests of any other class or classes of such other Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person. Unless the context otherwise specifically requires, the term "Subsidiary" shall be a reference to a Subsidiary of the applicable Borrower.

        "Subsidiary Guarantor" means, as applicable, a US Subsidiary Guarantor or a Foreign Subsidiary Guarantor.

        "Subsidiary Guaranty" means, as the context may require, the U.S. Subsidiary Guaranty or the Foreign Subsidiary Guaranty.

        "SunTrust" is defined in the preamble.

        "Swingline Commitment" means the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $7,500,000.

        "Swingline Exposure" means, with respect to each Lender, the principal amount of the Swingline Loans in which such Lender is legally obligated either to make a Swingline Loan or to purchase a participation in accordance with Section 2.3.2, which shall equal such Lender's pro rata share of all outstanding Swingline Loans.

        "Swingline Lender" means SunTrust.

        "Swingline Loan" means a loan made to a Borrower by the Swingline Lender under the Swingline Commitment.

        "Swingline Note" means the promissory note of either Borrower payable to the order of the Swingline Lender in the principal amount of the Swingline Commitment, substantially the form of Exhibit A1 (as such promissory note may be amended, endorsed or otherwise modified from time to time), and also means all other promissory notes accepted from time to time in substitution thereof or renewal thereof.

        "Swingline Rate" means, for any Interest Period, the rate as offered by the Swingline Lender and accepted by the applicable Borrower. Said Borrower is under no obligation to accept this rate and the Swingline Lender is under no obligation to provide it.

        "Syndication Agent" is defined in the preamble.

        "Synthetic Lease" means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is not a capital lease in accordance with GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for federal income tax purposes, other than any such lease under which that Person is the lessor.

        "Taxes" means all income, stamp or other taxes, duties, levies, imposts, charges, assessments, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all interest, penalties or similar liabilities with respect thereto.

        "Termination Date" means the date on which all Obligations have been indefeasibly paid in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized), all Rate Protection Agreements have been terminated and all Commitments shall have terminated.

        "Total Exposure Amount" means, on any date of determination (and without duplication), the outstanding principal amount of all Loans, the aggregate amount of all Letter of Credit Outstandings and the unfunded amount of the Commitments.

        "Total Funded Debt" means, at any time, all then currently outstanding obligations, liabilities and indebtedness of the Borrowers and their Consolidated Entities of the types described in the definitions of Indebtedness, including without limitation all Loans and Letter of Credit obligations under the Loan Documents.

        "Total Funded Debt to EBITDA Ratio" means that ratio of Borrowers' Total Funded Debt to EBITDA, calculated on a rolling four quarter basis and measured on the last day of each Fiscal Quarter as required in accordance with the terms of this Agreement.

        "Trademark Security Agreement" means any trademark security agreement executed and delivered by any Obligor, substantially in the form of Exhibit C to any Pledge Agreement, as such may be amended and/or restated from time to time.

        "Transferred Entity Interest" is defined in Section 5.3.

        "type" means, relative to any Loan, the portion thereof, if any, being maintained as a Base Rate Loan, a LIBOR Loan or a Swingline Loan.

        "UCC" means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if, with respect to any Filing Statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Administrative Agent pursuant to the applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, then "UCC" means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document and any Filing Statement relating to such perfection or effect of perfection or non-perfection.

        "UK Borrower" is defined in the preamble.

        "UK Borrower Pledge and Security Agreement" means the UK Borrower Pledge and Security Agreement, dated as of January 30, 2002, executed and delivered by an Authorized Officer of the UK Borrower pursuant to the terms of the Existing Credit Agreement, as amended in accordance with the terms of this Agreement, and as such may be further amended and/or restated from time to time.

        "United States" or "U.S." means the United States of America, its fifty states and the District of Columbia.

        "US Borrower" is defined in the preamble.

        "US Borrower Pledge and Security Agreement" means the Borrower Pledge and Security Agreement, dated as of June 13, 2001, executed and delivered by an Authorized Officer of the US Borrower pursuant to the terms of the Original Credit Agreement, as amended pursuant to that certain Supplement No. 1 to US Borrower Pledge and Security Agreement dated as of December 19, 2001, as further amended in accordance with the terms of this Agreement, and as such may be further supplemented, amended and/or restated from time to time.

        "USP Europe" means United Surgical Partners Europe, S.L.

        "USP Europe Guaranty and Pledge Agreement" means the USP Europe Guaranty and Pledge Agreement, of even date herewith, executed and delivered by an Authorized Officer of USP Europe pursuant to the terms of this Agreement, as such may be supplemented, amended and/or restated from time to time.

        "USP International" is defined in the first recital.

        "USP International Guaranty and Pledge Agreement" means the USP International Guaranty and Pledge Agreement, dated as of January 30, 2002, executed and delivered by an Authorized Officer of USP International pursuant to the terms of the Existing Credit Agreement, as amended in accordance with the terms of this Agreement, and as such may be further supplemented, amended and/or restated from time to time.

        "US Subsidiary" means a Subsidiary incorporated or organized under the laws of the United States or a state thereof.

        "US Subsidiary Guarantor" means a wholly owned US Subsidiary.

        "US Subsidiary Guaranty" means the Subsidiary Guaranty, dated as of June 13, 2001, executed and delivered by an Authorized Officer of each US Subsidiary Guarantor (as of the Effective Date) pursuant to the terms of the Original Credit Agreement, as amended by Supplement No. 1 to U.S. Subsidiary Guaranty dated as of December 19, 2001, as further amended in accordance with the terms of this Agreement, and as such may be further supplemented, amended and/or restated from time to time.

        "US Subsidiary Pledge and Security Agreement" means the Subsidiary Pledge and Security Agreement, dated as of June 13, 2001, executed and delivered by an Authorized Officer of each US Subsidiary Guarantor (as of the Effective Date) pursuant to the terms of the Original Credit Agreement, as amended by Supplement No. 1 to U.S. Subsidiary Pledge and Security Agreement dated as of December 19, 2001, as further amended in accordance with the terms of this Agreement, and as such may be further supplemented, amended and/or restated from time to time.

        "Voting Interests" means, with respect to any Person, Equity Interests of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

        "Welfare Plan" means a "welfare plan", as such term is defined in Section 3(1) of ERISA.

        "Wholly-Owned Subsidiary" means a Subsidiary that all of the outstanding Equity Interests of which (other than any director's qualifying shares) are owned directly or indirectly by a Borrower.

        SECTION 1.2    Use of Defined Terms.     Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in each other Loan Document and the Disclosure Schedule.

        SECTION 1.3    Cross References.     Unless otherwise specified, references in a Loan Document to any Article or Section are references to such Article or Section of such Loan Document, and references in any Article, Section or definition to any clause are references to such clause of such article, section or definition.

        SECTION 1.4    Accounting and Financial Determinations.     Unless otherwise specified, all accounting terms used in each Loan Document shall be interpreted, and all accounting determinations and computations thereunder (including under Section 8.2.4 and the definitions used in such calculations) shall be made, in accordance with those generally accepted accounting principles ("GAAP") applied in the preparation of the financial statements referred to in Section 5.1.12 of the Original Credit Agreement. Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for the Borrowers and their Consolidated Entities (which excludes Global Healthcare and its Subsidiaries as set forth in the definition of "Consolidated Entities" contained herein), in each case without duplication.

        SECTION 1.5    Time References.     Unless otherwise specifically set forth herein, all time references set forth in this Agreement shall refer to Atlanta, Georgia time.

ARTICLE II
COMMITMENTS, BORROWING AND ISSUANCE
PROCEDURES, NOTES AND LETTERS OF CREDIT

        SECTION 2.1    Commitments.     On the terms and subject to the conditions of this Agreement, the Lenders and the Issuer severally agree to make Credit Extensions up to the Revolving Loan Commitment Amount as set forth below.

        SECTION 2.1.1    Revolving Loan Commitment.

          (a)  From time to time on any Business Day prior to the Commitment Termination Date, each Lender that has a Revolving Loan Commitment severally agrees that it will make loans (relative to such Lender, its "Revolving Loans"; the term "Loans" shall include Revolving Loans and Swingline Loans) to the Borrowers equal to such Lender's Percentage of the aggregate amount of each Borrowing of the Loans requested by either of the Borrowers to be made on such day. On the terms and subject to the conditions hereof, the Borrowers may from time to time borrow, prepay and reborrow Loans. No Lender shall be permitted or required to make any Loan if, after giving effect thereto, the aggregate outstanding principal amount of all Loans of such Lender, together with such Lender's Percentage of the aggregate amount of all Letter of Credit Outstandings and Swingline Exposure, would exceed such Lender's Percentage of the then existing Revolving Loan Commitment Amount.

          (b)  Each of the parties hereto acknowledges and agrees that the Existing Loans shall be repaid pursuant to the proceeds of the Gross Equity Proceeds, with each Lender's share of future Loans being set forth opposite its name on Schedule III hereto or set forth in a Lender Assignment Agreement, as such amount may be adjusted from time to time pursuant to the terms hereof.

          (c)  Subject to clause (d) of Section 2.1.1 and notwithstanding anything to the contrary contained herein, the Lenders will have no obligation to advance Loans to, or issue Letters of Credit for the benefit of, the UK Borrower which would otherwise be permitted hereunder if the principal amount of such Loans or the face amount of such Letters of Credit, as applicable, together with the outstanding principal amount of all Loans and Letter of Credit Outstandings previously made to the UK Borrower, exceeds the lesser of (i) the sum of (A) $20,000,000 plus (B) 75% of the appraised value of all collateral pledged by the UK Borrower and its Subsidiaries pursuant to a Loan Document and properly perfected (such appraised value to be set forth in an appraisal in form and substance and from an appraiser satisfactory to the Administrative Agent) and (ii) $40,000,000.

          (d)  Notwithstanding anything to the contrary contained herein, until satisfaction of the covenants and conditions set forth in Section 8.3, the Lenders will have no obligation to issue Letters of Credit for the benefit of the UK Borrower which would otherwise be permitted hereunder and until satisfaction of the covenants and conditions set forth in Section 8.3, the Lenders will have no obligation to advance Loans to the UK Borrower which would otherwise be permitted hereunder if the principal amount of such Loans exceeds $20,000,000 (the "Maximum UK Availability"); provided further, the Maximum UK Availability will automatically reduce by $5,000,000 90 days after the Closing Date and will continue to reduce by $5,000,000 every 90 days thereafter until the covenants and conditions set forth in Section 8.3 have been met to the satisfaction of Administrative Agent. If at the time of any reduction in the Maximum UK Availability, the outstanding Loans to the UK Borrower exceed the reduced Maximum UK Availability, the Borrowers shall make a mandatory prepayment of the UK Borrower's Loans in an amount necessary to meet the reduced Maximum UK Availability. The Borrowers agree that even if the Maximum UK Availability has been reduced to zero pursuant to this clause (d), the UK Borrower shall be bound by and shall continue to comply with the conditions, covenants and agreements set forth in this Agreement and all other Loan Documents. Once the covenants and conditions of Section 8.3 have been met to the satisfaction of Administrative Agent, this clause (d) will no longer be applicable to restrict the Credit Extensions to the UK Borrower.

          (e)  Notwithstanding anything to the contrary contained herein, the Lenders will have no obligation to advance Loans to, or issue Letters of Credit for the benefit of, the Borrowers which would otherwise be permitted hereunder if the principal amount of such Loans, or the face amount of such Letters of Credit, as applicable, together with the outstanding principal amount of all Loans and Letters of Credit Outstanding previously made to the Borrowers, exceed $114,000,000 unless and until the Administrative Agent and Lenders have been reimbursed the Maximum Assignment Costs from Borrower.

          (f)    The obligations of the Lenders hereunder to make Loans and to find participation in Letters of Credit and Swingline Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

        SECTION 2.1.2    Letter of Credit Commitment.

          (a)  From time to time on any Business Day prior to the Commitment Termination Date, the Issuer agrees that it will

              (i)  issue one or more standby letters of credit (a "Letter of Credit") for the account of the applicable Borrower or any Subsidiary Guarantor in the Stated Amount requested by such Borrower on such day; or

            (ii)  extend the Stated Expiry Date of an existing standby Letter of Credit previously issued hereunder.

  No Stated Expiry Date shall extend beyond the earlier of (i) the Commitment Termination Date and (ii) unless otherwise agreed to by the Issuer in its sole discretion, one year from the date of such extension. The Issuer shall not be permitted or required to issue any Letter of Credit if, after giving effect thereto, (i) the aggregate amount of all Letter of Credit Outstandings would exceed the Letter of Credit Commitment Amount or (ii) the sum of the aggregate amount of all Letter of Credit Outstandings plus the aggregate principal amount of all Loans then outstanding would exceed the Revolving Loan Commitment Amount.

          (b)  For rights, remedies and indemnifications contained related to Letters of Credit, the term "Issuer" as used herein shall also be deemed to include CSFB with respect to but limited to the Existing Letters of Credit.

        SECTION 2.1.3    Swingline Commitment.     Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower, from time to time on any Business Day from the Closing Date to the Commitment Termination Date. On the terms and subject to the conditions hereof, the Borrowers may from time to time borrow, prepay and reborrow Swingline Loans; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan, and Swingline Lender shall not be required to make a Swingline Loan if the Swingline Rate is not accepted by Borrowers or made available by the Swingline Lender. Additionally, the Swingline Lender shall not be permitted or required to make any Swingline Loan if, after giving effect thereto, the aggregate outstanding principal amount of all Loans of the Swingline Lender, together with Swingline Lender's Percentage of the aggregate amount of all Letter of Credit

Outstandings and Swingline Exposure, would exceed Swingline Lender's Percentage of the then existing Revolving Loan Commitment Amount.

        SECTION 2.1.4    Assignment and Reallocation of Existing Loans and Commitments.     On the Closing Date, each Existing Lender hereby irrevocably sells, transfers, conveys and assigns, without recourse, representation or warranty, (except as expressly set forth herein), to each Lender, and each such Lender hereby irrevocably purchases from such Existing Lender, a portion of the rights and obligations of such Existing Lender under the Existing Credit Agreement and each other Loan Document in respect of such Existing Lender's Existing Commitments under (and as defined in) the Existing Credit Agreement, including participating interests in Letter of Credit Outstandings under (and as defined in) the Existing Credit Agreement, such that, after giving effect to the foregoing assignment and delegation, each Lender's Percentages of the Commitments and portion of the Existing Loans will be as set forth on Schedule III attached hereto.

          (a)  Each of the Lenders hereby acknowledges and agrees that (i) other than the representations and warranties contained above, no Existing Lender nor the Administrative Agent has made any representations or warranties or assumed any responsibility with respect to (A) any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness or sufficiency of this Agreement, the Existing Credit Agreement or any other Loan Document or (B) the financial condition of any Obligor or the performance by any Obligor of the Obligations; (ii) it has received such information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; and (iii) it has made and continues to make its own credit decisions in taking or not taking action under this Agreement, independently and without reliance upon the Administrative Agent or any other Lender.

          (b)  Each Borrower, each of the Existing Lenders and the Administrative Agent also agree that each of the Lenders shall, as of the Closing Date, have all of the rights and interests as a Lender in respect of the Commitments purchased and assumed or retained by it, to the extent of the rights and obligations so purchased and assumed or retained by it.

        SECTION 2.2    Reduction of the Commitment Amounts.     The Commitment Amounts are subject to reduction from time to time as set forth below.

        SECTION 2.2.1    Optional.     The Borrowers may, from time to time on any Business Day, voluntarily reduce the amount of the Commitment Amounts on the Business Day so specified by the Borrowers; provided that all such reductions shall require at least one Business Day's prior notice to the Administrative Agent and be permanent, and any partial reduction of any Commitment Amount shall be in a minimum amount of $1,000,000 and in an integral multiple of $500,000; provided further that in no event shall the Commitment Amounts be reduced to amount less than the amount of the outstanding Loans. Any optional or mandatory reduction of the Revolving Loan Commitment Amount pursuant to the terms of this Agreement which reduces the Revolving Loan Commitment Amount below the Letter of Credit Commitment and the Swingline Commitment Amount shall result in an automatic and corresponding reduction of the Letter of Credit Commitment Amount and the Swingline Commitment (as directed by the Borrowers in a notice to the Administrative Agent delivered together with the notice of such voluntary reduction in the Revolving Loan Commitment Amount) to an aggregate amount not in excess of the Revolving Loan Commitment Amount, as so reduced, without any further action on the part of the Issuer or Swingline Lender.

        SECTION 2.2.2    Mandatory.     The Revolving Loan Commitment Amount shall, without any further action, automatically and permanently be reduced on the date that Loans are required to be prepaid with any Net Disposition Proceeds, Net Casualty Proceeds or Net Debt Issuance Proceeds in an amount equal to the amount by which Loans are required to be prepaid.

        SECTION 2.3    Borrowing Procedures; etc.

        SECTION 2.3.1    Revolving Loans.     By delivering a Borrowing Request to the Administrative Agent on or before 11:00 a.m. on a Business Day, either Borrower may from time to time irrevocably request, on not less than one Business Day's notice in the case of Base Rate Loans, or on not less than three Business Days' notice in the case of LIBOR Loans, and in either case not more than five Business Days' notice, that a Borrowing be made, in the case of LIBOR Loans, in a minimum amount of $1,000,000 and an integral multiple of $250,000, and in the case of Base Rate Loans, in a minimum amount of $250,000 and an integral multiple of $100,000 or, in either case, in the unused amount of the applicable Commitment. Administrative Agent shall give prompt notice of such Borrowing Request to Lenders. On the terms and subject to the conditions of this Agreement, each Borrowing shall be comprised of the type of Loans, and shall be made on the Business Day specified in such Borrowing Request. On or before 11:00 a.m. on such requested date of such Loan (which shall be a Business Day), such Lender that has a Commitment to make the Loans being requested shall deposit with the Administrative Agent same day funds in an amount equal to such Lender's Percentage of the requested Borrowing. Such deposit will be made to an account which the Administrative Agent shall specify from time to time by notice to the Lenders. To the extent funds are received from the Lenders, the Administrative Agent shall make such funds available to the applicable Borrower by wire transfer to the accounts such Borrower shall have specified its Borrowing Request. No Lender's obligation to make any Loan shall be affected by any other Lender's failure to make any Loan.

        SECTION 2.3.2    Swingline Loans.

          (a)  Either Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Swingline Borrowing ("Notice of Swingline Borrowing") prior to 11:00 a.m. on the requested date of each Swingline Borrowing. Each Notice of Swingline Borrowing shall be irrevocable and shall specify: (i) the principal amount of such Swingline Loan, (ii) the date of such Swingline Loan (which shall be a Business Day) and (iii) the account of such Borrower to which the proceeds of such Swingline Loan should be credited. The Administrative Agent will promptly advise the Swingline Lender of each Notice of Swingline Borrowing. Each Swingline Loan shall accrue interest at the Swingline Rate. The aggregate principal amount of each Swingline Loan shall be not less than $100,000 or a larger multiple of $50,000, or such other minimum amounts agreed to by the Swingline Lender and such Borrower. The Swingline Lender will make the proceeds of each Swingline Loan available to such Borrower in Dollars in immediately available funds at the account specified by such Borrower in the applicable Notice of Swingline Borrowing not later than 1:00 p.m. on the requested date of such Swingline Loan. Upon the written request of any Lender (but no more often than quarterly), the Administrative Agent will notify any requesting Lender if any Swingline Loans occurred during the applicable quarter.

          (b)  The Swingline Lender, at any time and from time to time in its sole discretion, may, on behalf of the applicable Borrower (each Borrower hereby irrevocably authorizes and directs the Swingline Lender to act on its behalf), give a Borrowing Request to the Administrative Agent requesting the Lenders (including the Swingline Lender) to make Base Rate Loans in an amount equal to the unpaid principal amount of any Swingline Loan. Administrative Agent shall give prompt notice of such Borrowing Request to Lenders. Unless a Lender shall have delivered to Swingline Lender a copy of a Notice of Default given to Administrative Agent pursuant to Section 10.9 at least two (2) Business Days prior to Swingline Lender's making any Swingline Loan and the Default subject to such Notice of Default continues to exist, such Lender will make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Lender, which will be used solely for the repayment of such Swingline Loan.

          (c)  If for any reason a Base Rate Loan may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Swingline Lender), unless such Lender shall have delivered to Swingline Lender a copy of a Notice of Default given to Administrative Agent pursuant to Section 10.9 at least two (2) Business Days prior to Swingline Lender's making any Swingline Loan and the Default subject to such Notice of Default continues to exist, shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its pro rata share thereof on the date that such Base Rate Loan should have occurred. On the date of such required purchase, each such Lender shall promptly transfer, in immediately available funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender. If such Swingline Loan bears interest at a rate other than the Base Rate, such Swingline Loan shall automatically become a Base Rate Loan on the effective date of any such participation and interest shall become payable on demand.

          (d)  Each Lender's obligation to make a Base Rate Loan pursuant to Section 2.3.2(b) or to purchase the participating interests pursuant to Section 2.3.2(c) shall be absolute and unconditional, except as otherwise set forth therein, and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have or claim against the Swingline Lender, the Borrowers or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any Lender's Revolving Loan Commitment, (iii) the existence (or alleged existence) of any event or condition which has had or could reasonably be expected to have a Material Adverse Effect, (iv) any breach of this Agreement or any other Loan Document by the Borrowers, the Administrative Agent or any Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof at the Federal Funds Rate. Until such time as such Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents. In addition, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder, to the Swingline Lender to fund the amount of such Lender's participation interest in such Swingline Loans that such Lender failed to fund pursuant to this Section, until such amount has been purchased in full.

        SECTION 2.4    Continuation and Conversion Elections.     By delivering a Continuation/Conversion Notice to the Administrative Agent on or before 11:00 a.m. on a Business Day, either Borrower may from time to time irrevocably elect, on not less than one Business Day's notice in the case of Base Rate Loans, or three Business Days' notice in the case of LIBOR Loans, and in either case not more than five Business Days' notice, that all, or any portion in an aggregate minimum amount of $250,000 and an integral multiple of $100,000 be, in the case of Base Rate Loans, converted into LIBOR Loans or be, in the case of LIBOR Loans, converted into Base Rate Loans or continued as LIBOR Loans (in the absence of delivery of a Continuation Conversion Notice with respect to any LIBOR Loan at least three Business Days (but not more than five Business Days) before the last day of the then current Interest Period with respect thereto, such LIBOR Loan shall, on such last day, automatically convert to a Base Rate Loan); provided that (a) each such conversion or continuation shall be pro rated among the applicable outstanding Loans of all Lenders that have made such Loans, and (b) no portion of the outstanding principal amount of any Loans may be continued as, or be converted into, LIBOR Loans when any Default has occurred and is continuing.

        SECTION 2.5    Funding.     Each Lender may, if it so elects, fulfill its obligation to make, continue or convert LIBOR Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such LIBOR Loan; provided that such LIBOR Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrowers to repay such LIBOR Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility. In addition, the Borrowers hereby consent and agree that, for purposes of any determination to be made for purposes of Sections 4.1, 4.2, 4.3 or 4.4, it shall be conclusively assumed that each Lender elected to fund all LIBOR Loans by purchasing Dollar deposits in its LIBOR Office's interbank eurodollar market.

        SECTION 2.6    Issuance Procedures.     By delivering to the Administrative Agent an Issuance Request on or before 11:00 a.m. on a Business Day, either Borrower may from time to time irrevocably request on not less than three nor more than ten Business Days' notice, in the case of an initial issuance of a Letter of Credit and not less than three Business Days' prior notice, in the case of a request for the extension of the Stated Expiry Date of a standby Letter of Credit (in each case, unless a shorter notice period is agreed to by the Issuer, in its sole discretion), that the Issuer issue, or extend the Stated Expiry Date of, a Letter of Credit in such form as may be requested by such Borrower and approved by the Issuer, solely for the purpose described in Section 8.1.7. Each Letter of Credit shall by its terms be stated to expire on a date (its "Stated Expiry Date") no later than the earlier to occur of (i) the Commitment Termination Date or (ii) unless otherwise agreed to by the Issuer, in its sole discretion, one year from the date of its issuance. The Issuer will make available to the beneficiary thereof the original of the Letter of Credit which it issues. The Administrative Agent shall provide the Lenders on a quarterly basis a listing of all outstanding Letters of Credit.

        SECTION 2.6.1    Other Lenders' Participation.     Upon the issuance of each Letter of Credit, and without further action, each Lender (other than the Issuer), unless such Lender shall have delivered to Issuer a copy of a Notice of Default given to Administrative Agent pursuant to Section 10.9 at least two (2) Business Days prior to Issuer's issuing any initial Letter of Credit and the Default subject to such Notice of Default continues to exist, shall be deemed to have irrevocably purchased, to the extent of its Percentage, a participation interest in such Letter of Credit (including the Contingent Liability and any Reimbursement Obligation with respect thereto), and such Lender shall, to the extent of its Percentage, be responsible for reimbursing within one Business Day the Issuer for Reimbursement Obligations which have not been reimbursed by the applicable Borrower in accordance with Section 2.6.3. In addition, such Lender shall, to the extent of its Percentage, be entitled to receive a ratable portion of the Letter of Credit fees payable pursuant to Section 3.3.2 with respect to each Letter of Credit (other than the issuance fees payable to an Issuer of such Letter of Credit pursuant to the last sentence of Section 3.3.2) and of interest payable pursuant to Section 3.2 with respect to any Reimbursement Obligation. To the extent that any Lender has reimbursed the Issuer for a Disbursement, such Lender shall be entitled to receive its ratable portion of any amounts subsequently received (from the applicable Borrower or otherwise) in respect of such Disbursement.

        SECTION 2.6.2    Disbursements.     The Issuer will notify the applicable Borrower and the Administrative Agent promptly of the presentment for payment of any Letter of Credit issued by the Issuer, together with notice of the date (the "Disbursement Date") such payment shall be made (each such payment, a "Disbursement"). Subject to the terms and provisions of such Letter of Credit and this Agreement, the Issuer shall make such payment to the beneficiary (or its designee) of such Letter of Credit. Prior to 11:00 a.m. on the first Business Day following the Disbursement Date, the applicable Borrower will reimburse the Administrative Agent, for the account of the Issuer, for all amounts which the Issuer has disbursed under such Letter of Credit, together with interest thereon at a rate per annum equal to the rate per annum then in effect for Base Rate Loans (with the then Applicable Margin for Loans accruing on such amount) pursuant to Section 3.2 for the period from the

Disbursement Date through the date of such reimbursement. Without limiting in any way the foregoing and notwithstanding anything to the contrary contained herein or in any separate application for any Letter of Credit, each Borrower hereby acknowledges and agrees that it shall be obligated to reimburse the Issuer upon each Disbursement of a Letter of Credit, and shall be deemed to be the obligor for purposes of each such Letter of Credit issued hereunder (whether the account party on such Letter of Credit is the applicable Borrower or a Subsidiary Guarantor).

        SECTION 2.6.3    Reimbursement.     The obligation (a "Reimbursement Obligation") of the Borrowers under Section 2.6.2 to reimburse the Issuer with respect to each Disbursement (including interest thereon), and, upon the failure of the applicable Borrower to reimburse the Issuer, each Lender's obligation under Section 2.6.1 to reimburse the Issuer, shall be absolute and unconditional under any and all circumstances, except as otherwise provided therein, and irrespective of any setoff, counterclaim or defense to payment which the applicable Borrower or such Lender, as the case may be, may have or have had against the Issuer or any Lender, including any defense based upon the failure of any Disbursement to conform to the terms of the applicable Letter of Credit (if, in such Issuer's good faith opinion, such Disbursement is determined to be appropriate) or any non-application or misapplication by the beneficiary of the proceeds of such Letter of Credit; provided that after paying in full its Reimbursement Obligation hereunder, nothing herein shall adversely affect the right of the such Borrower or such Lender, as the case may be, to commence any proceeding against the Issuer for any wrongful Disbursement made by the Issuer under a Letter of Credit as a result of acts or omissions constituting gross negligence or willful misconduct on the part of the Issuer.

        SECTION 2.6.4    Deemed Disbursements.     Upon the occurrence and during the continuation of any Default under Section 9.1.9 or upon notification by the Administrative Agent (acting at the direction of the Required Lenders) to the Borrowers of their obligations under this Section, following the occurrence and during the continuation of any other Event of Default,

          (a)  the aggregate Stated Amount of all Letters of Credit shall, without demand upon or notice to the applicable Borrower or any other Person, be deemed to have been paid or disbursed by the Issuer of such Letters of Credit (notwithstanding that such amount may not in fact have been paid or disbursed); and

          (b)  the applicable Borrower shall be immediately obligated to reimburse the Issuer for the amount deemed to have been so paid or disbursed by the Issuer.

  Amounts payable by the applicable Borrower pursuant to this Section shall be deposited in immediately available funds with the Administrative Agent and held as collateral security for the Reimbursement Obligations. When all Defaults giving rise to the deemed disbursements under this Section have been cured or waived the Administrative Agent shall return to the applicable Borrower all amounts then on deposit with the Administrative Agent pursuant to this Section which have not been applied to the satisfaction of the Reimbursement Obligations.

        SECTION 2.6.5    Nature of Reimbursement Obligations.     Each Borrower, each other Obligor and, to the extent set forth in Section 2.6.1, each Lender shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. The Issuer (except to the extent of its own gross negligence or willful misconduct) shall not be responsible for:

          (a)  the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;

          (b)  the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or the proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason;

          (c)  failure of the beneficiary to comply fully with conditions required in order to demand payment under a Letter of Credit;

          (d)  errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; or

          (e)  any loss or delay in the transmission or otherwise of any document or draft required in order to make a Disbursement under a Letter of Credit.

  None of the foregoing shall affect, impair or prevent the vesting of any of the rights or powers granted to the Issuer or any Lender hereunder. In furtherance and not in limitation or derogation of any of the foregoing, any action taken or omitted to be taken by the Issuer in good faith (and not constituting gross negligence or willful misconduct) shall be binding upon each Obligor and each such Secured Party, and shall not put the Issuer under any resulting liability to any Obligor or any Secured Party, as the case may be.

        SECTION 2.7    Revolving Notes.

          (a)  Each Borrower agrees that, upon the request to the Administrative Agent by any Lender, such Borrower will execute and deliver to such Lender a Revolving Note evidencing the Loans made by, and payable to the order of, such Lender in a maximum principal amount equal to such Lender's Percentage of the Revolving Loan Commitment Amount. Each Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender's Revolving Note (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal amount of, and the interest rate and Interest Period applicable to the Loans evidenced thereby. Such notations shall, to the extent not inconsistent with notations made by the Administrative Agent in the Register, be conclusive and binding on each Obligor absent manifest error; provided that the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of any Obligor.

          (b)  Each Borrower hereby designates the Administrative Agent to serve as such Borrower's agent, solely for the purpose of this clause, to maintain a register (the "Register") on which the Administrative Agent will record each Lender's Commitment, the Loans made by each Lender and each repayment in respect of the principal amount of the Loans, annexed to which the Administrative Agent shall retain a copy of each Lender Assignment Agreement delivered to the Administrative Agent pursuant to Section 12.10. Failure to make any recordation, or any error in such recordation, shall not affect any Obligor's Obligations. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person in whose name a Loan is registered (or, if applicable, to which a Revolving Note has been issued) as the owner thereof for the purposes of all Loan Documents, notwithstanding notice or any provision herein to the contrary. Any assignment or transfer of a Commitment or the Loans made pursuant hereto shall be registered in the Register only upon delivery to the Administrative Agent of a Lender Assignment Agreement that has been executed by the requisite parties pursuant to Section 12.10. No assignment or transfer of a Lender's Commitment or Loans shall be effective unless such assignment or transfer shall have been recorded in the Register by the Administrative Agent as provided in this Section.

ARTICLE III
REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

        SECTION 3.1    Repayments and Prepayments; Application.     Each Borrower agrees that the Loans shall be repaid and prepaid pursuant to the following terms.

        SECTION 3.1.1    Repayments and Prepayments.     Each Borrower shall repay in full the unpaid principal amount of each Loan made to such Borrower upon the applicable Stated Maturity Date therefor. Prior thereto, payments and prepayments of the Loans shall or may be made as set forth below.

          (a)  From time to time on any Business Day, either Borrower may make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any of its Loans; provided that (i) any such prepayment of Loans shall be made pro rata among the Loans of the same type and, if applicable, having the same Interest Period, (ii) all such voluntary prepayments shall require at least one Business Days' notice in the case of Base Rate Loans, or three Business Days' notice in the case of LIBOR Loans, but in either case no more than five Business Days' prior notice to the Administrative Agent, (iii) all such voluntary partial prepayments shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $250,000, and (iv) if such payment for a LIBOR Loan is made on any date other than the scheduled last day of the applicable Interest Period, reimbursement by such Borrower of the resulting losses or expenses incurred by any Lender described in and pursuant to Section 4.4 hereof.

          (b)  On each date when the sum of (i) the aggregate outstanding principal amount of all Loans and (ii) the aggregate amount of all Letter of Credit Outstandings exceeds the Revolving Loan Commitment Amount (as it may be reduced from time to time pursuant to this Agreement), the Borrowers shall make a mandatory prepayment of their respective Loans and, if necessary, Cash Collateralize all Letter of Credit Outstandings, an aggregate amount equal to such excess.

          (c)  Concurrently with the receipt by either Borrower or any of its Subsidiary Guarantors or by Holdings or Parent, of any Net Equity Proceeds, the Borrowers shall make a mandatory prepayment of the Loans in an amount equal to 50% of such Net Equity Proceeds, to be applied as set forth in Section 3.1.2; provided that no such prepayment shall be required to be made beyond the extent that the amount of Total Funded Debt as reduced by giving effect to such prepayment would result, on a pro forma basis, in a Total Funded Debt (less Net Equity Proceeds) to EBITDA Ratio of 3.25 to 1.00 or less as of the end of the immediately preceding Fiscal Quarter.

          (d)  Concurrently with the receipt by either Borrower or any of its Subsidiary Guarantors or by Holdings or Parent, of any Net Disposition Proceeds, the Borrowers shall deliver to the Administrative Agent a calculation of the amount of such Net Disposition Proceeds and, to the extent the amount of such Net Disposition Proceeds with respect to any single transaction or series of related transactions exceeds $50,000 (up to a maximum aggregate amount equal to $250,000 in any Fiscal Year), make a mandatory prepayment of the Loans in an amount equal to 100% of such Net Disposition Proceeds, to be applied as set forth in Section 3.1.2; provided that no mandatory prepayment on account of such Net Disposition Proceeds shall be required under this clause if the Borrowers inform the Administrative Agent no later than 30 days following the receipt of any Net Disposition Proceeds of its or its Subsidiary Guarantor's good faith intention to apply such Net Disposition Proceeds to the acquisition of other assets or property consistent with the business permitted to be conducted pursuant to Section 8.2.1 (including by way of merger or Investment) within 365 days following the receipt of such Net Disposition Proceeds, with the amount of such Net Disposition Proceeds unused after such 365 day period being applied to the Loans as set forth in Section 3.1.2.

          (e)  Concurrently with the receipt by either Borrower or any of its Subsidiary Guarantors or by Holdings or Parent, of any Net Casualty Proceeds, the Borrowers shall make a mandatory prepayment of the Loans in an amount equal to 100% of such Net Casualty Proceeds, to be applied as set forth in Section 3.1.2; provided that no mandatory prepayment on account of Net Casualty Proceeds received by either Borrower or its Subsidiary Guarantor's shall be required under this clause if the Borrowers inform the Administrative Agent no later than 30 days following the occurrence of the Casualty Event resulting in such Net Casualty Proceeds of its or its Subsidiary Guarantor's good faith intention to apply such Net Casualty Proceeds to the rebuilding or replacement of the damaged, destroyed or condemned assets or property subject to such Casualty Event or the acquisition of other assets or property consistent with the business permitted to be conducted pursuant to Section 8.2.1 (including by way of merger or Investment) and in fact uses such Net Casualty Proceeds to rebuild or replace the damaged, destroyed or condemned assets or property subject to such Casualty Event or to acquire such other property or assets within 365 days following the receipt of such Net Casualty Proceeds, with the amount of such Net Casualty Proceeds unused after such 365 day period being applied to the Loans as set forth in Section 3.1.2, provided further, however, that at any time when any Event of Default shall have occurred and be continuing or Net Casualty Proceeds not applied as provided above shall exceed $1,000,000, such Net Casualty Proceeds will be deposited in an account maintained with the Administrative Agent (over which the Administrative Agent has sole dominion and control) for disbursement at the request of such Borrower to pay for such rebuilding, replacement or acquisition.

          (f)    No later than five Business Days following the delivery by the Borrowers of their annual audited financial reports required pursuant to clause (b) of Section 8.1.1 (beginning with the financial reports delivered in respect of the Fiscal Year ending December 31, 2002), the Borrowers shall deliver to the Administrative Agent a calculation of the Excess Cash Flow for the Fiscal Year last ended and, no later than five Business Days following the delivery of such calculation, make or cause to be made a mandatory prepayment of its Loans in an amount equal to 50% of the Excess Cash Flow (if any) for such Fiscal Year, to be applied as set forth in Section 3.1.2; provided that no such prepayment shall be required to be made beyond the extent that the amount of Total Funded Debt as reduced by giving effect to such prepayment would result, on a pro forma basis, in a Total Funded Debt to EBITDA Ratio of less than 3.00 to 1.00 or less as of the end of the immediately preceding Fiscal Quarter.

          (g)  Concurrently with the receipt by either Borrower or any Consolidated Entities, or by Parent or Holdings, of any Net Debt Issuance Proceeds, the Borrowers shall make a mandatory prepayment of the Loans in an amount equal to 100% of such Net Debt Issuance Proceeds, to be applied as set forth in Section 3.1.2.

          (h)  Immediately upon any acceleration of the Stated Maturity Date of any Loans pursuant to Section 9.2 or Section 9.3, such Borrower shall repay all of its Loans pursuant to this Agreement, unless, pursuant to Section 9.3, only a portion of all the Loans is so accelerated (in which case the portion so accelerated shall be so repaid by the applicable Borrower).

  Each prepayment of any Loans made pursuant to this Section shall be without premium or penalty, except as may be required by Section 4.4.

        SECTION 3.1.2    Application.     Amounts prepaid pursuant to Section 3.1.1 shall be applied as set forth in this Section.

          (a)  Subject to clause (b), each prepayment or repayment of the principal of the Loans shall be applied, to the extent of such prepayment or repayment, first, to the principal amount thereof being maintained as Base Rate Loans, and second, subject to the terms of Section 4.4, to the principal amount thereof being maintained as LIBOR Loans.

          (b)  Each prepayment of the Loans made pursuant to clauses (c), (d), (e) and (g) of Section 3.1.1 shall result in a corresponding reduction of the Revolving Loan Commitment in accordance with Section 2.2.2.

        SECTION 3.2    Interest Provisions.     Interest on the outstanding principal amount of Loans shall accrue and be payable in accordance with the terms set forth below.

        SECTION 3.2.1    Rates.     Pursuant to an appropriately delivered Borrowing Request or Continuation/Conversion Notice, each Borrower may elect that Loans comprising a Borrowing accrue interest at a rate per annum:

          (a)  on that portion maintained from time to time as a Base Rate Loan, equal to the sum of the Base Rate plus the Applicable Margin;

          (b)  on that portion maintained as a LIBOR Loan, during each Interest Period applicable thereto, equal to the sum of the Adjusted LIBO Rate for such Interest Period plus the Applicable Margin; and

          (c)  on that portion maintained as a Swingline Loan, equal to the Swingline Rate applicable thereto.

  All LIBOR Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such LIBOR Loan.

        SECTION 3.2.2    Post-Maturity Rates.     After the date any principal amount of any Loan or Reimbursement Obligation is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise), or after any other monetary Obligation of either Borrower shall have become due and payable, such Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts at a rate per annum equal to (a) in the case of overdue principal on any Loan, the rate of interest that otherwise would be applicable to such Loan plus 2% per annum; and (b) in the case of overdue interest, fees, and other monetary Obligations, the Base Rate plus 2% per annum.

        SECTION 3.2.3    Payment Dates.     Interest accrued on each Loan shall be payable, without duplication:

          (a)  on the Stated Maturity Date therefor;

          (b)  on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan on the principal amount so paid or prepaid;

          (c)  with respect to Base Rate Loans and Swingline Loans, on each Quarterly Payment Date;

          (d)  with respect to LIBOR Loans, on the last day of each applicable Interest Period (and, if such Interest Period shall exceed three months, on the date occurring on each three-month interval occurring after the first day of such Interest Period);

          (e)  with respect to any Base Rate Loans converted into LIBOR Loans on a day when interest would not otherwise have been payable pursuant to clause (c), on the date of such conversion; and

          (f)    on that portion of Loans the Stated Maturity Date of which is accelerated pursuant to Section 9.2 or Section 9.3, immediately upon such acceleration.

  Interest accrued on Loans or other monetary Obligations after the date such amount is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

        SECTION 3.3    Fees.     The Borrowers agree to pay the fees applicable to items set forth below. All such fees shall be non-refundable.

        SECTION 3.3.1    Commitment Fee.     The Borrowers agree to pay to the Administrative Agent for the account of each Lender, for the period (including any portion thereof when any of its Commitments are suspended by reason of either Borrower's inability to satisfy any condition of Article VI) commencing on Closing Date and continuing through the Commitment Termination Date, a commitment fee in an amount per annum equal to 0.50% of such Lender's Percentage of the sum of the average daily unused portion of the Revolving Loan Commitment Amount. All commitment fees payable pursuant to this Section shall be calculated on a year comprised of 360 days and payable by the Borrowers in arrears on each Quarterly Payment Date, commencing with the first Quarterly Payment Date, and on the Commitment Termination Date. For purposes of calculating the commitment fee, Letter of Credit Outstandings will be deemed usage of the Revolving Loan Commitment Amount, but outstanding Swingline Loans shall not.

        SECTION 3.3.2    Fee Letter Fees.     The Borrowers agree to pay to the Administrative Agent, for its own account and for the account of each Lender, as applicable, the fees in the amounts and on the dates set forth in the Fee Letter.

        SECTION 3.3.3    Letter of Credit Fees.     The Borrowers agree to pay to the Administrative Agent, for the pro rata account of the Issuer and each Lender, a Letter of Credit fee in an amount equal to the then effective Applicable Margin for Loans maintained as LIBOR Loans, multiplied by the Stated Amount of each such Letter of Credit, such fees being payable quarterly in arrears on each Quarterly Payment Date following the date of issuance of each Letter of Credit and on the Commitment Termination Date. The Borrowers further agree to pay upon the date of issuance of each Letter of Credit a facing fee equal to 0.125% of the face amount of such Letter of Credit, along with other customary administrative charges.

ARTICLE IV
CERTAIN LIBOR AND OTHER PROVISIONS

        SECTION 4.1    LIBOR Lending Unlawful.     If any Lender shall determine (which determination shall, upon notice thereof to the Borrowers and the Administrative Agent, be conclusive and binding on the Borrowers) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any Governmental Authority asserts that it is unlawful, for such Lender to make or continue any Loan as, or to convert any Loan into, a LIBOR Loan, the obligations of such Lender to make, continue or convert any such LIBOR Loan shall, upon such determination, forthwith be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and all outstanding LIBOR Loans payable to such Lender shall automatically convert into Base Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion.

        SECTION 4.2    Deposits Unavailable.     If the Administrative Agent shall have determined

          (a)  Dollar deposits in the relevant amount and for the relevant Interest Period are not available to it in its relevant market; or

          (b)  by reason of circumstances affecting its relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBOR Loans; or

          (c)  that the Adjusted LIBO Rate for any requested Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan;

  then, upon notice from the Administrative Agent to the Borrowers and the Lenders, the obligations of all Lenders under Section 2.3 and Section 2.4 to make or continue any Loans as, or to convert any Loans into, LIBOR Loans shall forthwith be suspended until the Administrative Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist.

        SECTION 4.3    Increased LIBOR Loan Costs, etc.     Each Borrower agrees to reimburse each Lender and the Issuer for any increase in the cost to such Lender or the Issuer of, or any reduction in the amount of any sum receivable by such Secured Party in respect of, such Secured Party's Commitments and the making of Credit Extensions hereunder (including the making, continuing or maintaining (or of its obligation to make or continue) any Loans as, or of converting (or of its obligation to convert) any Loans into, LIBOR Loans) that arise in connection with any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in after the Closing Date of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any Governmental Authority, except for such changes with respect to increased capital costs and Taxes which are governed by Sections 4.5 and 4.6, respectively. Each affected Secured Party shall promptly notify the Administrative Agent and the Borrowers in writing of the occurrence of any such event, stating the reasons therefor and the additional amount required fully to compensate such Secured Party for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrowers directly to such Secured Party within five days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrowers.

        SECTION 4.4    Funding Losses.     In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make or continue any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a LIBOR Loan) as a result of

          (a)  any conversion or repayment or prepayment (including mandatory prepayments) of the principal amount of any LIBOR Loan on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Article III or otherwise;

          (b)  any Loans not being made as LIBOR Loans in accordance with the Borrowing Request therefor; or

          (c)  any Loans not being continued as, or converted into, LIBOR Loans in accordance with the Continuation/Conversion Notice therefor;

  then, upon the written notice of such Lender to the applicable Borrower (with a copy to the Administrative Agent), such Borrower shall, within five days of its receipt thereof, pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such

  Lender for such loss or expense. Such written notice shall, in the absence of manifest error, be conclusive and binding on such Borrower.

        SECTION 4.5    Increased Capital Costs.     If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any Governmental Authority affects or would affect the amount of capital required or expected to be maintained by any Secured Party or any Person controlling such Secured Party, and such Secured Party determines (in good faith but in its sole and absolute discretion) that the rate of return on its or such controlling Person's capital as a consequence of the Commitments or the Credit Extensions made, or the Letters of Credit participated in, by such Secured Party is reduced to a level below that which such Secured Party or such controlling Person could have achieved but for the occurrence of any such circumstance, then upon notice from time to time by such Secured Party to the applicable Borrower, such Borrower shall within five days following receipt of such notice pay directly to such Secured Party additional amounts sufficient to compensate such Secured Party or such controlling Person for such reduction in rate of return. A statement of such Secured Party as to any such a dditional amount or amounts shall, in the absence of manifest error, be conclusive and binding on such Borrower. In determining such amount, such Secured Party may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

        SECTION 4.6    Taxes.     Each Borrower covenants and agrees as follows with respect to Taxes.

          (a)  Any and all payments by the Borrowers and each other Obligor under each Loan Document shall be made without setoff, counterclaim or other defense, and free and clear of, and without deduction or withholding for or on account of, any Taxes. In the event that any Taxes are imposed and required by law to be deducted or withheld from any payment required to be made by the Borrowers or any Obligor to or on behalf of any Secured Party under any Loan Document, then:

              (i)  subject to clause (f), if such Taxes are Non-Excluded Taxes, the amount of such payment shall be increased as may be necessary so that such payment is made, after withholding or deduction for or on account of such Taxes, in an amount that is not less than the amount provided for in such Loan Document; and

            (ii)  the applicable Borrower shall withhold the full amount of such Taxes from such payment (as increased pursuant to clause (a)(i)) and shall pay such amount to the Governmental Authority imposing such Taxes in accordance with applicable law.

          (b)  In addition, each Borrower and each other Obligor shall pay all Other Taxes imposed to the relevant Governmental Authority imposing such Other Taxes in accordance with applicable law.

          (c)  As promptly as practicable after the payment of any Taxes or Other Taxes, and in any event within 45 days of any such payment being due, the applicable Borrower shall furnish to the Administrative Agent a copy of an official receipt (or a certified copy thereof) evidencing the payment of such Taxes or Other Taxes. The Administrative Agent shall make copies, thereof available to any Lender upon request therefor.

          (d)  Subject to clause (f), the Borrowers shall indemnify each Secured Party for any Non-Excluded Taxes and Other Taxes levied, imposed or assessed on (and whether or not paid directly by) such Secured Party whether or not such Non-Excluded Taxes or Other Taxes are correctly or legally asserted by the relevant Governmental Authority. Promptly upon having knowledge that any such Non-Excluded Taxes or Other Taxes have been levied, imposed or assessed, and promptly upon notice thereof by any Secured Party, each Borrower shall pay its portion of such Non-Excluded Taxes or Other Taxes directly to the relevant Governmental Authority (provided that no Secured Party shall be under any obligation to provide any such notice to the Borrowers). In addition, the Borrowers shall indemnify each Secured Party for any incremental Taxes that may become payable by such Secured Party as a result of any failure of either Borrower to pay any Taxes when due to the appropriate Governmental Authority or to deliver to the Administrative Agent, pursuant to clause (c), documentation evidencing the payment of Taxes or Other Taxes. With respect to indemnification for Non-Excluded Taxes and Other Taxes actually paid by any Secured Party or the indemnification provided in the immediately preceding sentence, such indemnification shall be made within 30 days after the date such Secured Party makes written demand therefor. Each Borrower acknowledges that any payment made to any Secured Party or to any Governmental Authority in respect of the indemnification obligations of such Borrower provided in this clause shall constitute a payment in respect of which the provisions of clause (a) and this clause shall apply.

          (e)  Each Non-U.S. Lender, on or prior to the date on which such Non-U.S. Lender becomes a Lender hereunder (and from time to time thereafter upon the request of either Borrower or the Administrative Agent, but only for so long as such non-U.S. Lender is legally entitled to do so), shall deliver to such Borrower and the Administrative Agent either (i) two duly completed copies of either (x) Internal Revenue Service Form W-8BEN claiming eligibility of the Non-U.S. Lender for benefits of an income tax treaty to which the United States is a party or (y) Internal Revenue Service Form W-8ECI, or in either case an applicable successor form; or (ii) in the case of a Non-U.S. Lender that is not legally entitled to deliver either form listed in clause (e)(i), (x) a certificate to the effect that such Non-U.S. Lender is not (A) a "bank" within the meaning of Section 881(c)(3)(A) of the Code, (B) a "10 percent shareholder" of either Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code (referred to as an "Exemption Certificate") and (y) two duly completed copies of Internal Revenue Service Form W-8BEN or applicable successor form.

          (f)    The Borrowers shall not be obligated to pay any additional amounts to any Lender pursuant to clause (a)(i), or to indemnify any Lender pursuant to clause (d), in respect of United States federal withholding Taxes to the extent imposed as a result of (i) the failure of such Lender to deliver to each Borrower the form or forms and/or an Exemption Certificate, as applicable to such Lender, pursuant to clause (e), (ii) such form or forms and/or Exemption Certificate not establishing a complete exemption from U.S. federal withholding tax or the information or certifications made therein by the Lender being untrue or inaccurate on the date delivered in any material respect, or (iii) the Lender designating a successor lending office at which it maintains its Loans which has the effect of causing such Lender to become obligated for tax payments in excess of those in effect immediately prior to such designation; provided that the Borrowers shall be severally and not jointly obligated to pay additional amounts to any such Lender pursuant to clause (a)(i), and to indemnify any such Lender pursuant to clause (d), in respect of United States federal withholding Taxes if (i) any such failure to deliver a form or forms or an Exemption Certificate or the failure of such form or forms or Exemption Certificate to establish a complete exemption from U.S. federal withholding tax or inaccuracy or untruth contained therein resulted from a change in any applicable statute, treaty, regulation or other applicable law or any interpretation of any of the foregoing occurring after the Closing Date, which change rendered such Lender no longer legally entitled to deliver such form or forms or Exemption Certificate or otherwise ineligible for a complete exemption from U.S. federal withholding tax, or rendered the information or certifications made in such form or forms or Exemption Certificate untrue or inaccurate in a material respect, (ii) the redesignation of the Lender's lending office was made at the request of either Borrower or (iii) the obligation to pay any additional amounts to any such Lender pursuant to clause (a)(i) or to indemnify any such Lender pursuant to clause (d) is with respect to an assignee Lender that becomes a Lender as a result of an assignment made at the request of either Borrower.

        SECTION 4.7    Payments, Computations, etc.     Unless otherwise expressly provided in a Loan Document, all payments by the Borrowers pursuant to each Loan Document shall be made by the Borrowers to the Administrative Agent for the pro rata account of the Secured Parties entitled to receive such payment. All payments shall be made without setoff, deduction or counterclaim not later than 11:00 a.m. on the date due in same day or immediately available funds to such account as the Administrative Agent shall specify from time to time by notice to the applicable Borrower; provided that failure by the Administrative Agent to provide such notice shall not excuse any required payments. Funds received after that time shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day. The Administrative Agent shall promptly remit in same day funds to each Secured Party its share, if any, of such payments received by the Administrative Agent for the account of such Secured Party. All interest (including interest on LIBOR Loans) and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days (or, in the case of interest on a Base Rate Loan (calculated at other than the Federal Funds Rate), 365 days or, if appropriate, 366 days). Payments due on other than a Business Day shall (except as otherwise required by clause (c) of the definition of "Interest Period") be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees in connection with that payment.

        SECTION 4.8    Sharing of Payments.     If any Secured Party shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Credit Extension or Reimbursement Obligation (other than pursuant to the terms of Sections 4.3, 4.4, 4.5 or 4.6) in excess of its pro rata share of payments obtained by all Secured Parties, such Secured Party shall purchase from the other Secured Parties such participations in Credit Extensions made by them as shall be necessary to cause such purchasing Secured Party to share the excess payment or other recovery ratably (to the extent such other Secured Parties were entitled to receive a portion of such payment or recovery) with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Secured Party, the purchase shall be rescinded and each Secured Party which has sold a participation to the purchasing Secured Party shall repay to the purchasing Secured Party the purchase price to the ratable extent of such recovery together with an amount equal to such selling Secured Party's ratable share (according to the proportion of (a) the amount of such selling Secured Party's required repayment to the purchasing Secured Party to (b) total amount so recovered from the purchasing Secured Party) of any interest or other amount paid or payable by the purchasing Secured Party in respect of the total amount so recovered. Each Borrower agrees that any Secured Party purchasing a participation from another Secured Party pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.9) with respect to such participation as fully as if such Secured Party were the direct creditor of such Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law any Secured Party receives a secured claim in lieu of a setoff to which this Section applies, such Secured Party shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Secured Parties entitled under this Section to share in the benefits of any recovery on such secured claim.

        SECTION 4.9    Setoff.     Each Secured Party shall, upon the occurrence and during the continuance of any Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due), and (as security for such Obligations) each Borrower hereby grants to each Secured Party a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of such Borrower then or thereafter maintained with such Secured Party; provided that any such appropriation and application shall be subject to the provisions of Section 4.8. Each Secured Party agrees promptly to notify the applicable Borrower and the Administrative Agent after any such setoff and application made by such Secured Party; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Secured Party under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Secured Party may have.

ARTICLE V
COLLATERAL AND GUARANTIES

        SECTION 5.1    Collateral.     The Obligations shall be secured by a first-priority, perfected security interest in the following (collectively, the "Collateral"):

          (a)  All of the US Borrower's tangible and intangible assets, including without limitation (i) all Intercompany Notes, (ii) all investment property (including without limitation its Equity Interests in the Consolidated Entities, other than Limited Entities), (iii) all equipment, (iv) all inventory, (v) all accounts, contracts, contract rights (including without limitation payment rights under any management contracts), chattel paper, documents, instruments and general intangibles, (vi) all Intellectual Property Collateral, and (vii) the Collateral Account, as evidenced by the US Borrower Pledge and Security Agreement, as amended (capitalized terms contained in this Section 5.1(a) not otherwise defined in this Agreement shall have such meaning as set forth in the US Borrower Pledge and Security Agreement);

          (b)  All of the UK Borrower's tangible and intangible assets, including without limitation (i) all Intercompany Notes, (ii) all investment property (including without limitation its Equity Interests in the Consolidated Entities, other than Limited Entities), (iii) all equipment, (iv) all inventory, (v) all accounts, contracts, contract rights (including without limitation payment rights under any management contracts), chattel paper, documents, instruments and general intangibles, (vi) all Intellectual Property Collateral, and (vii) the Collateral Account, as evidenced by the UK Borrower Pledge and Security Agreement, as amended (capitalized terms contained in this Section 5.1(b) not otherwise defined in this Agreement shall have such meaning as set forth in the UK Borrower Pledge and Security Agreement);

          (c)  All of the US Subsidiary Guarantors' tangible and intangible assets, including without limitation (i) all Intercompany Notes, (ii) all investment property (including without limitation its Equity Interests in the Consolidated Entities, other than Limited Entities), (iii) all equipment, (iv) all inventory, (v) all accounts, contracts, contract rights (including without limitation payment rights under any management contracts), chattel paper, documents, instruments and general intangibles, (vi) all Intellectual Property Collateral, and (vii) the Collateral Account, as evidenced by the US Subsidiary Pledge and Security Agreement, as amended (capitalized terms contained in this Section 5.1(c) not otherwise defined in this Agreement shall have such meaning as set forth in the US Subsidiary Pledge and Security Agreement);

          (d)  All of the Foreign Subsidiary Guarantors' tangible and intangible assets, including without limitation (i) all Intercompany Notes, (ii) all investment property (including without limitation its Equity Interests in the Consolidated Entities, other than Limited Entities), (iii) all equipment, (iv) all inventory, (v) all accounts, contracts, contract rights (including without limitation payment rights under any management contracts), chattel paper, documents, instruments and general intangibles, (vi) all Intellectual Property Collateral, and (vii) the Collateral Account, as evidenced by the Foreign Subsidiary Pledge and Security Agreements, as amended (capitalized terms contained in this Section 5.1(d) not otherwise defined in this Agreement shall have such meaning as set forth in the Foreign Subsidiary Pledge and Security Agreements);

          (e)  All investment property of the Parent, including without limitation its Equity Interests in the Consolidated Entities (other than Limited Entities), as evidenced by the Parent Guaranty and Pledge Agreement, as amended;

          (f)    All investment property of Holdings, including without limitation its Equity Interests in the Consolidated Entities (other than Limited Entities), as evidenced by the Holdings Guaranty and Pledge Agreement, as amended;

          (g)  All investment property of USP International, including without limitation its Equity Interests in the Consolidated Entities (other than Limited Entities), as evidenced by the USP International Guaranty and Pledge Agreement, as amended; provided that only 65% of the Equity Interests in the UK Borrower pledged thereunder will secure the Obligations of the US Borrower or any Obligor incorporated or organized under the laws of the United States or a State thereof;

          (h)  All investment property of USP Europe, including without limitation its Equity Interests in the Consolidated Entities (other than Limited Entities), as evidenced by the USP Europe Guaranty and Pledge Agreement; provided that the pledge of the Equity Interests of USP Europe in the USP Europe Subsidiaries will secure only the Obligations of the UK Borrower;

          (i)    Certain real property, improvements and equipment owned by Foreign Subsidiary Guarantors in Spain, as described in more detail in and evidenced by the Foreign Subsidiary Mortgages, as amended; and

          (j)    Such other tangible or intangible assets of the Borrowers, US Subsidiaries, Foreign Subsidiaries, Parent, Holdings, USP International or the Consolidated Entities as the Administrative Agent, on behalf of the Required Lenders, may reasonably require.

        SECTION 5.2    Guaranties.     The Obligations shall be guaranteed as set forth below.

        SECTION 5.2.1    Guaranties of Obligations.     The Obligations shall be guaranteed by the following:

          (a)  The Parent, as evidenced by the Parent Guaranty and Pledge Agreement;

          (b)  Holdings, as evidenced by the Holdings Guaranty and Pledge Agreement;

          (c)  USP International, as evidenced by the USP International Guaranty and Pledge Agreement; and

          (d)  The US Subsidiary Guarantors, as evidenced by the US Subsidiary Guaranty.

        SECTION 5.2.2    Guaranties of the Obligations of UK Borrower.     The Obligations of the UK Borrower shall be guaranteed by the following:

          (a)  USP Europe, as evidenced by the USP Europe Guaranty and Pledge Agreement; and

          (b)  Foreign Subsidiary Guarantors, as evidenced by the Foreign Subsidiary Guaranties.

        SECTION 5.3    Release of Certain Collateral.     In the event a US Subsidiary Guarantor desires to (a)  transfer all or part of its Equity Interest in a Consolidated Entity or Non-Consolidated Entity (the "Transferred Entity Interest") to a Hospital Joint Venture Entity or its Subsidiary wherein the Hospital Joint Venture Entity or its Subsidiary, as applicable, would become a Limited Entity and (b) receive a release of the pledge of such Transferred Entity Interest pursuant to the US Subsidiary Pledge and Security Agreement, Borrowers shall give Administration Agent written notification of such intent and request of release. Administrative Agent may, in its sole and absolute discretion and, absent an Event of Default, without the consent or approval of any other Lender, grant such release of Transferred Entity Interest owned by the US Subsidiary Guarantor. Borrowers will not permit the transfer of any Transferred Entity Interest by any US Subsidiary Guarantor unless and until Administrative Agent delivers a written release of such pledge by the applicable US Subsidiary Guarantor under the US Subsidiary Pledge and Security Agreement. As a condition of any written release by Administrative Agent, Borrowers will deliver to Administrative Agent an acknowledgement affirming the inclusion of the Hospital Joint Venture Entity or its Subsidiary, as applicable, receiving the Transferred Equity

Interests as a Limited Entity and reaffirming the representation and warranty of Borrowers set forth in Section 7.17 herein.

ARTICLE VI
CONDITIONS TO EFFECTIVENESS AND TO FUTURE CREDIT EXTENSIONS

        SECTION 6.1    Effectiveness.     The amendment and restatement of the Existing Credit Agreement and the obligations of the Lenders to make Credit Extensions under this Agreement shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 6.1.

        SECTION 6.1.1    Resolutions, etc.     The Administrative Agent shall have received from each Borrower, Holdings, USP International, USP Europe and Parent, as applicable, a certificate, dated the Closing Date, duly executed and delivered by such Obligor's Secretary or Assistant Secretary, managing member or general partner, as applicable, as to

          (a)  resolutions of each such Obligor's Board of Directors (or other managing body, in the case of other than a corporation) then in full force and effect authorizing the execution, delivery and performance of each Loan Document to be executed by such Obligor and the transactions contemplated hereby and thereby;

          (b)  the incumbency and signatures of those of its officers, managing member or general partner, as applicable, authorized to act with respect to each Loan Document to be executed by such Obligor; and

          (c)  the full force and validity of each Organic Document of such Obligor and copies thereof,

  upon which certificates each Secured Party may conclusively rely until it shall have received a further certificate of the Secretary, Assistant Secretary, managing member or general partner, as applicable, of any such Obligor canceling or amending the prior certificate of such Obligor.

        SECTION 6.1.2    Delivery of Notes.     The Administrative Agent shall have received, for the account of each Lender that has requested a Revolving Note, such Lender's Revolving Notes (and Swingline Note, as applicable), duly executed and delivered by an Authorized Officer of each Borrower.

        SECTION 6.1.3    Solvency, etc.     The Administrative Agent shall have received a solvency certificate, dated the Closing Date, duly executed and delivered by the chief financial or accounting Authorized Officer of each Borrower, in form and substance satisfactory to the Administrative Agent.

        SECTION 6.1.4    Opinions of Counsel.     The Administrative Agent shall have received opinions, dated the Closing Date and addressed to the Administrative Agent and all Lenders, from

          (a)  Nossaman, Guthner, Knox & Elliott, LLP, general counsel to the Obligors, in form and substance satisfactory to the Administrative Agent; and

          (b)  Vinson & Elkins, L.L.P., New York Counsel to the Obligors and UK Counsel to the UK Borrower, in form and substance satisfactory to the Administrative Agent.

        SECTION 6.1.5    US Borrower Pledge and Security Agreement.     The Administrative Agent shall have received the US Borrower Pledge and Security Agreement, duly executed and delivered by an Authorized Officer of the US Borrower, together with:

          (a)  certificates evidencing all of the issued and outstanding Equity Interests (other than Limited Entities) owned by the US Borrower in its Subsidiaries, which certificates in each case shall be accompanied by undated instruments of transfer duly executed in blank, or, if any Equity Interests are uncertificated Equity Interests, confirmation and evidence satisfactory to the Administrative Agent that the security interest therein has been perfected in accordance with

  Article 9 of the UCC and all laws otherwise applicable to the perfection of the pledge of such Equity Interests;

          (b)  all Intercompany Notes (as defined in the US Borrower Pledge and Security Agreement), if any, evidencing Indebtedness payable to the US Borrower duly endorsed to the order of the Administrative Agent, together with Filing Statements (or similar instruments) in respect of such Intercompany Notes executed by the US Borrower to be filed in such jurisdictions as the Administrative Agent may reasonably request; and

          (c)  such amendments or supplements as may be necessary to evidence the execution of this Agreement and the continuing obligations of the US Borrower thereunder.

        SECTION 6.1.6    Affirmation and Acknowledgement.     The Administrative Agent shall have received the Affirmation and Acknowledgement, dated as of the Closing Date, duly executed and delivered by an Authorized Officer of each Obligor.

        SECTION 6.1.7    US Subsidiary Guaranty.     The Administrative Agent shall have received the US Subsidiary Guaranty, duly executed and delivered by an Authorized Officer of each US Subsidiary Guarantor, along with such amendments and supplements as may be necessary to evidence the execution of this Agreement and the continuing obligations of the existing US Subsidiary Guarantors thereunder and of the obligations of each new US Subsidiary Guarantor formed since the original execution thereof.

        SECTION 6.1.8    US Subsidiary Pledge and Security Agreement.     The Administrative Agent shall have received the US Subsidiary Pledge and Security Agreement, duly executed and delivered by an Authorized Officer of each US Subsidiary Guarantor, together with:

          (a)  certificates evidencing all of the issued and outstanding Equity Interests owned by such Subsidiary Guarantor in its Subsidiaries (other than Limited Entities), which certificates in each case shall be accompanied by undated instruments of transfer duly executed in blank, or, if any Equity Interests are uncertificated Equity Interests, confirmation and evidence satisfactory to the Administrative Agent that the security interest therein has been perfected in accordance with Article 9 of the UCC and all laws otherwise applicable to the perfection of the pledge of such Equity Interests;

          (b)  all Intercompany Notes (as defined in the US Subsidiary Pledge and Security Agreement), if any, evidencing Indebtedness payable to such Subsidiary Guarantor duly endorsed to the order of the Administrative Agent, together with Filing Statements (or similar instruments) in respect of such Intercompany Notes naming such Subsidiary Guarantor as a debtor to be filed in such jurisdictions as the Administrative Agent may reasonably request;

          (c)  Filing Statements naming each such Subsidiary Guarantor as a debtor and the Administrative Agent as the secured party, or other similar instruments or documents to be filed under the UCC of all jurisdictions as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the security interests of the Administrative Agent pursuant to the US Subsidiary Pledge and Security Agreement; and

          (d)  such amendments and supplements as may be necessary to evidence the execution of this Agreement and the continuing obligations of the existing US Subsidiary Guarantors thereunder and each new US Subsidiary Guarantor formed since the original execution thereof.

        SECTION 6.1.9    UK Borrower Pledge and Security Agreement.     The Administrative Agent shall have received the UK Borrower Pledge and Security Agreement, duly executed and delivered by an Authorized Officer of the UK Borrower, together with:

          (a)  certificates evidencing all of the issued and outstanding Equity Interests owned by the UK Borrower in its Subsidiaries (other than Global Healthcare and any other Limited Entity), which certificates in each case shall be accompanied by undated instruments of transfer duly executed in blank, or, if any Equity Interests are uncertificated Equity Interests, confirmation and evidence satisfactory to the Administrative Agent that the security interest therein has been perfected in accordance with all laws applicable to the perfection of the pledge of such Equity Interests;

          (b)  all Intercompany Notes (as defined in the UK Borrower Pledge and Security Agreement), if any, evidencing Indebtedness payable to the UK Borrower duly endorsed to the order of the Administrative Agent, together with Filing Statements (or similar instruments) in respect of such Intercompany Notes naming the UK Borrower as a debtor to be filed in such jurisdictions as the Administrative Agent may reasonably request; and

          (c)  executed Foreign Pledge Agreements required in connection with the foregoing or other similar instruments or documents to be filed in the applicable jurisdictions as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the security interests of the Administrative Agent pursuant to the UK Borrower Pledge and Security Agreement, together with copies of all filings required to be delivered in connection therewith; and

          (d)  such amendments or supplements as may be necessary to evidence the execution of this Agreement and the continuing obligations of the UK Borrower thereunder.

        SECTION 6.1.10    Parent Guaranty and Pledge Agreement.     The Administrative Agent shall have received the Parent Guaranty and Pledge Agreement, duly executed and delivered by an Authorized Officer of Parent, together with

          (a)  certificates evidencing all of the issued and outstanding Equity Interests (other than Limited Entities) owned by the Parent in its Subsidiaries, which certificates in each case shall be accompanied by undated instruments of transfer duly executed in blank, or, if any Equity Interests are uncertificated Equity Interests, confirmation and evidence satisfactory to the Administrative Agent that the security interest therein has been perfected in accordance with Article 9 of the UCC and all laws otherwise applicable to the perfection of the pledge; of such Equity Interests; and

          (b)  such amendments or supplements as may be necessary to evidence the execution of this Agreement and the continuing obligations of the Parent thereunder.

        SECTION 6.1.11    Holdings Guaranty and Pledge Agreement.     The Administrative Agent shall have received the Holdings Guaranty and Pledge Agreement, duly executed and delivered by an Authorized Officer of Holdings, together with

          (a)  certificates evidencing all of the issued and outstanding Equity Interests (other than Limited Entities) owned by Holdings in its Subsidiaries, which certificates in each case shall be accompanied by undated instruments of transfer duly executed in blank, or, if any Equity Interests are uncertificated Equity Interests, confirmation and evidence satisfactory to the Administrative Agent that the security interest therein has been perfected in accordance with Article 9 of the UCC and all laws otherwise applicable to the perfection of the pledge; of such Equity Interests; and

          (b)  such amendments or supplements as may be necessary to evidence the execution of this Agreement and the continuing obligations of Holdings thereunder.

        SECTION 6.1.12    USP International Guaranty and Pledge Agreement.     The Administrative Agent shall have received the USP International Guaranty and Pledge Agreement, duly executed and delivered by an Authorized Officer of USP International, together with

          (a)  certificates evidencing all of the issued and outstanding Equity Interests of the UK Borrower, which certificates in each case shall be accompanied by undated instruments of transfer duly executed in blank;

          (b)  executed Foreign Pledge Agreements or other similar instruments or documents to be filed in the applicable jurisdictions as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the security interests of the Administrative Agent pursuant to the USP International Guaranty and Pledge Agreement; and

          (c)  such amendments or supplements as may be necessary to evidence the execution of this Agreement and the continuing obligations of USP International thereunder.

        SECTION 6.1.13    Foreign Subsidiary Guaranty.     The Administrative Agent shall have received the Foreign Subsidiary Guaranty, duly executed and delivered by an Authorized Officer of each Foreign Subsidiary Guarantor, along with such amendments and supplements as may be necessary to evidence the execution of this Agreement and the continuing obligations of the existing Foreign Subsidiary thereunder and of the obligations of each new Foreign Subsidiary Guarantors formed since the original execution thereof.

        SECTION 6.1.14    Lien Perfection.     The Administrative Agent and its counsel shall be satisfied that (i) the Lien granted to the Administrative Agent, for the benefit of the Secured Parties, in the Collateral is a first priority (or local equivalent thereof) security interest, and (ii) no Lien exists on any of the Collateral other than the Lien created in favor of the Administrative Agent, for the benefit of the Secured Parties, pursuant to a Loan Document.

        SECTION 6.1.15    Assignments.     The Administrative Agent shall have received duly executed assignments and such other documents as reasonably required by the Administrative Agent to reflect the assignment to the Administrative Agent of the Existing Loans, the Existing Credit Agreement and all loan documents executed in connection therewith.

        SECTION 6.1.16    Existing Loan Letters, etc.     The Administrative Agent shall have received duly executed letters, in form and substance satisfactory to Administrative Agent, executed by each Existing Lender setting forth the current principal amount of each Existing Loan held by it together with all accrued and unpaid interest and any outstanding fees owed to it under the Existing Credit Agreement, together with any other documents reasonably required by Administrative Agent.

        SECTION 6.1.17    Certificates of Insurance.     The Administrative Agent shall have received delivery of certificates of insurance issued on behalf of insurers of the Borrowers and all Subsidiary Guarantors, describing in reasonable detail the types and amounts of insurance (property and liability) maintained by the Borrowers and all Subsidiary Guarantors, naming Administrative Agent as additional insured and loss payee, as appropriate.

        SECTION 6.1.18    Evidence of Equity Injection.     The Administrative Agent shall have received evidence satisfactory to Administrative Agent that Parent shall have received a minimum of $52,130,000 in Gross Equity Proceeds from the issuance of additional common stock in connection with the 2002 Follow-on Offering and that a portion of such proceeds have been applied to payment of all outstanding Existing Loans.

        SECTION 6.1.19    Due Diligence.     The Administrative Agent shall have received delivery of lien searches, landlord waivers, bailee letters, control agreements, title insurance policies, real property surveys, flood insurance certification, appraisals, Phase I environmental reports, and such other due diligence as Administrative Agent may reasonably require with respect to the Collateral, each in form and substance satisfactory to Administrative Agent.

        SECTION 6.1.20    Minimum Total Funded Debt to EBITDA Ratio.     The Administrative Agent shall have received evidence satisfactory to Administrative Agent that, as of the Closing Date, the ratio of (a) the sum of (i) Total Funded Debt measured on the Closing Date less (ii) Excess Equity Proceeds to (b) $68,910,000 does not exceed 3.25 to 1.00.

        SECTION 6.1.21    Closing Fees, Expenses, etc.     The Administrative Agent shall have received for its own account, or for the account of each Lender, as the case may be, all fees, costs and expenses due and payable pursuant to Section 3.3 and, if then invoiced, Section 12.3.

        SECTION 6.2    Credit Extensions.     The obligation of each Lender and the Issuer to make any Credit Extension shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 6.2.

        SECTION 6.2.1    Compliance with Warranties, No Default, etc.     Both before and after giving effect to any Credit Extension (but, if any Default of the nature referred to in Section 9.1.5 shall have occurred with respect to any other Indebtedness, without giving effect to the application, directly or indirectly, of the proceeds thereof) the following statements shall be true and correct:

          (a)  the representations and warranties set forth in each Loan Document shall, in each case, be true and correct with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

          (b)  no Default shall have then occurred and be continuing;

          (c)  since the date of delivery of the most recent financial statements in accordance with the terms of this Agreement, there shall have been no change that has had or could be reasonably expected to have a Material Adverse Effect on the Borrowers or any Subsidiary Guarantor; and

          (d)  the Credit Extension would be a permitted Incurrence of Indebtedness (as such terms are defined in the Holdings Notes Indenture) under the Holdings Notes Indenture.

        SECTION 6.2.2    Credit Extension Request, etc.     The Administrative Agent shall have received a Borrowing Request or Notice of Swingline Borrowing if Loans are being requested, or an Issuance Request if a Letter of Credit is being requested or extended. Each of the delivery of a Borrowing Request or Notice of Swingline Borrowing or Issuance Request and the acceptance by either Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by such Borrower that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the statements made in Section 6.2.1 are true and correct in all material respects.

        SECTION 6.2.3    Satisfactory Legal Form.     All documents executed or submitted pursuant hereto by or on behalf of any Obligor shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel, and the Administrative Agent and its counsel shall have received all information, approvals, opinions, documents or instruments as the Administrative Agent or its counsel may reasonably request.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES

        In order to induce the Lenders, the Issuer and the Administrative Agent to enter into this Agreement and to make Credit Extensions hereunder, each Borrower represents and warrants to each Secured Party as set forth in this Article.

        SECTION 7.1    Organization, etc.     Each Obligor is validly organized and existing and in good standing under the laws of the state or jurisdiction of its incorporation or organization, is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the nature of its business requires such qualification (except where the failure to so qualify would not, individually or in the aggregate, have a Material Adverse Effect), and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under each Loan Document to which it is a party, to own and hold under lease its property and to conduct its business substantially as currently conducted by it.

        SECTION 7.2    Due Authorization, Non-Contravention, etc.     The execution, delivery and performance by each Obligor of each Loan Document executed or to be executed by it are in each case within such Person's powers, have been duly authorized by all necessary action, and do not

          (a)  contravene or result in a default under any (i) Obligor's Organic Documents, (ii) contractual restriction binding on or affecting any Obligor, (iii) court decree or order binding on or affecting any Obligor, or (iv) law or governmental regulation binding on or affecting any Obligor; or

          (b)  result in, or require the creation or imposition of, any Lien on any Obligor's properties (except as permitted by this Agreement).

        SECTION 7.3    Government Approval, Regulation, etc.     No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person (other than those that have been, or on the Closing Date will be, duly obtained or made and which are in full force and effect, and other than those filings required to be made after the Closing Date) is required for the delivery or performance by any Obligor of any Loan Document to which it is a party. Neither Borrower nor any of their Consolidated Entities is an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

        SECTION 7.4    Validity, etc.     Each Loan Document to which any Obligor is a party constitutes the legal, valid and binding obligations of such Obligor, enforceable against such Obligor in accordance with their respective terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by principles of equity).

        SECTION 7.5    Financial Information.     The financial statements of the Borrowers and their Consolidated Entities furnished (a) in accordance with clause (a) of Section 5.1.12 of the Original Credit Agreement and (b) in accordance with Section 7.1.1 of the Existing Credit Agreement were prepared in accordance with GAAP consistently applied, and present fairly the consolidated financial condition of the Persons covered thereby as of all dates thereof and the result of their operations for periods then ended.

        SECTION 7.6    No Material Adverse Change.     There has been no material adverse change in the condition (financial or otherwise), results of operations, assets, business, properties or prospects of either Borrower or the Borrowers and their Consolidated Entities, taken as a whole, since December 31, 2001.

        SECTION 7.7    Litigation, Labor Controversies, etc.     There is no pending or, to the knowledge of the Borrowers or any of their Consolidated Entities, threatened litigation, action, proceeding or labor controversy

          (a)  except as disclosed in Item 7.7 of the Disclosure Schedule, affecting any Obligor or any of its properties, businesses, assets or revenues, which could reasonably be expected to have a Material Adverse Effect, and no adverse development has occurred in any labor controversy, litigation, arbitration or governmental investigation or proceeding disclosed in Item 7.7, or

          (b)  which purports to affect the legality, validity or enforceability of any Loan Document.

        SECTION 7.8    Subsidiaries.     Neither Borrower has any Subsidiaries, except those Subsidiaries which are identified in Item 7.8 of the Disclosure Schedule, or which are permitted to have been organized or acquired in accordance with Sections 8.2.6 or 8.2.11. Item 7.8 of the Disclosure Schedule sets forth each Consolidated Entity, Non-Consolidated Entity, Operating Entity and Limited Entity.

        SECTION 7.9    Ownership of Properties.     Each Borrower and each of its Consolidated Entities owns (a) in the case of owned real property, good fee title to, and (b) in the case of owned personal property, good and valid title to, or, (c) in the case of leased real or personal property, valid and enforceable leasehold interests (as the case may be) in, all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever, free and clear in each case of all Liens or claims, except for Liens permitted pursuant to Section 8.2.3.

        SECTION 7.10    Taxes.     Each Borrower and each of its Consolidated Entities has filed all tax returns and reports required by law to have been filed by it and has paid all material Taxes thereby shown to be due and owing, except any such Taxes which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

        SECTION 7.11    Pension and Welfare Plans.     Except as disclosed in Item 7.11 of the Disclosure Schedule, during the twelve-consecutive-month period prior to the Closing Date and prior to the date of any Credit Extension hereunder, no steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which might result in the incurrence by either Borrower or any member of the Controlled Group of any material liability, fine or penalty. Except as disclosed in Item 7.11 of the Disclosure Schedule, neither Borrower nor any member of the Controlled Group has any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

        SECTION 7.12    Environmental Warranties.     Except as set forth in Item 7.12 of the Disclosure Schedule:

          (a)  all facilities and property (including underlying groundwater) owned or leased by either Borrower or any of its Consolidated Entities have been, and continue to be, owned or leased by such Borrower and its Consolidated Entities in material compliance with all Environmental Laws;

          (b)  there have been no past, and there are no pending or threatened (i) claims, complaints, notices or requests for information received by either Borrower or any of its Consolidated Entities with respect to any alleged violation of any Environmental Law, or (ii) complaints, notices or inquiries to the Borrowers or any of their Consolidated Entities regarding potential liability under any Environmental Law;

          (c)  there have been no Releases of Hazardous Materials at, on or under any property now or previously owned or leased by either Borrower or any of its Consolidated Entities that have, or could reasonably be expected to have, a Material Adverse Effect;

          (d)  each Borrower and its Consolidated Entities have been issued and are in material compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters;

          (e)  no property now or previously owned or leased by either Borrower or any of its Consolidated Entities is listed or proposed for listing (with respect to owned property only) on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list of sites requiring investigation or clean-up;

          (f)    there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by either Borrower or any of its Consolidated Entities that, singly or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect;

          (g)  neither Borrower nor any Consolidated Entity has directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to material claims against such Borrower or such Consolidated Entity for any remedial work, damage to natural resources or personal injury, including claims under CERCLA;

          (h)  there are no polychlorinated biphenyls or friable asbestos present at any property now or previously owned or leased by either Borrower or any Consolidated Entity that, singly or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect; and

          (i)    no conditions exist at, on or under any property now or previously owned or leased by either Borrower which, with the passage of time, or the giving of notice or both, would give rise to material liability under any Environmental Law.

        SECTION 7.13    Accuracy of Information.     The factual information heretofore or contemporaneously furnished in writing to the Administrative Agent (or any predecessors thereto) by or on behalf of any Obligor, taken as a whole, in connection with any Loan Document or any transaction contemplated hereby does not contain any untrue statement of a material fact, or omits to state any fact necessary to make any material statement contained therein not misleading in any material respect, and no other factual information hereafter furnished in connection with any Loan Document by or on behalf of any Obligor to any Secured Party will contain any untrue statement of a material fact or will omit to state any fact necessary to make any material information contained therein not misleading in any material respect on the date as of which such information is dated or certified.

        SECTION 7.14    Regulations T, U and X.     No Obligor is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Credit Extensions will be used to purchase or carry margin stock or otherwise for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulations T, U or X. Terms for which meanings are provided in F.R.S. Board Regulations T, U or X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

        SECTION 7.15    Absence of Any Undisclosed Liabilities.     As of the Closing Date, there are no material liabilities of any Obligor of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could be expected to result in such a liability, other than those liabilities provided for or disclosed in the most recently delivered financial statements or those liabilities that have been disclosed to the Administrative Agent prior to the Closing Date.

        SECTION 7.16    Issuance of Subordinated Debt Status of Obligations as Senior Indebtedness, etc.     The Borrowers and their Consolidated Entities, as applicable, have the power and authority to incur the Subordinated Debt as provided for under the Sub Debt Documents applicable thereto and have duly authorized, executed and delivered the Sub Debt Documents applicable to such Subordinated Debt. The Borrowers and their Consolidated Entities, as applicable, have issued, pursuant to due authorization, the Subordinated Debt under the applicable Sub Debt Documents, and such Sub Debt Documents constitute the legal, valid and binding obligations of the Borrowers and their Consolidated Entities, as applicable, enforceable against the Borrowers and their Consolidated Entities, as applicable, in accordance with their terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by principles of equity). The subordination provisions of the Subordinated Debt contained in the Sub Debt Documents are enforceable against the holders of the Subordinated Debt by the holder of any "Designated Senior Indebtedness" or similar term referring to the Obligations (as defined in the Sub Debt Documents). All Obligations, including those to pay principal of and interest (including post-petition interest, whether or not allowed as a claim under bankruptcy or similar laws) on the Loans and Reimbursement Obligations, and fees and expenses in connection therewith, constitute "Designated Senior Indebtedness" or similar term relating to the Obligations (as defined in the Sub Debt Documents) and all such Obligations are entitled to the benefits of the subordination created by the Sub Debt Documents. The Borrowers acknowledge that the Administrative Agent, each Lender and the Issuer is entering into this Agreement and is extending its Commitments in reliance upon the subordination provisions of the Sub Debt Documents.

        SECTION 7.17    Limited Entities.     Each holder of Equity Interests of each Limited Entity (other than any Obligor) is prohibited by the formation or governing documentation of such Limited Entity from pledging any Equity Interests of such Limited Entity, and no such holder has consented to the pledge by any Obligor of its Equity Interests in such Limited Entity.

        SECTION 7.18    Collateral Documentation.     No Obligor has acquired or obtained an interest in any Intellectual Property (as such term is defined in the Pledge Agreement) which would require under the terms of the Pledge Agreement the execution of a Patent Security Agreement, a Trademark

Security Agreement or a Copyright Security Agreement or any other document required to acknowledge or register or perfect Administrative Agent's interest in any part of such Intellectual Property.

        SECTION 7.19    Foreign Subsidiary Guarantor Real Property.     Except as disclosed in Item 7.19 of the Disclosure Schedule, no Foreign Subsidiary Guarantor holds title or otherwise owns any real property.

ARTICLE VIII
COVENANTS

        SECTION 8.1    Affirmative Covenants.     Each Borrower agrees with each Lender, the Issuer and the Administrative Agent that until the Termination Date has occurred, each Borrower will, and will cause its Consolidated Entities to, perform or cause to be performed the obligations set forth below.

        SECTION 8.1.1    Financial Information, Reports, Notices, etc.     The Borrowers will furnish to the Administrative Agent, for distribution to each Lender, copies of the following financial statements, reports, notices and information:

          (a)  as soon as available and in any event within 45 days after the end of each Fiscal Quarter of each Fiscal Year, (i) unaudited consolidated and consolidating balance sheets of the Borrowers and their Consolidated Entities as of the end of such Fiscal Quarter and consolidated and consolidating statements of income and cash flow of the Borrowers and their Consolidated Entities for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, and including (in each case), in comparative form the figures for the corresponding Fiscal Quarter in, and year to date portion of, the immediately preceding Fiscal Year, and (ii) unaudited consolidated and consolidating balance sheets of Parent and its Subsidiaries as of the end of such Fiscal Quarter and consolidated and consolidating statements of income and cash flow of Parent and its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, and including (in each case), in comparative form the figures for the corresponding Fiscal Quarter in, and year to date portion of, the immediately preceding Fiscal Year, in the case of each of clauses (i) and (ii) certified as presenting fairly the consolidated and consolidating financial condition of the Persons covered thereby by the chief financial or accounting Authorized Officer of each Borrower;

          (b)  as soon as available and in any event within 90 days after the end of each Fiscal Year, (i) a copy of the consolidated and consolidating balance sheet of the Borrowers and their Consolidated Entities, and the related consolidated and consolidating statements of income and cash flow of the Borrowers and their Consolidated Entities for such Fiscal Year, setting forth in comparative form the figures for the immediately preceding Fiscal Year, certified as presenting fairly the consolidated and consolidating financial condition of the Borrowers and their Consolidated Entities by the chief financial or accounting Authorized Officer of each Borrower, and (ii) a copy of the consolidated and consolidating balance sheet of the Parent and its Subsidiaries, and the related consolidated and consolidating statements of income and cash flow of the Parent and its Subsidiaries for such Fiscal Year, setting forth in comparative form the figures for the immediately preceding Fiscal Year, audited (without any Impermissible Qualification) by independent public accountants acceptable to the Administrative Agent, which shall include a calculation of the financial covenants set forth in Section 8.2.4 and a statement by such accountants that, in performing the examination necessary to deliver the audited financial statements of the Parent, no knowledge was obtained of any Event of Default;

          (c)  as soon as available and in any event within 30 days after the end of each calendar month, copies of the monthly facility reports prepared during such calendar month;

          (d)  concurrently with the delivery of the financial information pursuant to clauses (a) and (b), a Compliance Certificate, executed by the chief financial or accounting Authorized Officer of each Borrower, showing compliance with the financial covenants set forth in Section 8.2.4 and stating that no Default has occurred and is continuing (or, if a Default has occurred, specifying the details of such Default and the action that the Borrowers or an Obligor has taken or proposes to take with respect thereto);

          (e)  as soon as possible and in any event within three days after either Borrower or any other Obligor obtains knowledge of the occurrence of a Default, a statement of an Authorized Officer of the applicable Borrower setting forth details of such Default and the action which such Borrower or such Obligor has taken and proposes to take with respect thereto;

          (f)    as soon as possible and in any event within three days after either Borrower or any other Obligor obtains knowledge of (i) the occurrence of any material adverse development with respect to any litigation, action, proceeding or labor controversy described in Item 7.7 of the Disclosure Schedule or (ii) the commencement of any litigation, action, proceeding or labor controversy of the type and materiality described in Section 7.7, notice thereof and, to the extent the Administrative Agent requests, copies of all documentation relating thereto;

          (g)  promptly after the sending or filing thereof, copies of all reports, notices, prospectuses and registration statements which any Obligor files with the SEC or any national securities exchange;

          (h)  immediately upon becoming aware of (i) the institution of any steps by any Person to terminate any Pension Plan, (ii) the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA, (iii) the taking of any action with respect to a Pension Plan which could result in the requirement that any Obligor furnish a bond or other security to the PBGC or such Pension Plan, or (iv) the occurrence of any event with respect to any Pension Plan which could result in the incurrence by any Obligor of any material liability, fine or penalty, notice thereof and copies of all documentation relating thereto;

          (i)    promptly upon receipt thereof, copies of all "management letters" submitted to either Borrower or any other Obligor by the independent public accountants referred to in clause (b) in connection with each audit made by such accountants;

          (j)    promptly following the mailing or receipt of any notice or report delivered under the terms of any Subordinated Debt, copies of such notice or report; and

          (k)  such other financial and other information as any Lender or the Issuer through the Administrative Agent may from time to time reasonably request (including information and reports in such detail as the Administrative Agent may request with respect to the terms of and information provided pursuant to the Compliance Certificate).

        All financial statements provided in accordance with this Section 8.1.1 will be prepared in accordance with GAAP consistently applied with the financial statements provided in accordance with Section 5.1.12 of the Original Credit Agreement, and in each case will present fairly the consolidated financial condition of the Persons covered thereby as of the dates thereof and the results of the operations for the periods then ended.

        SECTION 8.1.2    Maintenance of Existence; Compliance with Laws, etc.     Each Borrower will, and will cause each of its Consolidated Entities to, preserve and maintain its legal existence (except as otherwise permitted by Section 8.2.11), and comply in all material respects with all applicable laws, rules, regulations and orders, including the payment (before the same become delinquent), of all Taxes, imposed upon such Borrower or its Consolidated Entities or upon their property except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on the books of such Borrower or its Consolidated Entities, as applicable.

        SECTION 8.1.3    Maintenance of Properties.     Each Borrower will, and will cause each of its Consolidated Entities to, maintain, preserve, protect and keep its and their respective properties in good repair, working order and condition (ordinary wear and tear excepted), and make necessary repairs, renewals and replacements so that the business carried on by such Borrower and its Consolidated Entities may be properly conducted at all times, unless such Borrower or such Consolidated Entity determines in good faith that the continued maintenance of such property is no longer economically desirable.

        SECTION 8.1.4    Insurance.     Each Borrower will, and will cause each of its Consolidated Entities to:

          (a)  maintain insurance on its property with financially sound and reputable insurance companies against loss and damage in at least the amounts (and with only those deductibles) customarily maintained, and against such risks as are typically insured against in the same general area, by Persons of comparable size engaged in the same or similar business as such Borrower and its Consolidated Entities; and

          (b)  all worker's compensation, employer's liability insurance or similar insurance as may be required under the laws of any state or jurisdiction in which it may be engaged in business.

  Without limiting the foregoing, all insurance policies required pursuant to this Section that are maintained by the Borrowers and the Subsidiary Guarantors with respect to their operations and assets shall, if requested by the Administrative Agent, (i) name the Administrative Agent on behalf of the Secured Parties as lenders loss payee and mortgage loss payee (in the case of property insurance) or additional insured (in the case of liability insurance), as applicable, and provide that no cancellation or modification of the policies will be made without thirty days' prior written notice to the Administrative Agent and (ii) be in addition to any requirements to maintain specific types of insurance contained in the other Loan Documents.

        SECTION 8.1.5    Books and Records.     Each Borrower will, and will cause each of its Consolidated Entities to, keep books and records in accordance with GAAP which accurately reflect all of its business affairs and transactions and permit each Secured Party or any of its representatives, at reasonable times and intervals upon reasonable notice to such Borrower, to visit each Obligor's offices, to discuss such Obligor's financial matters with its officers, employees and independent public accountants (and each Borrower hereby authorizes such independent public accountant to discuss each Obligor's financial matters with each Secured Party and its representatives whether or not any representative of such Obligor is present) and to examine (and photocopy extracts from) any of its books and records. The applicable Borrower shall pay any fees of such independent public accountant incurred in connection with any Secured Party's exercise of its rights, with respect to such Borrower, pursuant to this Section.

        SECTION 8.1.6    Environmental Law Covenant.     Each Borrower will, and will cause each of its Consolidated Entities to,

          (a)  use and operate all of its and their facilities and properties in material compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws; and

          (b)  promptly notify the Administrative Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to the condition of its facilities and properties in respect of, or as to compliance with, Environmental Laws, and shall promptly resolve any non-compliance with Environmental Laws and keep its property free of any Lien imposed by any Environmental Law.

        SECTION 8.1.7    Use of Proceeds.     Each Borrower has or will apply the proceeds of the Credit Extensions as follows:

          (a)  for working capital and general corporate purposes of the Borrowers and the Subsidiary Guarantors, including Investments and Permitted Acquisitions permitted by this Agreement; and

          (b)  for issuing Letters of Credit for the account of the Borrowers and the Subsidiary Guarantors.

        SECTION 8.1.8    Future Guarantors, Security, etc.     Each Borrower will, and will cause each Subsidiary Guarantor to, execute any documents, authorize delivery and filing of Filing Statements, agreements (including any guaranty, security and/or pledge agreement) and instruments, and take all further action (including filing Mortgages within 150 days of the acquisition of any real property) that may be required under applicable law, or that the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority (subject to Liens permitted by Section 8.2.3) of the Liens created or intended to be created by the Loan Documents. Each Borrower will cause any subsequently acquired or organized Wholly Owned Subsidiary to execute the Subsidiary Guaranty (or a supplement thereto) and each applicable Loan Document in favor of the Secured Parties. In addition, from time to time, each Borrower will, and will cause each Subsidiary Guarantor to, at such Borrower's cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected Liens with respect to such of its assets and properties as the Administrative Agent or the Required Lenders shall designate, it being agreed that it is the intent of the parties that the Obligations shall be secured by, among other things, substantially all the assets of the Borrowers and the Subsidiary Guarantors, including real and personal property acquired subsequent to the Closing Date. Such Liens will be created under the Loan Documents in form and substance satisfactory to the Administrative Agent, and the applicable Borrower shall deliver or cause to be delivered to the Administrative Agent all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Administrative Agent shall reasonably request to evidence compliance with this Section. Notwithstanding the foregoing, (a) this Section 8.1.8 shall not apply to any Subsidiary Guarantor that is an Operating Entity or a Limited Entity (or which becomes an Operating Entity or a Limited Entity within six months after the formation or initial acquisition of an Equity Interest in such Subsidiary) and (b) no Subsidiary Guarantor shall be obligated to grant a Lien with respect to any Equity Interest in a partnership, joint venture or limited liability company in which an Equity Interest is also held by a Hospital Joint Venture Entity; provided that in each such case, Borrowers provide Administrative Agent an acknowledgment affirming the inclusion of such entity as a Limited Entity and reaffirming the representation and warranty of Borrowers set forth in Section 7.17.

        SECTION 8.1.9    Rate Protection Agreements.     The Borrowers shall maintain Hedging Obligations (including such Indebtedness accruing interest at a fixed rate by its terms) designed to protect the Borrowers against fluctuations in interest rates with respect to at least 50% of the average outstanding amount of the Borrowers' Indebtedness for a period and on terms satisfactory to the Administrative Agent.

        SECTION 8.1.10    Provisions for Certain Subsidiaries.     The Borrowers have notified the Administrative Agent and Lenders that USP New Jersey, Inc., a US Subsidiary Guarantor, intends to transfer its Equity Interest in Shrewsbury Surgery Center, LLC and Toms River Surgery Center, LLC, to a joint venture, partnership or limited liability company in which an Equity Interest is also held by a Person that owns or is affiliated with a non-profit hospital (a "Hospital Joint Venture Entity") within 90 days after the Closing Date and has requested that USP Houston, Inc. and USP New Jersey, Inc.

(collectively, the "Subject US Subsidiary Guarantors") not pledge their Equity Interest in Memorial Hermann/USP Surgery Centers, L.L.P., Shrewsbury Surgery Center, LLC and Toms River Surgery Center, LLC (each a "Subject Subsidiary") respectively, as is otherwise required in this Agreement. The Borrowers agree that if such transfers of the Equity Interests in either Subject Subsidiary does not occur within 90 days after the Closing Date (or by such later date as agreed to in writing by Administrative Agent in its sole and arbitrary discretion, and, absent an Event of Default, without the consent of any other Lender), Borrowers will cause the Subject US Subsidiary Guarantors not otherwise transferred to pledge their Equity Interests in the respective Subject Subsidiary pursuant to Section 5.1(c) and execute and/or deliver such documents and certificates required in Section 6.1.8.

        SECTION 8.1.11    Distributions.     Each Borrower will, and will cause each of its Consolidated Entities to, cause each Qualified Entity to declare and pay regular, quarterly or semi-annual dividends or distributions to the holders of its Equity Interests in an amount equal to substantially all of the available cash flow of such Qualified Entity for such period as determined in good faith by the board of directors, board of governors or such other individuals performing similar functions, subject to such ordinary and customary reserves and other amounts as, in good faith judgment of such individuals, may be necessary so that the businesses of such Qualified Entity may be properly and advantageously conducted at all times.

        SECTION 8.2    Negative Covenants.     Each Borrower covenants and agrees with each Lender, the Issuer and the Administrative Agent that until the Termination Date has occurred, such Borrower will, and will cause its Consolidated Entities to, perform or cause to be performed the obligations set forth below.

        SECTION 8.2.1    Business Activities.     Neither Borrower will, nor will it permit any of its Consolidated Entities to, engage in any business activity except those business activities engaged in on the Closing Date and activities reasonably related thereto.

        SECTION 8.2.2    Indebtedness.     Neither Borrower will, nor will it permit any of its Consolidated Entities to, create, incur, assume or permit to exist any Indebtedness, other than:

          (a)  Indebtedness in respect of the Obligations;

          (b)  Indebtedness existing as of the Closing Date which is identified in Item 8.2.2(b) of the Disclosure Schedule, and refinancing of such Indebtedness in a principal amount not in excess of that which is outstanding on the Closing Date;

          (c)  unsecured Indebtedness (i) incurred in the ordinary course of business of either Borrower and its Consolidated Entities (including open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Borrower or such Consolidated Entity) and (ii) in respect of performance, surety or appeal bonds provided in the ordinary course of business, but excluding (in each case), Indebtedness incurred through the borrowing of money or Contingent Liabilities in respect thereof;

          (d)  Indebtedness of any Subsidiary Guarantor owing to either Borrower or any other Subsidiary Guarantor, which Indebtedness shall be either (i) evidenced by one or more promissory notes in form and substance satisfactory to the Administrative Agent, duly executed and delivered in pledge to the Administrative Agent pursuant to a Loan Document, or (ii) reflected in an open account on the books and records of such Person provided that such books and records are accessible by Administrative Agent, and shall, in each case, not be forgiven or otherwise discharged for any consideration other than payment in full or in part in cash (provided that only the amount repaid in part shall be discharged);

          (e)  unsecured subordinated Indebtedness (not evidenced by a note or other instrument) of either Borrower owing to a Subsidiary so long as the agreement pursuant to which such Indebtedness was incurred contains subordination provisions and other terms which are reasonably satisfactory in all respects to the Administrative Agent;

          (f)    Indebtedness in respect of the Subordinated Intercompany Notes and refinancings of such Subordinated Debt which continue to satisfy the terms of the definition of "Subordinated Debt";

          (g)  Indebtedness consisting of obligations of the Borrowers to Operating Entities in connection with any cash management system operated by the Borrowers in the ordinary course of business under which the Borrowers receive and hold cash that belongs to such Operating Entities pending disbursement of such cash to or for the benefit of the respective Operating Entities;

          (h)  Other Indebtedness (as defined in Section 1.1 hereof); but only to the extent that on the date of such incurrence of such Indebtedness and after giving effect thereto, the ratio of any such Other Indebtedness to EBITDA (plus amounts attributable to Minority Interests), calculated on a rolling four quarter basis and measured at the end of each Fiscal Quarter, shall not exceed, during the applicable periods, the following ratios:

Period	Other Indebtedness to EBITDA
Prior to June 30, 2003	1.25 to 1.00
From June 30, 2003 to June 29, 2004	1.20 to 1.00
Commencing June 30, 2004 and thereafter	1.15 to 1.00

          (i)    Debt Issuance, not to exceed $15,000,000, in the aggregate, which is issued on reasonable and customary terms which are satisfactory in all respects to the Administrative Agent; provided that any Debt Issuance permitted under this Section 8.2.2(i) shall not mature sooner than April 23, 2006;

  provided that no Indebtedness otherwise permitted by clauses (b), (d), (f), (h) or (i) shall be assumed, created or otherwise incurred if a Default has occurred and is then continuing or would result therefrom.

        SECTION 8.2.3    Liens.     Neither Borrower will, nor will it permit any of its Consolidated Entities to, create, incur, assume or permit to exist any Lien upon any of its property (including Equity Interests of any Person), revenues or assets, whether now owned or hereafter acquired, except:

          (a)  Liens securing payment of the Obligations;

          (b)  Liens existing as of the Closing Date and disclosed in Item 8.2.3(b) of the Disclosure Schedule securing Indebtedness described in clause (b) of Section 8.2.2, and refinancings of such Indebtedness; provided that no such Lien shall encumber any additional property and the amount of Indebtedness secured by such Lien is not increased from that existing on the Closing Date;

          (c)  Liens securing Indebtedness of the type permitted under clause (h) of Section 8.2.2; provided that (i) such Lien is granted within 60 days after such Indebtedness is incurred and (ii) such Lien secures only the assets that are the subject of the Indebtedness referred to in such clause;

          (d)  Liens in favor of carriers, warehousemen, mechanics, materialmen and landlords granted in the ordinary course of business for amounts not overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

          (e)  Liens incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, bids, leases or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety and appeal bonds or performance bonds;

          (f)    judgment Liens in existence for less than 45 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies and which do not otherwise result in an Event of Default under Section 9.1.6;

          (g)  easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances not interfering in any material respect with the value or use of the property to which such Lien is attached; and

          (h)  Liens for Taxes not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

        SECTION 8.2.4    Financial Condition and Operations.     Neither Borrower will permit any of the events set forth below to occur.

          (a)  Neither Borrower will permit the Total Funded Debt to EBITDA Ratio to be greater than, during the applicable period, the ratios set forth below:

Period	Total Funded Debt to EBITDA Ratio
Prior to June 30, 2003	3.75 to 1.00
From June 30, 2003 to December 30, 2003	3.50 to 1.00
Commencing December 31, 2003 and thereafter	3.25 to 1.00

          (b)  Neither Borrower will permit the Senior Funded Debt to EBITDA Ratio to be greater than 2.00 to 1.00 at any time.

          (c)  Neither Borrower will permit the Fixed Charge Coverage Ratio, calculated on a rolling four quarter basis and measured on the last day of each Fiscal Quarter, to be less than, during the applicable period, the ratios set forth below:

Period	Fixed Charge Coverage Ratio
Prior to December 31, 2003	1.25 to 1.00
Commencing December 31, 2003 and thereafter	1.50 to 1.00

          (d)  Neither Borrower will permit the Interest Coverage Ratio, calculated on a rolling four quarter basis and measured on the last day of each Fiscal Quarter, to be less than, during the applicable period, the ratios set forth below:

Period	Interest Coverage Ratio
Prior to December 31, 2003	2.00 to 1.00
Commencing December 31, 2003 and thereafter	2.50 to 1.00

        SECTION 8.2.5    Investments.     Neither Borrower will, nor will it permit any of its Consolidated Entities to, purchase, make, incur, assume or permit to exist any Investment in any other Person, except:

          (a)  Investments existing on the Closing Date and identified in Item 8.2.5(a) of the Disclosure Schedule;

          (b)  Cash Equivalent Investments;

          (c)  Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

          (d)  Investments permitted as Capital Expenditures pursuant to Section 8.2.8;

          (e)  Investments (i) by US Borrower in any Consolidated Entity, (ii) by any US Subsidiary in the US Borrower or another US Subsidiary, or (iii) by US Borrower or any US Subsidiary in any Non-Consolidated Entity to which US Borrower or a US Subsidiary provides management services and receives a fee therefor and which Non-Consolidated Entity has no restrictions on the payment of dividends or distributions to holders of its Equity Interests (other than certain restrictions on Operating Entities arising solely from a default by such Operating Entity in the payment of or interest on Indebtedness that was incurred by such Operating Entity); provided that the aggregate amount of Investments under this clause (iii) at any time outstanding (excluding any Investments set forth in Item 8.2.5(a) of the Disclosure Schedule) shall not exceed $35,000,000 plus 50% of the cumulative Net Income received by the Borrowers and their Consolidated Entities (as of the most recent Compliance Certificate delivered pursuant to clause (d) of Section 8.1.1) from and after

  September 30, 2002 plus 35% of the Net Equity Proceeds received by either Borrower, Holdings and/or Parent, as applicable, in connection with the sale or issuance of such Borrower's Equity Interest subsequent to the Closing Date; and provided that if such Investments is comprised of a loan, advance or extension of credit by either Borrower or a Subsidiary Guarantor to another Person, such Investments shall be either (A) evidenced by one or more promissory notes in form and substance satisfactory to the Administrative Agent, duly executed and delivered in pledge to the Administrative Agent pursuant to a Loan Document, or (B) reflected in an open account on the books and records of such Person, and shall, in each case, not be forgiven or otherwise discharged for any consideration other than payment in full or in part in cash (provided that only the amount repaid in part shall be discharged); and provided that if such proposed Investment in a Non-Consolidated Entity under this clause (iii), together with all prior Investments ("Prior Investments") in such Non-Consolidated Entity, would cause such Non-Consolidated Entity to become a Consolidated Entity, the transaction shall be deemed an acquisition of Equity Interests by such US Borrower or US Subsidiary and will only be permitted if the aggregate of the Prior Investment and the requested Investment as such deemed acquisition would be permitted pursuant to the terms of Section 8.2.6. If such deemed acquisition would be permitted pursuant to the terms of Section 8.2.6, the Prior Investment shall be removed as an Investment for purposes of calculating aggregate amounts of Investments permitted under this clause (iii) and the amount of the proposed Investment plus the amount of the Prior Investment (if such Prior Investment was made after the Closing Date) shall be included in determining whether future acquisitions may be permitted pursuant to the terms of Section 8.2.6;

          (f)    Investments constituting (i) accounts receivable arising, (ii) trade debt granted, or (iii) deposits made in connection with the purchase price of goods or services, in each case in the ordinary course of business;

          (g)  Investments consisting of any deferred portion of the sales price received by either Borrower or any Consolidated Entity in connection with any Disposition permitted under Section 8.2.12;

          (h)  Investments constituting Permitted Foreign Investments in an aggregate amount not to exceed $15,000,000 during the term of this Agreement;

          (i)    Investments constituting Indebtedness permitted pursuant to Section 8.2.2; and

          (j)    other Investments in an amount not to exceed $1,000,000 over the term of this Agreement;

  provided that

          (k)  any Investment which when made complies with the requirements of the definition of the term "Cash Equivalent Investment" may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and

          (l)    no Investment otherwise permitted by clauses (d), (e)(i), (e)(ii), (h), (i) or (k) shall be permitted to be made if any Default has occurred and is continuing or would result therefrom.

        SECTION 8.2.6    Consolidated Acquisitions.     Neither Borrower will, nor will it permit any of its Consolidated Entities to, make an acquisition of Equity Interests except Equity Interests constituting Permitted Acquisitions not to exceed an aggregate amount in cash (net of any amounts that have been syndicated to other investors) equal to EBITDA of the Borrowers and their Consolidated Entities for the four Fiscal Quarters for which the most recent Compliance Certificate was delivered to the Administrative Agent by the Borrowers pursuant to clause (d) of Section 8.1.1 during any twelve month period following the Closing Date; provided that (i) no one such acquisition shall exceed $15,000,000, (ii) the aggregate amount of such acquisitions of Persons which had negative Acquired Person

EBITDAM shall not exceed $10,000,000 during the term of this Agreement, (iii) any such acquisition shall result in the acquisition of a Consolidated Entity, (iv) upon making such acquisition, the provisions of Section 8.1.8 are complied with and (v) no Default has occurred and is continuing or would result therefrom.

        SECTION 8.2.7    Restricted Payments.     Neither Borrower will, nor will it permit any of its Consolidated Entities to, declare or make a Restricted Payment, or make any deposit for any Restricted Payment, other than Restricted Payments made (a) by Consolidated Entities to holders of their Equity Interests, (b) in connection with the repurchase of individual investors' Equity Interests in Operating Entities and (c) so long as no Event of Default has occurred and is continuing, to Holdings and to USP International (for subsequent payment to Holdings) for the payment of interest on the Holdings Notes (provided that the amount of Restricted Payments permitted by this clause (c) shall be reduced by the amount of interest paid by the US Borrower and USP International to Holdings with respect to the Subordinated Intercompany Notes).

        SECTION 8.2.8    Capital Expenditures.     Neither Borrower will, nor will it permit any of its Consolidated Entities to, make or commit to make Capital Expenditures in any Fiscal Year in an aggregate amount in excess of (a) in respect of Maintenance Capital Expenditures, an amount equal to the amount attributable to depreciation of assets in determining Net Income of the Borrowers and their Consolidated Entities for such Fiscal Year and (b) in respect of Capital Expenditures other than Maintenance Capital Expenditures, $15,000,000 in the aggregate during any Fiscal Year.

        SECTION 8.2.9    No Prepayment of Subordinated Debt.     Neither Borrower will, nor will it permit any of its Consolidated Entities to,

          (a)  make any payment or prepayment of principal of, or premium or interest on, any Subordinated Debt (i) other than the stated, scheduled date for payment of interest set forth in the applicable Sub Debt Documents or as otherwise required thereunder, or (ii) which would violate the terms of this Agreement or the applicable Sub Debt Documents;

          (b)  redeem, retire, purchase, defease or otherwise acquire any Subordinated Debt other than pursuant to the terms of the applicable Sub Debt Documents; or

          (c)  make any deposit (including the payment of amounts into a sinking fund or other similar fund) for any of the foregoing purposes.

        Furthermore, neither Borrower nor any of their Consolidated Entities will designate any Indebtedness other than the Obligations as "Designated Senior Indebtedness" (or any analogous term) in any Sub Debt Document.

        SECTION 8.2.10    Issuance of Equity Interests.     Neither Borrower will, nor will it permit any of its Consolidated Entities to, issue any Equity Interests (whether for value or otherwise) to any Person other than (i) in the case of Consolidated Entities, to either Borrower or a Subsidiary Guarantor, (ii) in the case of either Borrower, if the Net Equity Proceeds from such issuance are applied to prepay the Loans as required by the terms of this Agreement or (iii) in the case of Operating Entities, to physicians in the ordinary course of business.

        SECTION 8.2.11    Consolidation, Merger, etc.     Neither Borrower will, nor will it permit any of its Consolidated Entities to, liquidate or dissolve, consolidate with, or merge into or with, any other Person, or purchase or otherwise acquire all or substantially all of the assets of any Person (or any division thereof), except

          (a)  any Consolidated Entity may liquidate or dissolve voluntarily into, and may merge with and into, the US Borrower or any of its Consolidated Entities (provided that a Subsidiary Guarantor may only liquidate or dissolve into, or merge with and into, the US Borrower or another Subsidiary Guarantor), and the assets or Equity Interests of any Subsidiary may be purchased or otherwise acquired by the US Borrower or any other Subsidiary (provided that the assets or Equity Interests of any Subsidiary Guarantor may only be purchased or otherwise acquired by the US Borrower or another Subsidiary Guarantor); provided that in no event shall any Pledged Subsidiary consolidate with or merge with and into any Subsidiary other than another Pledged Subsidiary unless after giving effect thereto, the Administrative Agent shall have a perfected pledge of, and security interest in and to, at least the same percentage of the issued and outstanding interests of Equity Interests (on a fully diluted basis) of the surviving Person as the Administrative Agent had immediately prior to such merger or consolidation in form and substance satisfactory to the Administrative Agent and its counsel, pursuant to such documentation and opinions as shall be necessary in the opinion of the Administrative Agent to create, perfect or maintain the collateral position of the Secured Parties therein;

          (b)  so long as Default has occurred and is continuing or would occur after giving effect thereto, either Borrower or any of its Consolidated Entities may (to the extent permitted by clause (e) of Section 8.2.5 or by Section 8.2.6) purchase all or substantially all of the assets or Equity Interests of any Person (or any division thereof), or acquire such Person by merger; and

          (c)  as permitted by Section 8.2.12.

        SECTION 8.2.12    Permitted Dispositions.     Neither Borrower will, nor will it permit any of its Consolidated Entities to, Dispose of any of such Borrower's or such Consolidated Entity's assets (including accounts receivable and Equity Interests of Consolidated Entities) to any Person in one transaction or series of transactions unless such Disposition is (a) inventory or obsolete property Disposed of in the ordinary course of its business, (b) permitted by Sections 8.1.10 and 8.2.11, (c) Dispositions of Equity Interests in Operating Entities to physicians in the ordinary course of business, (d) (i) such Disposition is for fair market value and, unless otherwise agreed to by the Administrative Agent, the consideration received shall consist of no less than 80% in cash, (ii) the Net Disposition Proceeds received from such Disposition, together with the Net Disposition Proceeds of all other assets Disposed of pursuant to this clause since the Closing Date, does not exceed (individually or in the aggregate) $15,000,000 in any Fiscal Year and (iii) the Net Disposition Proceeds from such Disposition are applied pursuant to Sections 3.1.1 and 3.1.2, or (e) a Disposition of real property permitted under Section 8.2.16 hereof and the Net Disposition Proceeds from such Disposition are applied pursuant to Sections 3.1.1 and 3.1.2.

        SECTION 8.2.13    Modification of Certain Agreements.

          (a)  Neither Borrower will, nor will it permit any of its Consolidated Entities to, consent to any amendment, supplement, waiver or other modification of, or enter into any forbearance from exercising any rights with respect to the terms or provisions contained in the Sub Debt Documents, other than any amendment, supplement, waiver or modification for which no fee is payable to the holders of the Subordinated Debt and which (i) extends the date or reduces the amount of any required repayment, prepayment or redemption of the principal of such Subordinated Debt, (ii) reduces the rate or extends the date for payment of the interest, premium (if any) or fees payable on such Subordinated Debt or (iii) makes the covenants, events of default or remedies in such Sub Debt Documents less restrictive on the US Borrower;

          (b)  any of the Transaction Documents (as defined in the Original Credit Agreement).

        SECTION 8.2.14    Transactions with Affiliates.     Neither Borrower will, nor will it permit any of its Consolidated Entities to, enter into or cause or permit to exist any arrangement, transaction or contract (including for the purchase, lease or exchange of property or the rendering of services) with any of its other Affiliates, unless such arrangement, transaction or contract (a) is on fair and reasonable terms no less favorable to the applicable Borrower or such Consolidated Entity than it could obtain in an arm's-length transaction with a Person that is not an Affiliate and (b) is of the kind which would be entered into by a prudent Person in the position of such Borrower or such Consolidated Entity with a Person that is not one of its Affiliates.

        SECTION 8.2.15    Restrictive Agreements, etc.     Neither Borrower will, nor will it permit any of its Consolidated Entities to, enter into any agreement prohibiting

          (a)  the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired, other than with respect to Limited Entities;

          (b)  the ability of any Obligor to amend or otherwise modify any Loan Document; or

          (c)  the ability of any Consolidated Entity to make any payments, directly or indirectly, to either Borrower, including by way of dividends, advances, repayments of loans, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments.

  The foregoing prohibitions shall not apply to restrictions contained in (i) any Loan Document, (ii) the Holdings Notes Indenture or (iii) in the case of clause (a), any agreement governing any Indebtedness permitted by clause (i) of Section 8.2.2 as to the assets financed with the proceeds of such Indebtedness.

        SECTION 8.2.16    Sale and Leaseback.     Neither Borrower will, nor will it permit any of its Consolidated Entities to, directly or indirectly enter into any agreement or arrangement providing for the sale or transfer by it of any property (other than real property), now owned or hereafter acquired, to a Person and the subsequent lease or rental of such property or other similar property from such Person.

        SECTION 8.2.17    Foreign Subsidiaries.     Notwithstanding any other provisions of this Agreement to the contrary, the US Borrower will not, nor will it permit any of its Consolidated Entities to, organize or acquire any Foreign Subsidiaries.

        SECTION 8.2.18    Amendment of Organic Documents.     Neither Borrower will, nor will it permit any of its Consolidated Entities to, amend, supplement or otherwise modify, or permit, consent or suffer to occur any amendment, supplement or modification of, any terms or provisions contained in, or applicable to, any Organic Document of such Borrower or such Consolidated Entity if the effect thereof is to impair, or is in any manner adverse to, the rights, interests or obligations of any Secured Party under any Loan Document.

        SECTION 8.2.19    Fiscal Year.     Neither Borrower will change its Fiscal Year.

        SECTION 8.2.20    Limitations on Intercompany Loans and Transfers.     Neither Borrower will, nor will it permit any of its Consolidated Entities (other than an Unrestricted Subsidiary (as defined in the Holdings Notes Indenture)) to, make any loans or advances, or transfer any of its property or assets, to Parent or any of its Restricted Subsidiaries (as defined in the Holdings Notes Indenture) if the loan, advance or transfer would contravene such Borrower's or Consolidated Entity's Organic Documents or any agreement relating to Indebtedness of such Person.

        SECTION 8.3    Additional Covenants regarding certain Spanish Collateral.     Each Borrower agrees that until the following conditions are met to the satisfaction of Administrative Agent, the availability of the UK Borrower to have Letters of Credit issued on its behalf or to receive Loans or other Credit Extensions will be limited pursuant to the provisions of clause (d) of Section 2.1.1.

        SECTION 8.3.1    Foreign Subsidiary Pledge and Security Agreements.     The Administrative Agent shall have received the Foreign Subsidiary Pledge and Security Agreements, duly executed and delivered by an Authorized Officer of each Foreign Subsidiary Guarantor, together with:

          (a)  certificates evidencing all of the issued and outstanding Equity Interests owned by each Foreign Subsidiary Guarantor in its Subsidiaries (other than Limited Entities), which certificates in each case shall be accompanied by undated instruments of transfer duly executed in blank, or, if any Equity Interests are uncertificated Equity Interests, confirmation and evidence satisfactory to the Administrative Agent that the security interest therein has been perfected in accordance with Article 9 of the UCC and all laws otherwise applicable to the perfection of the pledge of such Equity Interests;

          (b)  all Intercompany Notes (as defined in the Foreign Subsidiary Pledge and Security Agreements), if any, evidencing Indebtedness payable to each Foreign Subsidiary Guarantor duly endorsed to the order of the Administrative Agent, together with Filing Statements (or similar instruments) in respect of such Intercompany Notes naming each Foreign Subsidiary Guarantor as a debtor to be filed in such jurisdictions as the Administrative Agent may reasonably request;

          (c)  executed Foreign Pledge Agreements or other similar instruments or documents to be filed in the applicable jurisdictions as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the security interests of the Administrative Agent pursuant to the Foreign Subsidiary Pledge and Security Agreements; and

          (d)  such amendments and supplements to the existing Foreign Subsidiary Pledge and Security Agreements as may be necessary to evidence the execution of this Agreement and the continuing obligations of the existing Foreign Subsidiary Guarantors thereunder and each new Foreign Subsidiary Guarantor formed since the original execution thereof.

        SECTION 8.3.2    Mortgages.     The Administrative Agent shall have received counterparts of each of the Mortgages applicable to Foreign Subsidiary Guarantors, duly executed and delivered by an Authorized Officer of each Foreign Subsidiary Guarantor, together with

          (a)  completion of all recordings and filings of each such Mortgage, or any amendments thereto, as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable effectively to create a valid, perfected first priority Lien in favor of the Secured Parties against the properties purported to be covered thereby;

          (b)  such other approvals, opinions, or documents as the Administrative Agent may reasonably request including consents and estoppel agreements from landlords, and to the extent then available, a current survey of each property purported to be covered by a Mortgage in form and substance reasonably satisfactory to the Administrative Agent; and

          (c)  such amendments to the existing Foreign Subsidiary Mortgages as may be necessary to evidence the execution of this Agreement and the continuing obligations of the existing Foreign Subsidiary Guarantors thereunder.

        SECTION 8.3.3    Opinions of Counsel.     The Administrative Agent shall have received opinions, addressed to the Administrative Agent and all Lenders, with respect to the documents and matters set forth in this Section 8.3, each in form and substance, and from counsel, satisfactory to the Administrative Agent.

ARTICLE IX
EVENTS OF DEFAULT

        SECTION 9.1    Listing of Events of Default.     Each of the following events or occurrences described in this Article shall constitute an "Event of Default".

        SECTION 9.1.1    Non-Payment of Obligations.     Either Borrower shall default in the payment or prepayment when due of

          (a)  any principal of any Loan or any Reimbursement Obligation or any deposit of cash for collateral purposes pursuant to Section 2.6.4; or

          (b)  any interest on any Loan or any fee described in Article III or any other monetary Obligation, and such default shall continue unremedied for a period of three Business Days after such amount was due.

        SECTION 9.1.2    Breach of Warranty.     Any representation or warranty of any Obligor made or deemed to be made in any Loan Document (including any certificates delivered pursuant to Article VI) is or shall be incorrect when made or deemed to have been made in any material respect.

        SECTION 9.1.3    Non-Performance of Certain Covenants and Obligations.     Either Borrower shall default in the due performance or observance of any of its obligations under Section 8.1.1, Section 8.1.5 (with respect to inspection of books and records and discussions with Borrowers' officers, employees and independent public accountants), Section 8.1.7 or Section 8.2, or any Obligor shall default in the due performance or observance of its obligations under Article IV of the Subsidiary Guaranty or Article IV of a Pledge Agreement.

        SECTION 9.1.4    Non-Performance of Other Covenants and Obligations.     Any Obligor shall default in the due performance and observance of any other agreement contained in any Loan Document executed by it, and such default shall continue unremedied for a period of 30 days.

        SECTION 9.1.5    Default on Other Indebtedness.     A default shall occur in the payment of any amount when due (subject to any applicable grace period), whether by acceleration or otherwise, of any principal or stated amount of, or interest or fees on, any Indebtedness (other than Indebtedness described in Section 9.1.1) of any Obligor having a principal or stated amount, individually or in the aggregate, in excess of $2,500,000, or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause or declare such Indebtedness to become due and payable or to require such Indebtedness to be prepaid, redeemed, purchased or defeased, or require an offer to purchase or defease such Indebtedness to be made, prior to its expressed maturity.

        SECTION 9.1.6    Judgments.     Any judgment or order for the payment of money individually or in the aggregate in excess of $1,000,000 (exclusive of any amounts fully covered by insurance (less any applicable deductible) and as to which the insurer has acknowledged its responsibility to cover such judgment or order) shall be rendered against any Obligor and such judgment shall not have been vacated or discharged or stayed or bonded pending appeal within 30 days after the entry thereof or enforcement proceedings shall have been commenced by any creditor upon such judgment or order.

        SECTION 9.1.7    Pension Plans.     Any of the following events shall occur with respect to any Pension Plan

          (a)  the institution of any steps by either Borrower, any member of its Controlled Group or any other Person to terminate a Pension Plan if, as a result of such termination, such Borrower or any such member could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $1,000,000; or

          (b)  a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA.

        SECTION 9.1.8    Change in Control.     Any Change in Control shall occur.

        SECTION 9.1.9    Bankruptcy, Insolvency, etc.     Any Obligor shall

          (a)  become insolvent or generally fail to pay, or admit in writing its inability or unwillingness generally to pay, debts as they become due;

          (b)  apply for, consent to, or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for any substantial part of the property of any thereof, or make a general assignment for the benefit of creditors;

          (c)  in the absence of such application, consent or acquiescence in or permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days; provided that each Obligor hereby expressly authorizes each Secured Party to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend its rights under the Loan Documents;

  (d)
  permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or any dissolution, winding up or liquidation proceeding, in respect thereof, and, if any such case or proceeding is not commenced by either Borrower, any Consolidated Entity or any Obligor, such case or proceeding shall be consented to or acquiesced in by such Borrower, such Consolidated Entity or such Obligor, as the case may be, or shall result in the entry of an order for relief or shall remain for 60 days undismissed; provided that each Borrower, each Consolidated Entity and each Obligor hereby expressly authorizes each Secured Party to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or

  (e)
  take any action authorizing, or in furtherance of, any of the foregoing.

        SECTION 9.1.10    Impairment of Security, etc.     Any Loan Document or any Lien granted thereunder shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Obligor party thereto; any Obligor or any other party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or, except as permitted under any Loan Document, any Lien securing any Obligation shall, in whole or in part, cease to be a perfected first priority Lien.

        SECTION 9.1.11    Failure of Subordination.     Unless otherwise waived or consented to by the Administrative Agent, the Lenders and the Issuer in writing, the subordination provisions relating to any Subordinated Debt (the "Subordination Provisions") shall fail to be enforceable by the Administrative Agent, the Lenders and the Issuer in accordance with the terms thereof, or the monetary Obligations shall fail to constitute "Senior Indebtedness" (or similar term) referring, to the Obligations; or either Borrower or any of their Consolidated Entities shall, directly or indirectly, disavow or contest in any manner (i) the effectiveness, validity or enforceability of any of the Subordination Provisions, (ii) that the Subordination Provisions exist for the benefit of the Administrative Agent, the Lenders and the Issuer or (iii) that all payments of principal of or premium and interest on the Subordinated Debt, or realized from the liquidation of any property of any Obligor, shall be subject to any of such Subordination Provisions.

        SECTION 9.1.12    Parent Total Debt to Parent Total Capitalization Ratio.     The Parent Total Debt to Parent Total Capitalization Ratio, shall exceed, during the applicable period, the ratios set forth below:

Period	Parent Total Debt to Parent Total Capitalization Ratio
Prior to December 31, 2003	0.55 to 1.00
Commencing December 31, 2003 and thereafter	0.50 to 1.00

        and such default shall continue unremedied for a period of thirty (30) days.

        SECTION 9.2    Action if Bankruptcy.     If any Event of Default described in clauses (a) through (d) of Section 9.1.9 with respect to either Borrower shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations (including Reimbursement Obligations) shall automatically be and become immediately due and payable, without notice or demand to any Person and each Obligor shall automatically and immediately be obligated to Cash Collateralize all Letter of Credit Outstandings.

        SECTION 9.3    Action if Other Event of Default.     If any Event of Default (other than any Event of Default described in clauses (a) through (d) of Section 9.1.9 with respect to either Borrower) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent may, with the consent of, and shall, upon the direction of the Required Lenders, by notice to the Borrowers declare all or any portion of the outstanding principal amount of the Loans and other

Obligations (including Reimbursement Obligations) to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate and the Borrowers shall automatically and immediately be obligated to Cash Collateralize all Letter of Credit Outstandings; provided that if less than the total principal amount of all Loans and other Obligations are declared to be due and payable, the amount so declared due and payable shall be allocated pro rata between the Borrowers in accordance with their respective Borrowings.

ARTICLE X
THE ADMINISTRATIVE AGENT

        SECTION 10.1    Actions.     Each Lender hereby appoints SunTrust as the Administrative Agent under and for purposes of each Loan Document. Each Lender authorizes the Administrative Agent to act on behalf of such Lender under each Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Administrative Agent (with respect to which the Administrative Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel in order to avoid contravention of applicable law), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof, together with such powers as may be incidental thereto. Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) the Administrative Agent pro rata according to such Lender's proportionate Revolving Loan Commitment Amount, from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, the Administrative Agent in any way relating to or arising out of any Loan Document (including attorneys' fees), and as to which the Administrative Agent is not reimbursed by a Borrower; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses which are determined by a court of competent jurisdiction in a final proceeding to have resulted from the Administrative Agent's gross negligence or willful misconduct. The Administrative Agent shall not be required to take any action under any Loan Document, or to prosecute or defend any suit in respect of any Loan Document, unless it is indemnified hereunder to its satisfaction. If any indemnity in favor of the Administrative Agent shall be or become, in the Administrative Agent's determination, inadequate, the Administrative Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.

        SECTION 10.2    Funding Reliance, etc.     Unless the Administrative Agent shall have been notified in writing by any Lender by 3:00 p.m. on the Business Day prior to a Borrowing that such Lender will not make available the amount which would constitute its Percentage of such Borrowing on the date specified therefor, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent and, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If and to the extent that such Lender shall not have made such amount available to the Administrative Agent, such Lender and such Borrower severally agree to repay the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Administrative Agent made such amount available to such Borrower to the date such amount is repaid to the Administrative Agent, at the interest rate applicable at the time to Loans comprising such Borrowing (in the case of a Borrower) and (in the case of a Lender), at the Federal Funds Rate (for the first two Business Days after which such amount has not been repaid), and thereafter at the interest rate applicable to Loans comprising such Borrowing.

        SECTION 10.3    Exculpation.     Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable to any Secured Party for any action taken or omitted to be taken by it under any Loan Document, or in connection therewith, except for its own willful misconduct or gross negligence, nor responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of any Loan Document, nor for the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents, or the validity, genuineness, enforceability, existence, value or sufficiency of any Collateral, nor to make any inquiry respecting the performance by any Obligor of its Obligations. Any such inquiry which may be made by the Administrative Agent shall not obligate it to make any further inquiry or to take any action. The Administrative Agent shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which the Administrative Agent believes to be genuine and to have been presented by a proper Person.

        SECTION 10.4    Successor.     The Administrative Agent may resign as such at anytime upon at least 30 days' prior notice to the Borrowers and all Lenders. If the Administrative Agent at any time shall resign, the Required Lenders may appoint another Lender as a successor Administrative Agent which shall thereupon become the Administrative Agent hereunder. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent's giving notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be one of the Lenders or a commercial banking institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, and having a combined capital and surplus of at least $250,000,000; provided that if such retiring Administrative Agent is unable to find a commercial banking institution which is willing to accept such appointment and which meets the qualifications set forth in above, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor as provided for above. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall be entitled to receive from the retiring Administrative Agent such documents of transfer and assignment as such successor Administrative Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Administrative Agent's resignation hereunder as the Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under the Loan Documents, and Section 12.3 and Section 12.4 shall continue to inure to its benefit.

        SECTION 10.5    Credit Extensions by SunTrust.     SunTrust shall have the same rights and powers with respect to (a) the Credit Extensions made by it or any of its Affiliates, and (b) the Revolving Notes and Swingline Note held by it or any of its Affiliates as any other Lender and may exercise the same as if it were not the Administrative Agent. SunTrust and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with either Borrower or any Consolidated Entity or Affiliate of either Borrower as if SunTrust were not the Administrative Agent hereunder.

        SECTION 10.6    Credit Decisions.     Each Lender acknowledges that it has, independently of the Administrative Agent and each other Lender, and based on such Lender's review of the financial information of each Borrower, the Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Commitments. Each Lender also acknowledges that it will, independently of the Administrative Agent and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under the Loan Documents.

        SECTION 10.7    Copies, etc.     The Administrative Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to the Administrative Agent by the applicable Borrower pursuant to the terms of the Loan Documents (unless concurrently delivered to the Lenders by such Borrower). The Administrative Agent will distribute to each Lender each document or instrument received for its account and copies of all other communications received by the Administrative Agent from either Borrower for distribution to the Lenders by the Administrative Agent in accordance with the terms of the Loan Documents.

        SECTION 10.8    Reliance by Administrative Agent.     The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. As to any matters not expressly provided for by the Loan Documents, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, thereunder in accordance with instructions given by the Required Lenders or all of the Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all Secured Parties. For purposes of applying amounts in accordance with this Section, the Administrative Agent shall be entitled to rely upon any Secured Party that has entered into a Rate Protection Agreement with any Obligor for a determination (which such Secured Party agrees to provide or cause to be provided upon request of the Administrative Agent) of the outstanding Obligations owed to such Secured Party under any Rate Protection Agreement. Unless it has actual knowledge evidenced by way of written notice from any such Secured Party and either Borrower to the contrary, the Administrative Agent, in acting in such capacity under the Loan Documents, shall be entitled to assume that no Rate Protection Agreements or Obligations in respect thereof are in existence or outstanding between any Secured Party and any Obligor.

        SECTION 10.9    Defaults.     The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default unless the Administrative Agent has received a written notice from any Lender or either Borrower specifying such Default and stating that such notice is a "Notice of Default". In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall (subject to Section 11.1) take such action with respect to such Default as shall be directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Secured Parties except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Required Lenders or all Lenders.

        SECTION 10.10    Syndication Agent and Documentation Agent.     The Lenders identified on the signature pages of this Agreement as the "Syndication Agent" and the "Documentation Agent" shall not have any right, power, obligation, liability, responsibility or duty under this Agreement (or any other Loan Document) other than those applicable to all Lenders as such. Without limiting the foregoing, the Lenders so identified as "Syndication Agent" and "Documentation Agent" shall not have or be deemed to have any fiduciary relationship with any other Lender. Each Lender acknowledges that it has not relied, and will not rely, on the Lenders so identified as "Syndication Agent" and as "Documentation Agent" in deciding to enter into this Agreement and each other Loan Document to which it is a party or in taking or not taking action hereunder or thereunder.

ARTICLE XI
US BORROWER GUARANTY

        SECTION 11.1    Guaranty.     US Borrower hereby absolutely, unconditionally and irrevocably

  (a)
  guarantees the full and punctual payment when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Obligations of the UK Borrower now or hereafter existing under this Agreement and each other Loan Document to which the UK Borrower is or may become a party, whether for principal, interest, fees, expenses or otherwise (including all such amounts which would become due but for the operation of (a) the automatic stay under Section 362(a) of the United States Bankruptcy Code, 11 U.S.C. §362(z), and the operation of Section 502(b) and 506(b) of the United States Bankruptcy Code, 11 U.S.C. §502(b) and §506(b), and/or (b) any similar provisions of The Insolvency Act of 1986, Insolvency Act 1986, Ch. 45 (Eng.), et seq.), and

  (b)
  indemnifies and holds harmless each Lender for any and all costs and expenses (including reasonable attorney's fees and expense) incurred by such Lender, in enforcing any rights under this Article XI.

    This Article XI constitutes a guaranty of payment when due and not of collection, and the US Borrower specifically agrees that it shall not be necessary or required that any Lender exercise any right, assert any claim or demand or enforce any remedy whatsoever against any other Obligor (or any other Person) before or as a condition to the obligations of the US Borrower hereunder.

        SECTION 11.2    Acceleration of Obligations Hereunder.     The US Borrower agrees that, in the event of the dissolution or insolvency of the UK Borrower, or the inability or failure of the UK Borrower to pay its debts as they become due, or an assignment by the UK Borrower for the benefit of creditors, or the commencement of any case or proceeding in respect of the UK Borrower under any bankruptcy, insolvency or similar laws, and if such event shall occur at a time when any of the Obligations of the UK Borrower may not then be due and payable, the US Borrower agrees that it will pay to the Lenders forthwith the full amount which would be payable hereunder by the UK Borrower if all such Obligations were then due and payable.

        SECTION 11.3    Obligations Hereunder Absolute, etc.     The obligations of the US Borrower under this Article XI shall in all respects be a continuing, absolute, unconditional and irrevocable guaranty of payment, and shall remain in full force and effect until all Obligations of the UK Borrower have been paid in full and all Commitments shall have terminated. The US Borrower guarantees that the Obligations of the UK Borrower will be paid strictly in accordance with the terms of this Agreement and each other Loan Document under which they arise, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender or any holder of any Note with respect thereto. The liability of the US Borrower under this Article XI shall be absolute, unconditional and irrevocable irrespective of

  (a)
  any lack of validity, legality or enforceability of the other provisions of this Agreement or any other Loan Document;

  (b)
  the failure of any Lender

  (i)
  to assert any claim or demand or to enforce any right or remedy against the UK Borrower or any other Person (including any other guarantor) under the provisions of any Loan Document or otherwise, or

  (ii)
  to exercise any right or remedy against the other guarantor of, or Collateral securing, any Obligations of the UK Borrower;

  (c)
  any change in the time, manner or place of payment of, or in any term of, all or any of the Obligations of the UK Borrower, or any other extension, compromise or renewal of any Obligation of the UK Borrower;

  (d)
  any reduction, limitation, impairment or termination of any Obligation of the UK Borrower for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and the US Borrower hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Obligation of the UK Borrower or otherwise;

  (e)
  any amendment to, rescission, waiver, or other modification of, or any consent to departure from, any of the other terms of this Agreement or any other Loan Document;

  (f)
  any addition, exchange, release, surrender or non-perfection of any Collateral, or any amendment to or waiver or release or addition of, or consent to departure from, any other guaranty, held by any Lender securing any of the Obligations of the UK Borrower; or

  (g)
  any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, the UK Borrower, any surety or any guarantor.

        SECTION 11.4    Reinstatement, etc.     The US Borrower agrees that this Article XI shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Obligations of the UK Borrower is rescinded or must otherwise be restored by any Lender upon the insolvency, bankruptcy or reorganization of the UK Borrower or otherwise, all as though such payment had not been made.

        SECTION 11.5    Waiver, etc.     The US Borrower hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations of the UK Borrower and this Article XI and any requirement that the Administrative Agent and any other Lender protect, secure or perfect or insure any security interest or Lien, or any property subject thereto, or exhaust any right or take any action against the UK Borrower or any other Person (including any other guarantor) or entity or any Collateral securing the Obligations of the UK Borrower.

        SECTION 11.6    Postponement of Subrogation.     The US Borrower agrees that it will not exercise any rights which it may acquire by way of subrogation under this Article XI, by any payment made hereunder or otherwise, until the prior indefeasible payment, in full and in cash, of all Obligations of the UK Borrower. Any amount paid to the US Borrower on account of any such subrogation rights prior to the Termination Date shall be held in trust for the benefit of the Lenders and shall immediately be paid to the Lenders and credited and applied against the Obligations of the UK Borrower whether matured or unmatured, in accordance with the terms of this Agreement; provided, however, that if all Obligations of the UK Borrower have been indefeasibly paid in full and all Commitments have been permanently terminated, each Lender agrees that, at the US Borrower's request, the Lenders will execute and deliver to the US Borrower appropriate documents (without recourse and without representation or warranty) necessary to evidence the transfer by subrogation to the US Borrower of an interest in the Obligations of the UK Borrower resulting from such payment by the US Borrower. In furtherance of the foregoing, for so long as any Obligations of the UK Borrower or any Commitments remain outstanding, the US Borrower shall refrain from taking any action or commencing any proceeding against the UK Borrower (or its successors or assigns), whether in connection with a bankruptcy proceeding or otherwise to recover any amounts in respect of payments made under this Article XI to any Lender.

        SECTION 11.7    Successors, Transferees and Assigns; Transfers of Notes, etc.     Without limiting the generality of Section 12.11, any Lender may assign or otherwise transfer (in whole or in part) any Obligation of the UK Borrower held by it to any other Person, and such other Person shall thereupon become vested with all rights and benefits in respect thereof granted to such Lender under any Loan Document (including this Article XI or otherwise, subject, however, to any contrary provisions in such assignment or transfer, and to the provisions of Section 12.11 and Article X of this Agreement.

ARTICLE XII
MISCELLANEOUS PROVISIONS

        SECTION 12.1    Waivers, Amendments, etc.     The provisions of each Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrowers and the Required Lenders except as otherwise provided herein; provided that no such amendment, modification or waiver shall:

  (a)
  modify this Section without the consent of all Lenders;

  (b)
  increase the aggregate amount of any Credit Extensions required to be made by a Lender pursuant to its Commitments, extend the final Commitment Termination Date of Credit Extensions made (or participated in) by a Lender or extend the final Stated Maturity Date for any Lender's Loan (including by way of a waiver of a payment default with respect thereto), in each case without the consent of such Lender (it being agreed, however, that any vote to rescind any acceleration made pursuant to Section 9.2 and Section 9.3 of amounts owing with respect to the Loans and other Obligations shall only require the vote of the Required Lenders);

  (c)
  reduce the principal amount of or rate of interest on any Lender's Loan, reduce any fees described in Article III payable to any Lender or extend the date on which interest or fees are payable (including by way of a waiver of a payment default with respect thereto) in respect of such Lender's Loans, in each case without the consent of such Lender;

  (d)
  reduce the percentage set forth in the definition of "Required Lenders" or modify any requirement hereunder that any particular action be taken by all Lenders without the consent of all Lenders;

  (e)
  increase the Stated Amount of any Letter of Credit unless consented to by the Issuer of such Letter of Credit;

  (f)
  except as otherwise expressly provided in a Loan Document, release (i) either Borrower from its Obligations under the Loan Documents, Parent from its obligations under the Parent Guaranty and Pledge Agreement, Holdings from its obligations under the Holdings Guaranty and Pledge Agreement, USP International from its obligations under the USP International Guaranty and Pledge Agreement, or any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty (except as otherwise provided in Section 5.3 herein), or (ii) all or any material portion all the Collateral under the Loan Documents, in each case without the consent of all Lenders; or

  (g)
  affect adversely the interests, rights or obligations of the Administrative Agent (in its capacity as the Administrative Agent) or the Issuer (in its capacity as Issuer), unless consented to by the Administrative Agent or the Issuer, as the case may be.

    No failure or delay on the part of any Secured Party in exercising any power or right under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on any Obligor in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by any Secured Party under any Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

        SECTION 12.2    Notices; Time.     All notices and other communications provided under each Loan Document shall be in writing or by facsimile and addressed, delivered or transmitted to the applicable Person at its address or facsimile number set forth on Schedule III hereto or set forth in a Lender Assignment Agreement, or at such other address or facsimile number as may be designated by such Person in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter. The parties hereto agree that delivery of an executed counterpart of a signature page to this Agreement and each other Loan Document by facsimile shall be effective as delivery of an original executed counterpart of this Agreement or such other Loan Document. Unless otherwise indicated, all references to the time of a day in a Loan Document shall refer to Nashville, Tennessee time.

        SECTION 12.3    Payment of Costs and Expenses.     Each Borrower agrees to pay on demand all expenses of the Administrative Agent and the Lead Arranger (including the fees and out-of-pocket expenses of Stites & Harbison PLLC, counsel to the Administrative Agent) in connection with

  (a)
  the negotiation, preparation, execution, delivery and ongoing administration of each Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to any Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated; and

  (b)
  the filing or recording of any Loan Document (including the Filing Statements) and all amendments, supplements, amendment and restatements and other modifications to any thereof, searches made following the Closing Date in jurisdictions where Filing Statements (or other documents evidencing Liens in favor of the Secured Parties) have been recorded and any and all other documents or instruments of further assurance required to be filed or recorded by the terms of any Loan Document; and

  (c)
  the preparation and review of the form of any document or instrument relevant to any Loan Document.

    Each Borrower further agrees to pay, and to save each Secured Party harmless from all liability for, any stamp or other Taxes which may be payable in connection with the execution or delivery of each Loan Document, the Credit Extensions or the issuance of the Revolving Notes. Each Borrower also agrees to reimburse each Secured Party upon demand for all reasonable out-of-pocket expenses (including reasonable attorneys' fees and legal expenses of counsel to each Secured Party) incurred by such Secured Party in connection with (x) the negotiation of any restructuring or "work-out" with the applicable Borrower, whether or not consummated, of any Obligations and/or (y) the enforcement of any Obligations and/or protection of any Secured Party's rights with respect to any Collateral or under any Loan Document. Each Borrower further agrees to pay, and to save each Secured Party harmless from all liability for, any transfer, duty stamp or other Taxes, recording and notorial fees, and other expenses, including without limitation, legal fees and expenses, incurred by Administrative Agent and/or Lenders in connection with the preparation, delivery, filing, recordation or acknowledgement of deeds of assignment, amendments to Foreign Subsidiary Mortgages and Foreign Subsidiary Pledge and Security Agreements or other instruments necessary to evidence the assignments by any Lender of all or a portion of its Commitments and Loans made to one or more Eligible Assignees up to an aggregate amount of $115,000,000 of such assignments made (the "Maximum Assignments"; the Borrowers'

    obligations in connection with the Maximum Assignments herein called the "Maximum Assignment Costs"); provided, that the Borrowers will not be obligated to deliver to Administrative Agent any Maximum Assignment Costs until after the occurrence of an Event of Default.

        SECTION 12.4    Indemnification.     In consideration of the execution and delivery of this Agreement by each Secured Party, each Borrower hereby indemnifies, exonerates and holds each Secured Party and each of their respective affiliates, officers, directors, employees and agents (collectively, the "Indemnified Parties") free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys' fees and disbursements, whether incurred in connection with actions between or among the parties hereto or the parties hereto and third parties (collectively, the "Indemnified Liabilities"), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to

  (a)
  any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Credit Extension;

  (b)
  the entering into and performance of any Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of either Borrower as the result of any determination by the Required Lenders pursuant to Article VI not to fund any Credit Extension; provided that any such action is resolved in favor of such Indemnified Party);

  (c)
  any investigation, litigation or proceeding related to any acquisition or proposed acquisition by any Obligor or any Subsidiary thereof of all or any portion of the Equity Interests or assets of any Person, whether or not an Indemnified Party is a party thereto;

  (d)
  any investigation, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter relating to the protection of the environment or the Release by any Obligor or any Subsidiary thereof of any Hazardous Material;

  (e)
  the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any real property owned or operated by any Obligor or any Subsidiary thereof of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, such Obligor or Subsidiary; or

  (f)
  each Lender's Environmental Liability (the indemnification herein shall survive repayment of the Obligations and any transfer of the property of any Obligor or its Subsidiaries by foreclosure or by a deed in lieu of foreclosure for any Lender's Environmental Liability, regardless of whether caused by, or within the control of, such Obligor or such Subsidiary);

    except for Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party's gross negligence or willful misconduct as determined in a final, nonappealable judgment by a court of competent jurisdiction. Each Obligor and its successors and assigns hereby waive, release and agree not to make any claim or bring any cost recovery action against, any Indemnified Party under CERCLA or any state equivalent, or any similar law now existing or hereafter enacted. It is expressly understood and agreed that to the extent that any Indemnified Party is strictly liable under any Environmental Laws, each Obligor's obligation to such Indemnified Party under this indemnity shall likewise be without regard to fault on the part of any Obligor with respect to the violation or condition which results in liability of an Indemnified Party. If and to the extent that the foregoing undertaking may be unenforceable for any reason, each Obligor agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

        SECTION 12.5    Survival.     The obligations of the Borrowers under Sections 4.3, 4.4, 4.5, 4.6, 12.3 and 12.4, and the obligations of the Lenders under Section 10.1, shall in each case survive any assignment from one Lender to another (in the case of Sections 12.3 and 12.4 and the occurrence of the Termination Date). The representations and warranties made by each Obligor in each Loan Document shall survive the execution and delivery of such Loan Document.

        SECTION 12.6    Severability.     Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

        SECTION 12.7    Headings.     The various headings of each Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of such Loan Document or any provisions thereof.

        SECTION 12.8    Execution in Counterparts, Effectiveness, etc.     This Agreement may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of each Borrower, the Administrative Agent and each Lender (or notice thereof satisfactory to the Administrative Agent), shall have been received by the Administrative Agent.

        SECTION 12.9    Governing Law; Entire Agreement.     EACH LOAN DOCUMENT (OTHER THAN THE LETTERS OF CREDIT, TO THE EXTENT SPECIFIED BELOW AND EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN A LOAN DOCUMENT) WILL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO LAWS OR RULES ARE DESIGNATED, THE INTERNATIONAL STANDBY PRACTICES (ISP98—INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NUMBER 590 (THE "ISP RULES")) AND, AS TO MATTERS NOT GOVERNED BY THE ISP RULES, THE INTERNAL LAWS OF THE STATE OF NEW YORK. The Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter thereof and supersede any prior agreements, written or oral, with respect thereto.

        SECTION 12.10    Successors and Assigns.

  (a)
  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that a Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by such Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnified Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

  (b)
  Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender's Commitments and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or the

    Approved Fund with respect to a Lender, the aggregate amount of the Commitments (which for this purpose includes Loans outstanding thereunder) or principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Lender Assignment Agreement with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed), (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans and/or the Commitments assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate branches, if applicable, on a non-pro rata basis, and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent (x) a Lender Assignment Agreement (including, if the Eligible Assignee is not a Lender, the completion of the administrative details information attached thereto and the provision of any required tax forms), (y) a Power of Attorney and (z) if the Maximum Assignments have been reached, an Escrow Agreement, together with, (A), if requested by the Administrative Agent, a processing and recordation fee of $1,000 and (B) if an Escrow Agreement is required to be executed and delivered, the Escrow Funds described therein. Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c), from and after the effective date specified in each Lender Assignment Agreement, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Lender Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Lender Assignment Agreement, be released from its obligations under this Agreement (and, in the case of a Lender Assignment Agreement covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto, but shall continue to be entitled to the benefits of any provisions of this Agreement which by their terms survive the termination of this Agreement). Notwithstanding the foregoing, each assigning Lender shall continue to be bound by the terms of its Lender Assignment Agreement, its Power of Attorney and, if applicable, its Escrow Agreement. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d). If the consent of the Borrowers to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in this Section), the Borrowers shall be deemed to have given such consent five Business Days after the date notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrowers prior to such fifth Business Day.

  (c)
  The Administrative Agent shall record each assignment made in accordance with this Section in the Register pursuant to clause (b) of Section 2.7. The Register shall be available for inspection by either Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

  (d)
  Any Lender may, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following: (i) any reduction in the interest rate or amount of fees that such Participant is otherwise entitled to, (ii) a decrease in the principal amount of, or an extension of the final Stated Maturity Date of, any Loan in which such Participant has purchased a participating interest or (iii) a release of all or substantially all of the Collateral under the Loan Documents, Parent from its obligations under the Parent Guaranty and Pledge Agreement, Holdings from its obligations under the Holdings Guaranty and Pledge Agreement, USP International from its obligations under the USP International Guaranty and Pledge Agreement or all or substantially all of the Subsidiary Guarantors from their obligations under the Subsidiary Guaranty, in each case except as otherwise specifically provided in a Loan Document. Subject to clause (e), each Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.3, 4.4, 4.5, 4.6, 12.3 and 12.4 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.9 as though it were a Lender; provided such Participant agrees to be subject to Section 4.8 as though it were a Lender. Each Lender that sells a participating interest in all or a portion of such Lender's rights and/or obligations under this Agreement to a Participant, shall, as agent of the Borrowers solely for the purpose of this clause (d) of Section 12.10, record in book entries maintained by such Lender the name and the amount of the participating interest of each Participant entitled to receive payments in respect of such participating interests.

  (e)
  A Participant shall not be entitled to receive any greater payment under Sections 4.3, 4.4, 4.5, 4.6, 12.3 and 12.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with each Borrower's prior written consent. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of clause (a) of Section 4.6 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with clause (e) of Section 4.6 as though it were a Lender.

  (f)
  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

        SECTION 12.11    Other Transactions.     Nothing contained herein shall preclude the Administrative Agent, the Issuer or any other Lender from engaging in any transaction, in addition to those contemplated by the Loan Documents, with either Borrower or any of its Affiliates in which Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

        SECTION 12.12    Forum Selection and Consent to Jurisdiction.     ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS, THE ISSUER OR EITHER BORROWER IN CONNECTION HEREWITH OR THEREWITH MAY BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF

TENNESSEE OR IN THE UNITED STATES DISTRICT COURT FOR THE MIDDLE DISTRICT OF TENNESSEE; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF TENNESSEE, DAVIDSON COUNTY, TENNESSEE AND OF THE UNITED STATES DISTRICT COURT FOR THE MIDDLE DISTRICT OF TENNESSEE FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. EACH BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF TENNESSEE AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 12.2. EACH BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM TO THE EXTENT THAT EITHER BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY. EACH BORROWER HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS.

        SECTION 12.13    Waiver of Jury Trial.     THE ADMINISTRATIVE AGENT, EACH LENDER, THE ISSUER AND EACH BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, EACH LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, SUCH LENDER, THE ISSUER OR SUCH BORROWER IN CONNECTION THEREWITH. EACH BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT, EACH LENDER AND THE ISSUER ENTERING INTO THE LOAN DOCUMENTS.

        SECTION 12.14    Confidentiality.     Each of the Lenders, the Issuer and the Administrative Agent agrees (on behalf of itself and each of its affiliates, directors, officers, employees, agents, advisors and representatives) to (a) use any Confidential Information only in connection with participating as a Lender, the Issuer or the Administrative Agent hereunder and. not for any other purpose and (b) keep confidential any Confidential Information, and in connection therewith comply with its customary procedures for handling confidential information of this nature; provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) as requested or required by any governmental agency or representative thereof, (iii) to counsel and other professional advisors for any of the Lenders, the Issuer or the Administrative Agent, (iv) to any Lender's, the Issuer's or the Administrative Agent's examiners, auditors or accountants, (v) to the Administrative Agent, any other Lender or the Issuer, (vi) by the Administrative Agent, any Lender or the Issuer to an Affiliate of such Person, (vii) in connection with any litigation relating to enforcement of the Loan Documents or (viii) to any assignee Lender or Participant (or prospective assignee Lender or Participant) or to direct contractual counterparties in Rate Protection Agreements entered into in connection with a portion or all of a Lender's rights to receive payments hereunder (or such contractual counterparties' professional advisors); provided further that, in the case of the preceding clause (i), such Lender, the Issuer or the Administrative Agent, as the case may be, shall, to the extent legally permissible, use reasonable efforts to notify the Borrowers of the proposed disclosure as soon as is reasonably practicable under the circumstances at such time.

        SECTION 12.15    No Novation.     This Agreement amends and restates the Existing Credit Agreement, and the Revolving Notes and the Swingline Note issued under this Agreement amend and restate any notes issued under the Existing Credit Agreement. The execution of this Agreement, the Revolving Notes, the Swingline Note and/or any amendments to the other Loan Documents do not constitute, nor is it the intention of the Secured Parties or the Obligors to create, a novation or release of the indebtedness evidenced by the Existing Credit Agreement, the notes issued thereunder or any other Loan Document.

        [SIGNATURE PAGES TO FOLLOW]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective Authorized Officers as of the day and year first above written.

USP DOMESTIC HOLDINGS, INC., as the US Borrower
By:	/S/ Mark A. Kopser
Title:	SVP & CFO
USPE HOLDINGS LIMITED, as the UK Borrower
By:	/S/ Mark A. Kopser
Title:	SVP & CFO
SUNTRUST BANK, as the Administrative Agent, a Lender and Swingline Lender
By:	/S/ Mark D. Mattson
Title:	Director
LEHMAN COMMERCIAL PAPER INC., as the Syndication Agent and a Lender
By:	/S/ Francis Chang
Title:	Authorized Signatory
CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as the Documentation Agent and a Lender
By:	/S/ Christopher Lally
Title:	Vice President
By:	/S/ Guy M. Baron
Title:	Associate
BANK OF AMERICA, N.A., as a Lender
By:	/S/ Kevin Bertelson
Title:	Principal
SOCIETE GENERALE, as a Lender
By:	/S/ Carol Radice
Title:	Vice President

SOUTHWEST BANK OF TEXAS, as a Lender
By:	/S/ William B. Pyle
Title:	Senior Vice President
BANK OF OKLAHOMA, N.A., as a Lender
By:	/S/ Heather E. Williams
Title:	Assistant Vice President

EXHIBIT A

REVOLVING NOTE

$	,	20

        FOR VALUE RECEIVED, the [US BORROWER] [UK BORROWER] promises to pay to the order of                        (the "Lender") on the Stated Maturity Date the principal sum of                         ($                        ) or, if less, the aggregate unpaid principal amount of all Loans shown on the schedule attached hereto (and any continuation thereof) made (or continued) by the Lender pursuant to that certain Second Amended and Restated Credit Agreement, dated as of November             , 2002 (as amended, supplemented, and/or restated from time to time, the "Credit Agreement"), among the USP Domestic Holdings, Inc., a Delaware corporation (the "US Borrower"), USPE Holdings Limited, a company incorporated in England and Wales (the "UK Borrower"), the various financial institutions and other Persons from time to time parties thereto (including the Lender), and SunTrust Bank, as Administrative Agent for the Lenders (the "Administrative Agent"). Terms used in this Note, unless otherwise defined herein, have the meanings provided in the Credit Agreement.

        The [US][UK] Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rates per annum and on the dates specified in the Credit Agreement.

        Payments of both principal and interest are to be made in Dollars in same day or immediately available funds to the account designated by the Administrative Agent pursuant to the Credit Agreement.

        This Note is one of the Revolving Notes referred to in, and evidences Indebtedness incurred under, the Credit Agreement, to which reference is made for a description of the security for this Note and for a statement of the terms and conditions on which the US Borrower is permitted and required to make prepayments and repayments of principal of the Indebtedness evidenced by this Note and on which such Indebtedness may be declared to be immediately due and payable.

        All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.

        THIS NOTE HAS BEEN DELIVERED IN NEW YORK, NEW YORK AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

[USP DOMESTIC HOLDINGS, INC.] [USPE HOLDINGS LIMITED]
By:

Title:

EXHIBIT A1

SWINGLINE NOTE

$10,000,000.00	,	20

        FOR VALUE RECEIVED, the [US BORROWER] [UK BORROWER] promises to pay to the order of SUNTRUST BANK (the "Swingline Lender") on the Stated Maturity Date the principal sum of up to TEN MILLION and no/100 ($10,000,000.00) or, if less, the aggregate unpaid principal amount of all Loans shown on the schedule attached hereto (and any continuation thereof) made (or continued) by the Lenders pursuant to that certain Second Amended and Restated Credit Agreement, dated as of November             , 2002 (as amended, supplemented, and/or restated from time to time, the "Credit Agreement"), among the USP Domestic Holdings, Inc., a Delaware corporation (the "US Borrower"), USPE Holdings Limited, a company incorporated in England and Wales (the "UK Borrower"; and the US Borrower and the UK Borrower individually a "Borrower"), the various financial institutions and other Persons from time to time parties thereto (including the Swingline Lender), and SunTrust Bank, as Administrative Agent for the Lenders (the "Administrative Agent"). Terms used in this Note, unless otherwise defined herein, have the meanings provided in the Credit Agreement.

        Any Swingline Loans made by Lender to the other Borrower (a "Other Borrower Swingline Loan") under, and in accordance with the terms of, the Credit Agreement shall reduce the available principal balance hereunder for such time period as such Other Borrower Swingline Loan(s) is/are outstanding in an amount equal to the principal balance outstanding from time to time of such Other Borrower Swingline Loan(s).

        The [US] [UK] Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rates per annum and on the dates specified in the Credit Agreement.

        Payments of both principal and interest are to be made in Dollars in same day or immediately available funds to the account designated by the Administrative Agent pursuant to the Credit Agreement.

        This Swingline Note is one of the Swingline Notes referred to in, and evidences Indebtedness incurred under, the Credit Agreement, to which reference is made for a description of the security for this Swingline Note and for a statement of the terms and conditions on which the [US] [UK] Borrower is permitted and required to make prepayments and repayments of principal of the Indebtedness evidenced by this Swingline Note and on which such Indebtedness may be declared to be immediately due and payable.

        All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.

        THIS NOTE HAS BEEN DELIVERED IN NEW YORK, NEW YORK AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

[USP DOMESTIC HOLDINGS, INC.] [USPE HOLDINGS LIMITED]
By:

Title:

EXHIBIT B

BORROWING REQUEST

SunTrust Bank, as the
  Administrative Agent on behalf of the Lenders
201 Fourth Avenue North
Nashville, Tennessee 37219
Attention: Mark Mattson

USP DOMESTIC HOLDINGS, INC.
USPE HOLDINGS LIMITED

Ladies and Gentlemen:

        This Borrowing Request is delivered to you pursuant to Section 2.3.1 of the Second Amended and Restated Credit Agreement, dated as of November    , 2002 (as amended, supplemented and/or restated from time to time, the "Credit Agreement"), among USP Domestic Holdings, Inc., a Delaware corporation (the "US Borrower"), USPE Holdings Limited, a company organized under the laws of England (the "UK Borrower", together with the US Borrower, collectively, the "Borrowers" and, each individually, a "Borrower"), the Lenders, SunTrust Bank, as Administrative Agent, Lehman Commercial Paper Inc., as Syndication Agent, and Credit Suisse First Boston, as Documentation Agent. Terms used herein, unless otherwise defined herein, have the meanings provided in the Credit Agreement.

        The undersigned Borrower hereby requests that a Loan be made in the aggregate principal amount of $                        on                             ,            as a [Base Rate Loan] [LIBO Rate Loan having an Interest Period of            months].

        The undersigned Borrower hereby acknowledges that, pursuant to Section 6.2.2 of the Credit Agreement, each of the delivery of this Borrowing Request and the acceptance by the undersigned Borrower of the proceeds of the Loans requested hereby constitutes a representation and warranty by the undersigned Borrower that, on the date of the making of such Loans, and both before and after giving effect thereto and to the application of the proceeds therefrom, all statements set forth in Section 6.2.1 of the Credit Agreement are true and correct in all material respects (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

        The undersigned Borrower agrees that if prior to the time of the Borrowing requested hereby any matter certified to herein by it will not be true and correct in all material respects at such time as if then made, it will immediately so notify the Administrative Agent. Except to the extent, if any, that prior to the time of the Borrowing requested hereby the Administrative Agent shall receive written notice to the contrary from either Borrower, each matter certified to herein shall be deemed once again to be certified as true and correct in all material respects at the date of such Borrowing as if then made.

        Please wire transfer the proceeds of the Borrowing to the accounts of the following persons at the financial institutions indicated respectively:

Person to be Paid
Amount to be Transferred	Name	Account No.	Name, Address, etc. Of Transferee Lender
$

Attention:
$

Attention:
$

Attention:
Balance of such proceeds	[US] [UK]Borrower
Attention:

        IN WITNESS WHEREOF, the undersigned Borrower has caused this Borrowing Request to be executed and delivered, and the certifications and warranties contained herein to be made, by its duly Authorized Officer this            day of                        ,                         .

[USP DOMESTIC HOLDINGS, INC.] [USPE HOLDINGS LIMITED]
By:

Title:

2

EXHIBIT B1

NOTICE OF SWINGLINE BORROWING
[Date]

SunTrust Bank, as the
  Administrative Agent on behalf of the Lenders
201 Fourth Avenue North
Nashville, Tennessee 37219
Attention: Mark Mattson

Ladies and Gentlemen:

        This Notice of Swingline Borrowing is delivered to you pursuant to Section 2.3.2 of the Second Amended and Restated Credit Agreement, dated as of November    , 2002 (as amended, supplemented and/or restated from time to time, the "Credit Agreement"), among USP Domestic Holdings, Inc., a Delaware corporation (the "US Borrower"), USPE Holdings Limited, a company organized under the laws of England (the "UK Borrower", together with the US Borrower, collectively, the "Borrowers" and, each individually, a "Borrower"), the Lenders, SunTrust Bank, as Administrative Agent, Lehman Commercial Paper Inc., as Syndication Agent, and Credit Suisse First Boston, as Documentation Agent. Terms used herein, unless otherwise defined herein, have the meanings provided in the Credit Agreement.

        The undersigned Borrower hereby requests that a Swingline Loan be made in the aggregate principal amount of $                        on                             ,            at such rate of interest as may be agreed to by and between Borrowers and Swingline Lender, for such Interest Period as may be agreed to between Borrowers and Swingline Lender.

        The undersigned Borrower hereby acknowledges that, pursuant to Section 6.2.2 of the Credit Agreement, each of the delivery of this Notice of Swingline Borrowing and the acceptance by the undersigned Borrower of the proceeds of the Swingline Loan requested hereby constitutes a representation and warranty by the undersigned Borrower that, on the date of the making of such Swingline Loan, and both before and after giving effect thereto and to the application of the proceeds therefrom, all statements set forth in Section 6.2.1 of the Credit Agreement are true and correct in all material respects (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

        IN WITNESS WHEREOF, the undersigned Borrower has caused this Notice of Swingline Borrowing to be executed and delivered, and the certifications and warranties contained herein to be made, by its duly Authorized Officer this            day of                        ,                         .

Very truly yours,
[USP DOMESTIC HOLDINGS, INC.] [USPE HOLDINGS LIMITED]
By:

Title:

EXHIBIT C

ISSUANCE REQUEST

SunTrust Bank, as the
  Administrative Agent on behalf of the Lenders
201 Fourth Avenue North
Nashville, Tennessee 37219
Attention: Mark Mattson

USP DOMESTIC HOLDINGS, INC.
USPE HOLDINGS LIMITED

Ladies and Gentlemen:

        This Issuance Request is delivered to you pursuant to Section 2.6 of the Second Amended and Restated Credit Agreement, dated as of November    , 2002 (as amended, supplemented and/or restated from time to time, the "Credit Agreement"), among USP Domestic Holdings, Inc., a Delaware corporation (the "US Borrower"), USPE Holdings Limited, a company organized under the laws of England (the "UK Borrower", together with the US Borrower, collectively, the "Borrowers" and, each individually, a "Borrower"), the Lenders, SunTrust Bank, as Administrative Agent, Lehman Commercial Paper Inc., as Syndication Agent, and Credit Suisse First Boston, as Documentation Agent. Terms used herein, unless otherwise defined herein, have the meanings provided in the Credit Agreement.

        The undersigned Borrower hereby requests that on                                    ,             (the "Date of Issuance") SUNTRUST BANK (the "Issuer") [issue a Letter of Credit in the initial Stated Amount of $                         with a Stated Expiry Date (as defined therein) of                                    ,             ] [extend the Stated Expiry Date (as defined under Letter of Credit No.    , issued on                                    ,             , in the initial Stated Amount of $            ) to a revised Stated Expiry Date (as defined therein) of                                     ,             ].

        The beneficiary of the requested Letter of Credit will be and such Letter of Credit will be in support of                        .

        The undersigned Borrower hereby acknowledges that, pursuant to Section 6.2.2 of the Credit Agreement, each of the delivery of this Issuance Request and the acceptance by the undersigned Borrower of the [issuance] [extension] of the Letter of Credit requested hereby constitutes a representation and warranty by the undersigned Borrower that, on the date of such [issuance] [extension], and both before and after giving effect thereto and to the application of the proceeds or benefits of the Letter of Credit [issued] [extended] in accordance herewith, all statements set forth in Section 6.2.1 of the Credit Agreement are true and correct in all material respects (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

        The undersigned Borrower agrees that if prior to the time of the [issuance] [extension]of the Letter of Credit requested hereby any matter certified to herein by it will not be true and correct in all material respects at such time as if then made, it will immediately so notify the Administrative Agent. Except to the extent, if any, that prior to the time of the [issuance] [extension] of the Letter of Credit requested hereby the Administrative Agent shall receive written notice to the contrary from either Borrower, each matter certified to herein shall be deemed once again to be certified as true and correct in all material respects at the date of such [issuance] [extension] as if then made.

        IN WITNESS WHEREOF, the undersigned Borrower has caused this Issuance Request to be executed and delivered, and the certifications and warranties contained herein to be made, by its duly Authorized Officer this            day of                        ,             .

[USP DOMESTIC HOLDINGS, INC.] [USPE HOLDINGS LIMITED]
By:

Title:

2

EXHIBIT D

CONTINUATION/CONVERSION NOTICE

SunTrust Bank, as the
  Administrative Agent on behalf of the Lenders
201 Fourth Avenue North
Nashville, Tennessee 37219
Attention: Mark Mattson

USP DOMESTIC HOLDINGS, INC.
USPE HOLDINGS LIMITED

Ladies and Gentlemen:

        This Continuation/Conversion Notice is delivered to you pursuant to Section 2.4 of the Second Amended and Restated Credit Agreement, dated as of November    , 2002 (as amended, supplemented, amended and restated or otherwise modified from time to time, the "Credit Agreement"), among USP Domestic Holdings, Inc., a Delaware corporation (the "US Borrower"), USPE Holdings Limited, a company organized under the laws of England (the "UK Borrower", together with the US Borrower, collectively, the "Borrowers" and, each individually, a "Borrower"), the Lenders, SunTrust Bank, as Administrative Agent, Lehman Commercial Paper Inc., as Syndication Agent, and Credit Suisse First Boston, as Documentation Agent. Terms used herein, unless otherwise defined herein, have the meanings provided in the Credit Agreement.

        The undersigned Borrower hereby requests that on                                    ,             ,

        (1)  $            of the presently outstanding principal amount of the Loans originally made on                                    ,             , presently being maintained as [Base Rate Loans] [LIBO Rate Loans],

        (2)  be [converted into] [continued as],

        (3)  [LIBO Rate Loans having an Interest Period of            months] [Base Rate Loans].

        The undersigned Borrower hereby:

        (a)  certifies and warrants that no Default has occurred and is continuing; and

        (b)  agrees that if prior to the time of the [continuation] [conversion] requested hereby any matter certified to herein by it will not be true and correct at such time as if then made, it will immediately so notify the Administrative Agent.

        Except to the extent, if any, that prior to the time of the [continuation] [conversion] requested hereby the Administrative Agent shall receive written notice to the contrary from either Borrower, each matter certified to herein shall be deemed once again to be certified as true and correct in all material respects at the date of such [continuation] [conversion] as if then made.

        IN WITNESS WHEREOF, the undersigned Borrower has caused this Continuation/Conversion Notice to be executed and delivered, and the certifications and warranties contained herein to be made, by its duly Authorized Officer this            day of                        ,            .

[USP DOMESTIC HOLDINGS, INC.] [USPE HOLDINGS LIMITED]
By:

Title:

EXHIBIT E

COMPLIANCE CERTIFICATE

USP DOMESTIC HOLDINGS, INC.
USPE HOLDINGS LIMITED

        This Compliance Certificate is delivered pursuant to clause (d) of Section 8.1.1 of the Second Amended and Restated Credit Agreement, dated as of November    , 2002 (as amended, supplemented, amended and restated or otherwise modified from time to time, the "Credit Agreement"), among USP Domestic Holdings, Inc., a Delaware corporation (the "US Borrower"), USPE Holdings Limited, a company organized under the laws of England and Wales (the "UK Borrower", together with the US Borrower, collectively, the "Borrowers" and, each individually, a "Borrower"), the Lenders, SunTrust Bank, as Administrative Agent, Lehman Commercial Paper Inc., as Syndication Agent, and Credit Suisse First Boston, as Documentation Agent. Terms used herein, unless otherwise defined herein, have the meanings provided in the Credit Agreement.

        The [US] [UK] Borrower hereby certifies, represents and warrants in respect of the period (the "Computation Period") of four Fiscal Quarters ending on                                    ,             (such latter date being the "Computation Date"):

  (a)
  As of the Computation Date, no Default had occurred and was continuing[, except for                        ].

  (b)
  The Total Funded Debt to EBITDA Ratio was            :1, as computed on Attachment 1 hereto. The maximum Total Funded Debt to EBITDA Ratio permitted pursuant to clause (a) of Section 8.2.4 of the Credit Agreement on the Computation Date is            :1, and, accordingly, the covenant [has][has not] been complied with.

  (c)
  The Senior Funded Debt to EBITDA Ratio was            :1, as computed on Attachment 2 hereto. The maximum Senior Funded Debt to EBITDA Ratio permitted pursuant to clause (b) of Section 8.2.4 of the Credit Agreement on the Computation Date is 2.00:1, and, accordingly, the covenant [has] [has not] been complied with.

  (d)
  The Fixed Charge Coverage Ratio was            :1, as computed on Attachment 3 hereto. The minimum Fixed Charge Coverage Ratio required pursuant to clause (c) of Section 8.2.4 of the Credit Agreement on the Computation Date is            :1, and, accordingly, the covenant [has] [has not] been complied with.

  (e)
  The Interest Coverage Ratio was            :1, as computed on Attachment 4 hereto. The minimum Interest Coverage Ratio required pursuant to clause (d) of Section 8.2.4 of the Credit Agreement on the Computation Date is            :1, and, accordingly, the covenant [has][has not] been complied with.

  (f)
  The Parent Total Debt to Parent Total Capitalization Ratio was            :1, as computed on Attachment 5 hereto. The maximum Parent Total Debt to Parent Total Capitalization Ratio permitted pursuant to Section 9.1.12 of the Credit Agreement is            :1, and, accordingly, [no] [a] Default has occurred [and is continuing].

  (g)
  The Other Indebtedness to EBITDA (plus amounts attributable to Minority Interests) ratio was            :1, as computed on Attachment 6 hereto. The maximum Other Indebtedness to EBITDA (plus amounts attributable to Minority Interests) ratio permitted pursuant to clause (h) of Section 8.2.2 of the Credit Agreement on the Computation Date is            :1, and, accordingly, the covenant [has] [has not] been complied with.

        The [US] [UK] Borrower hereby further certifies, represents and warrants that the aggregate of Assigned Portions transferred pursuant to Lenders Assignment Agreements from the Closing Date until the date first above written, is $                        .

        IN WITNESS WHEREOF, the [US] [UK] Borrower has caused this Compliance Certificate to be executed and delivered, and the certification and warranties contained herein to be made, by its officer thereunto duly authorized as of the date first above written.

[USP DOMESTIC HOLDINGS, INC.] [USPE HOLDINGS LIMITED]
By:

Title:

2

Attachment 1
(to    /    /    Compliance
Certificate)

TOTAL FUNDED DEBT TO EBITDA RATIO
on
(the "Computation Date")

A.	Total Funded Debt: the outstanding principal amount of the following types of Indebtedness of the Borrower and its Consolidated Entities (in each case exclusive of intercompany Indebtedness between the Borrower and its Consolidated Entities):
	(1)	All obligations for borrowed money or advances and all obligations evidenced by bonds, debentures, notes or other similar instruments	$
	(2)	All obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, bank guarantees, banker's acceptances, and similar instruments	$
	(3)	All obligations under any conditional sale or other title retention agreements relating to property acquired by Borrower	$
	(4)	All Capitalized Lease Liabilities	$
	(5)	Net Hedging Obligations	$
(6)
		All obligations to pay the deferred purchase price of property or services after receipt or performance thereof (excluding trade accounts payable in the ordinary course of business which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a good faith dispute exists and adequate reserves in conformity with GAAP have been established), and indebtedness secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on property owned or being acquired (including indebtedness arising under conditional sales or other title retention agreements, but excluding earn-outs or other contingent purchase price adjustments in connection with acquisitions to the extent not yet determined), whether or not such indebtedness shall have been assumed or is limited in recourse	$
(7)
		Off-balance sheet liabilities retained in connection with asset securitization programs, Synthetic Leases, sale and leaseback transactions or other similar obligations arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet	$
(8)
		All obligations, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Equity Interest; provided that if such obligation to purchase, redeem or otherwise acquire an Equity Interest is contingent upon a change in law, or change in the interpretation or application thereof, such obligation will not be deemed "Total Funded Debt" for purposes of this definition until such change in the applicable law, or the change in the application or interpretation thereof, becomes effective	$
	(9)	Contingent Liabilities in respect of any of the foregoing	$

	(10)	The sum of Items A(1) through A(9)		$
B.	EBITDA: the sum, for the Borrower and its Consolidated Entities, of:
(1)
		Net Income (the aggregate of all amounts, exclusive of all amounts in respect of any extraordinary gains but including extraordinary losses, which would be included as net income on the consolidated financial statements of the Borrower and its Consolidated Entities)		$
	(2)	To the extent deducted in determining Net Income, the sum of the following:
		(a)	Amounts attributable to amortization	$
		(b)	Income tax expense	$
(c)
			Interest Expense (the sum of (a) total interest expense (both accrued and paid), including without limitation the interest component of any payments in respect of Capitalized Lease Liabilities or expensed during such period (whether or not actually paid during such period) plus (b) the net amount payable (or minus the net amount receivable) under Hedging Obligations during such period (whether or not actually paid or received during such period))	$
		(d)	Depreciation of assets	$
	(3)	The sum of Items B (2)(a) through B(2)(d)		$
	(4)	Adjustments to EBITDA giving pro forma effect to
(a)
			Permitted Acquisitions made during such period (such adjustment to be reasonably satisfactory to the Administrative Agent) as if such Permitted Acquisitions had been made at the beginning of such period, plus	$
		(b)	Permitted Dispositions during such period (such adjustment to be reasonably satisfactory to the Administrative Agent) as if such Permitted Dispositions had been made at the beginning of such period	$
	(5)	EBITDA: the sum of Items B(1), B(3), B(4)(a) and B(4)(b)		$
C.	TOTAL FUNDED DEBT TO EBITDA RATIO: the ratio of Item A(10) to Item B(5)				: 1

2

Attachment 2
(to    /    /    Compliance
Certificate)

SENIOR FUNDED DEBT TO EBITDA RATIO
on
(the "Computation Date")

A.	Senior Funded Debt:
	(1)	Total Funded Debt (see Item A(10) of Attachment 1)	$
	(2)	Subordinated Debt	$
	(3)	Item A(1) less Item A 2	$
B.	EBITDA (see Item B(5) of Attachment 1)		$
C.	SENIOR FUNDED DEBT TO EBITDA RATIO: the ratio of Item A(3) to Item B			: 1

Attachment 3
(to    /    /    Compliance
Certificate)

FIXED CHARGE COVERAGE RATIO
on
(the "Computation Date")

A.	EBITDA (see Item B(5) of Attachment 1)*	$
B.	Amounts attributable to Minority Interests to the extent deducted in determining Net Income	$
C.	Maintenance Capital Expenditures (any Capital Expenditures made with respect to the maintenance of existing assets)	$
D.	The sum of Item A and Item B less Item C	$
E.	Fixed Charges:
	(1) Interest Expense (see Item B(2)(c) of Attachment 1)	$
	(2) All scheduled principal repayments of Indebtedness made during the Computation Period	$
	(3) All income Taxes actually paid in cash	$
	(4) The sum of Items E(1) through E(3)	$
F.	FIXED CHARGE COVERAGE RATIO: the ratio of Item D to Item E(4)		: 1

*
provided, however, EBITDA will not be adjusted to give proforma effect to Permitted Acquisitions made during such Computation Period

Attachment 4
(to    /    /    Compliance
Certificate)

INTEREST COVERAGE RATIO
on
(the "Computation Date")

A.	EBIT: the sum, for the Borrower and its Consolidated Entities, of:*
	(1)	Net Income (the aggregate of all amounts, exclusive of all amounts in respect of any extraordinary gains but including extraordinary losses, which would be included as net income on the consolidated financial statements of the Borrower and its Consolidated Entities)	$
	(2)	To the extent deducted in determining Net Income, the sum of the following:
		(a) Income tax expense	$
(b)
		Interest Expense (the sum of (a) total interest expense (both accrued and paid), including without limitation the interest component of any payments in respect of Capitalized Lease Liabilities or expensed during such period (whether or not actually paid during such period) plus (b) the net amount payable (or minus the net amount receivable) under Hedging Obligations during such period (whether or not actually paid or received during such period))	$
(c)
Minority Interest (with respect to the Consolidated Entities, the Equity Interests held by a Person other than US Borrower, the UK Borrower or Subsidiary Guarantors, as reflected in the financial statements of the applicable Borrower in accordance with GAAP)
	(3)	The sum of Items A(2)(a) and A(2)(b)	$
	(4)	EBIT: the sum of Items A(1) and A(3)	$
B.	Interest Expense (see Item B(2)(c) of Attachment 1)		$
C.	INTEREST COVERAGE RATIO: the ratio of Item A to Item B			:1

*
provided, however, EBIT will not be adjusted to give proforma effect to Permitted Acquisitions made during such Computation Period

Attachment 5
(to    /    /    Compliance
Certificate)

PARENT TOTAL DEBT TO PARENT TOTAL CAPITALIZATION RATIO
on
(the "Computation Date")

A.	Parent Total Debt: the outstanding principal amount of the following types of Indebtedness of the Parent and its Subsidiaries:
	(1)	All obligations for borrowed money or advances and all obligations evidenced by bonds, debentures, notes or other similar instruments	$
	(2)	All obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker's acceptances	$
	(3)	All Capitalized Lease Liabilities	$
(4)
		Off-balance sheet liabilities retained in connection with asset securitization programs, Synthetic Leases, sale and leaseback transactions or other similar obligations arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet	$
	(5)	Contingent Liabilities in respect of any of the foregoing	$
B.	The sum of Items A(l) through A(5)		$
C.	Parent Total Capitalization:
(1)
		All amounts (without duplication) which, in accordance with GAAP, would be included in Parent's stockholders' equity (excluding unrealized gains or losses recorded pursuant to FAS 115) as required to be reported in Parent's then most recent consolidated balance sheet	$
	(2)	Parent Total Debt (see Item B)	$
D.	The sum of Items C(1) and C(2)		$
E.	PARENT TOTAL DEBT TO PARENT TOTAL CAPITALIZATION RATIO: the ratio of Item B to Item D			:1

Attachment 6
(to    /    /    Compliance
Certificate)

OTHER INDEBTEDNESS TO EBITDA RATIO
on
(the "Computation Date")

A.	EBITDA (see Item B(5) of Attachment 1)	$
B.	Amounts attributable to Minority Interests to the extent deducted in determining Net Income	$
C.	The sum of Items A and B	$
D.	Total Funded Debt (see Item A(10) of Attachment 1)	$
E.	Subordinated Debt (see Item A(2) of Attachment 2)	$
F	Item D less Item E	$
G	The sum of Item F and all amounts outstanding under all Revolving Notes and the Swingline Note	$
H	OTHER INDEBTEDNESS RATIO: the ratio of Item G to Item C		:1

EXHIBIT F

LENDER ASSIGNMENT AGREEMENT

,

USP Domestic Holdings, Inc.
USPE Holdings Limited
17103 Preston Road
Suite 200 North Dallas,
TX 75248
Attention: Donald E. Steen, CEO

SunTrust Bank, as the
  Administrative Agent on behalf of the Lenders
201 Fourth Avenue North
Nashville, Tennessee 37219
Attention: Mark Mattson

USP DOMESTIC HOLDINGS, INC.
USPE HOLDINGS LIMITED

Ladies and Gentlemen:

        We refer to clause (b) of Section 12.10 of the Second Amended and Restated Credit Agreement, dated as of November    , 2002 (as amended, supplemented, amended and restated or otherwise modified from time to time, the "Credit Agreement"), among USP Domestic Holdings, Inc., a Delaware corporation (the "US Borrower"), USPE Holdings Limited, a company organized under the laws of England and Wales (the "UK Borrower", and together with the US Borrower, collectively, the "Borrowers" and, each individually, a "Borrower"), the Lenders, SunTrust Bank, as Administrative Agent, Lehman Commercial Paper Inc., as Syndication Agent, and Credit Suisse First Boston, as Documentation Agent. Terms used herein, unless otherwise defined herein, have the meanings provided in the Credit Agreement.

        As of                                    ,             (the "Assignment Date"),                         (the "Assignor") irrevocably sells, transfers, conveys and assigns, without recourse, representation or warranty (except as expressly set forth herein), to                         (the "Assignee"), and the Assignee irrevocably purchases from the Assignor that portion of the Loans and Commitments of the Assignor as set forth on Schedule I hereto (the "Assigned Portion") with, if applicable, conveyances of the Loans to include the Assignor's pro rata portion of any Letter of Credit Outstandings as of the Assignment Date under the Credit Agreement, so that, after giving effect to the foregoing assignment and delegation, the Assignor's and the Assignee's Percentages for the purposes of each Loan Document will be as set forth on Schedule I hereto.

        In addition, this agreement constitutes notice to each of you, pursuant to clause (b) of Section 12.10 of the Credit Agreement, of the assignment and delegation to the Assignee of the Assigned Portion of the Credit Extensions and Commitments of the Assignor outstanding under the Credit Agreement as of the Assignment Date.

        Any accrued and unpaid interest, fees and other payments related to the Assigned Portion applicable to the period prior to the Assignment Date shall be for the account of the Assignor. Any accrued and unpaid interest, fees and other payments related to the Assigned Portion applicable to the period from and after the Assignment Date shall be for the account of the Assignee. Each of the Assignor and the Assignee severally agrees that it will hold for the other party any interest, fees and other payments which it may receive to which the other party is entitled pursuant to any agreement between the parties and pay to the other party any such amounts which it may receive promptly upon receipt thereof. In furtherance of the foregoing, the Administrative Agent will, and is hereby authorized to, pay over to the Assignee and the Assignor such amounts to which each is entitled.

        The Assignee hereby acknowledges and confirms that it has received a copy of the Credit Agreement and the exhibits related thereto, together with (to the extent requested by the Assignee in writing) copies of the documents which were required to be delivered under the Credit Agreement as a condition to the making of the Credit Extensions thereunder. The Assignee further confirms and agrees that in becoming a Lender and in making its Commitments and Credit Extensions under the Credit Agreement, such actions have and will be made without recourse to, or representation or warranty by, the Administrative Agent.

        The Assignor represents and warrants that it is legally authorized to enter into and deliver this agreement and represents that it is the legal and beneficial owner of the Assigned Portion and that such Assigned Portion is free and clear of any adverse claim. Except as set forth in the previous sentence, the Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made pursuant to or in connection with this agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto, including the financial condition of the Borrowers or any of their Subsidiaries or the performance or observance by any Lender of any of its obligations under any Loan Document or any other instrument or document furnished pursuant hereto or thereto. The Assignee represents and warrants that it is legally authorized to enter into and deliver this agreement and confirms that it has received copies of the most recent financial statements delivered pursuant to the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this agreement. In addition, the Assignee independently and without reliance upon the Assignor, the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, shall continue to make its own credit decisions in taking or not taking action under the Loan Documents and the other instruments and documents delivered in connection therewith.

        Except as otherwise provided in the Credit Agreement, effective as of the Assignment Date,

          (a)  the Assignee

              (i)  shall be deemed automatically to have become a party to the Credit Agreement and shall have all the rights and obligations of a "Lender" under the Loan Documents as if it were an original signatory thereto to the extent specified in the second paragraph hereof; and

            (ii)  agrees to be bound by the terms and conditions set forth in the each of the Loan Documents as if it were an original signatory thereto; and

          (b)  the Assignor shall be released from its obligations under the Loan Documents to the extent specified in the second paragraph hereof.

        The Assignor and the Assignee hereby acknowledge and agree that a deed of assignment, amendments or other instruments or documents evidencing the transfer of the Assigned Portion as it relates to the Foreign Subsidiary Mortgages and the Foreign Subsidiary Pledge and Security Agreements may need to be executed before a Spanish notary public and filed and recorded in accordance with Spanish laws and regulations and in connection therewith, each Assignor and Assignee hereby deliver to Administrative Agent a completed and duly executed Power of Attorney and apostille in the form of Exhibit A attached hereto (the "Power of Attorney") giving Administrative Agent, its successors and assigns, the authority and power to execute, or have executed, on behalf of Assignor and Assignee the necessary documentation to evidence such transfer. Additionally, in the event the aggregate amount of assignments previously made pursuant to clause (b) of Section 12.10 of the Credit Agreement have reached the Maximum Assignments, Assignor hereby delivers to Administrative Agent a completed and duly executed Escrow Agreement in the form of Exhibit B attached hereto along with

2

an amount equal to the Escrow Funds (as such amount is determined by Administrative Agent and reflected in the Escrow Agreement) to be held in accordance therewith.

        [The Assignor and the Assignee hereby agree that the [Assignor] [Assignee] will pay to the Administrative Agent the processing fee, if applicable, referred to in Section 12.10 of the Credit Agreement.]

        The Assignee hereby advises each of you that the Assignee's administrative details with respect to the Assigned Portion are on file with the Administrative Agent, and requests the Administrative Agent to acknowledge receipt of this document.

        The Assignee agrees (for the benefit of the Assignor, the Borrowers and the Administrative Agent) to furnish, if required by Section 4.6 of the Credit Agreement, the applicable Internal Revenue Service forms or other forms required thereunder no later than the date of acceptance hereof by the Administrative Agent. In addition, the Assignee represents and warrants (for the benefit of the Assignor, the Borrowers and the Administrative Agent) that, under applicable law and treaties in effect as of the date hereof, no United States federal taxes will be required to be withheld by the Administrative Agent or the Borrowers with respect to any payments to be made to the Assignee in respect of the Credit Agreement.

        Notwithstanding any other provisions hereof, to the extent the consents of or notice to the Borrowers, the Administrative Agent and/or the Issuer are required under Section 12.10 of the Credit Agreement, the assignment and delegation contemplated in this agreement shall not be effective unless such consents or notices shall have been obtained and in any event no such assignment and delegation shall be effective unless and until such assignment has been recorded in the Register by the Administrative Agent.

        This agreement may be executed by the Assignor and Assignee (and, if applicable, accepted and agreed to by the Administrative Agent, the Issuer and the Borrowers) in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

        THIS AGREEMENT WILL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

[SIGNATURE PAGES TO FOLLOW]

3

        IN WITNESS WHEREOF, the parties have caused this Lender Assignment Agreement to be duly executed and delivered as of the date first above written.

[NAME OF ASSIGNOR]
By:

Title:

[NAME OF ASSIGNEE]
By:

Title:

Accepted and Acknowledged this day of ,
USP DOMESTIC HOLDINGS, INC.
By:

Title:

USPE HOLDINGS LIMITED
By:

Title:

SUNTRUST BANK, as Administrative Agent [and as Issuer]
By:

Title:

4

SCHEDULE I

	ASSIGNOR'S ORIGINAL PERCENTAGE	ADJUSTED ASSIGNOR PERCENTAGE	ADJUSTED ASSIGNEE PERCENTAGE
REVOLVING LOAN COMMITMENT
LOANS OUTSTANDING

EXHIBIT A

FORM OF POWER OF ATTORNEY
                                                 and apostille

PROFORMA OF POWER OF ATTORNEY TO BE GRANTED IN FAVOUR OF THE AGENT

INSTRUCCIONES PARA LA FIRMA DEL PODER		INSTRUCTIONS FOR SIGNING POWER OF ATTORNEY
1.	Por favor rellenen todos aquellos espacios entre corchetes.	1.	Please fulfil those blacks between brackets.
2.	El poder preparado de acuerdo con el modelo que se adjunta deberá ser elevado a público ante Notario. Nótese que la declaración notarial debe mencionar que (i) las personas que firman el poder tienen autoridad para conceder el poder y (ii) que la sociedad otorgante ha sido debidamente constituida y se encuentra vigente de acuerdo con las leyes que le sean de aplicación.	2.	The power of attorney prepared in accordance with the attached should be duly notarised. The notarial certificate should attest the following: (i) that the signatories of the power have enough authority to grant the power and (ii) the grantor is duly incorporated and is in existence in accordance with the applicable laws.
3.	El poder, una vez elevado a público ante Notario, deberá ser apostillado de acuerdo con lo dispuesto por la Convención de La Haya de 1961.	3.	Upon notarisation, the power should be docketed with an Apostille pursuant to the Hague Convention 1961.
4.	El poder deberá ser otorgado a doble columna, en castellano e inglés (u otro idioma aceptable para el Notario).	4.	The power of attorney should be executed in a double-column format, in Spanish and English (or such other language acceptable for the Notary).
APODERAMIENTO	POWER OF ATTORNEY
En la ciudad de [ ], a [ ] de [ ]	In the Town of [ ], on this [ ] day of [ ],
de [ ].	[ ].
ANTE MI, el Notario que suscribe,	BEFORE ME, the undersigned Notary,
debidamente autorizado y en ejercicio de mis funciones notariales,	duly commissioned and in exercise of my notarial duties.

COMPARECE	APPEARS
El Sr. [name], mayor de edad, de	Mr. [name], of legal age of
nacionalidad [nationality], domiciliado en [address] con Pasaporte número [ ] (en lo sucesivo, el "Otorgante").	[nationality] nationality, domiciled at [address] with Passport number [ ] (hereinafter the "Grantor")
INTERVIENE	HE ACTS
En nombre y representación de [name of	In the name and on behalf of [name of
the Seller Bank or Buyer Bank], sociedad de nacionalidad [nationality], con domicilio social en [domicile] y registrada con el número [registry number] (en lo sucesivo, la "Sociedad").	the Seller Bank or Buyer Bank], a company with [ ] nationality domiciled in [ ] at [ ], registered under number [ ] (hereinafter, the "Company").
Interviene el Otorgante en su calidad de [Title]	He acts in his capacity as [Title]
de la Sociedad, ostentando, por tanto, plenos poderes y autoridad para otorgar y firmar el presente poder de representación (en lo sucesivo, el "Poder de Representación"), tal y como demuestran los documentos que me exhibe.	of the Company, thereby having full power to grant and sign this power of attorney (hereinafter, the "Power of Attorney"), as is evidenced by the documents exhibited to me.
Identifico al Otorgante por sus datos	The Grantor exhibits his personal details
personales y su firma y yo, el Notario, doy fe de que los mismos coinciden con los datos personales y la firma que aparecen en este documento.	and signature, and, I the Notary, certify that the personal details and signature which appear in this document coincide with them.
OTORGA		HE GRANTS
Poder de Representación, tan amplio		A Power of Attorney, as wide as in law
	como en derecho fuere necesario, a favor de:		might be necessary, in favour of:
-	[ ], sociedad de nacionalidad [ ], con domicilio social en [ ] y registrada con el número [ ]; (el "Apoderado")	-	[ ], a company with [ ] nationality domiciled in [ ] at [ ], registered under number [ ] ("Attorney");
para que, a través de cualquiera de sus		so that any of its legal representatives,
	representantes legales, pueda, sin limitación alguna, ejercer todas o cada una de las siguientes facultades en nombre y por cuenta de [nombre de la Sociedad] :		with no limitation whatsoever, may exercise any or all of the following powers in the name and on behalf of [name of the Company]:

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(a)	suscribir en documento público español y/o comparecer ante Notario Público español para otorgar y elevar a público, en los términos que el Apoderado estime convenientes, un contrato de cesión en virtud del cual [adquiera/transmita] determinados derechos dimanantes de la financiación concedida a las sociedades USP Domestic Holdings Inc. y USPE Holdings Limited por un sindicato de entidades financieras en virtud de un contrato de crédito denominado "Second Amendment and Restated Credit Agreement" de fecha 5 de noviembre de 2002 (el "Contrato de Crédito").	(a)	execute in a Spanish public document and/or appear before a Spanish Notary to grant a deed and raise to public status, within the terms that the Attorney deems appropriate, an assignment agreement by virtue of which the Company [acquires/sells] certain credit rights arising from the financing granted in favour of the entities USP Domestic Holdings Inc. and USPE Holdings Limited by a syndicate of financial entities through the "Second Amendment and Restated Credit Agreement" dated November 5, 2002 (the "Credit Agreement").
(b)	otorgar, en los términos que parezcan razonables a juicio del Apoderado, cuantos documentos (públicos o privados) fueran necesarios para reflejar la antedicha cesión en cuantas garantías se hubiesen constituido bajo derecho español en garantía del Contrato de Crédito (incluyendo, sin carácter limitativo, hipotecas sobre bienes inmuebles o muebles, así como derechos de prenda).	(b)	execute, within the terms that the Attorney deems appropriate, all those documents (public or private) necessary to reflect the above mentioned assignment in those securities governed under Spanish law as security of the Credit Agreement (including, but not limited to, mortgages over immovable or movable assets or pledges).
(c)	realizar todos aquellos actos y firmar los documentos que, a juicio del Apoderado, fueran deseables en relación con las facultades anteriores; quedando expresamente autorizado para otorgar cuantos documentos adicionales de subsanación, ratificación, aclaración, modificación o complementación fueran necesarios, así como a comparecer ante cualesquiera Registros Públicos fuese pertinentes.	(c)	do all other acts and things and to sign any document, whether public or private which the Attorney shall, in his reasonable opinion, consider desirable in connection with the preceding faculties, being the Attorney expressly authorised to execute any additional document of reparation, ratification, clarification, modification or complementation which might be necessary as well as appear before those Public Registries which might be relevant.
(d)	Delegar todas las facultades otorgadas mediante el presente poder en favor de la persona o personas, físicas o jurídicas, que estime pertinente, otorgando al efecto los documentos oportunos.	(d)	delegate all the faculties granted by virtue of this power of attorney in favour of the attorney or attorneys, individual or corporation, which the Attorney considers appropriate and grant any document required to such effect.

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2.	La Sociedad indemnizará al Apoderado por cualesquiera costes, reclamaciones o responsabilidades en los que pudiera incurrir como consecuencia de su actuación, distintos de aquellos ocasionados por su negligencia o conducta malintencionada en el ejercicio de cualesquiera de las facultades conferidas, o que se entendieran conferidas, en virtud del presente Poder de Representación.	2.	The Company shall indemnify the Attorney and keep the Attorney indemnified against any and all costs, claims and liabilities which the Attorney may incur as a result of anything done other than by negligence or wilful misconduct by the Attorney in the exercise of any of the powers conferred, or purported to be conferred, on him by this Power of Attorney.
3.	La Sociedad conoce y acepta que la celebración por el Apoderado de los contratos y actos descritos anterior será prueba suficiente del consentimiento otorgado por el Apoderado en relación con cualesquiera modificaciones que se hubieran realizado en el mismo.	3.	The Company confirms and acknowledges that execution by the Attorney of the documents or acts described above shall be conclusive evidence of the Attorney's approval of any amendments which may have been made thereto.
4.	La Sociedad ratificará y confirmará todos los documentos, escrituras, actas y demás documentación que el Apoderado ejecute en el ejercicio de las facultades conferidas o que pretenden serle conferidas, por el presente Poder de Representación.	4.	The Company shall ratify and confirm all documents, deeds, acts and things which the Attorney shall execute or do in the exercise of any of the powers conferred, or purported to be conferred, on him by this Power of Attorney.
Las facultades aquí otorgadas han de ser interpretadas en su más amplio sentido, con el objeto de permitir la obtención del fin para el que han sido conferidas e incluirán en todo caso la facultad de autocontratación, aun a favor de terceros. La Sociedad conoce y acepta que los Apoderados puedan suscribir cualesquiera de los documentos mencionados en nombre de otras entidades crediticias actuando, incluso, en calidad de cesionarias o cedentes.		The faculties granted under this document will be interpreted in their broadest sense, in order to allow the obtaining of the purpose for which they have been granted, and will include, in any case the faculty of self dealing (autocontratación), even in favour of third parties. The Company expressly acknowledge and accepts that any of the Attorney may execute the documents described above on behalf of other credit entities which may even act as assignees or assignors.
En prueba de todo lo anterior, el presente Poder de Representación ha sido otorgado por la Sociedad y en la fecha recogida en su encabezamiento.		In WITNESS WHEREOF this Power of Attorney has been executed as a deed by the Company and is intended to be and is hereby delivered on the date first above written.
[	]	[	]
[name of authorised signatory]		[name of authorised signatory]
[SIGNATURES TO BE NOTARISED AND APOSTILLED]		[SIGNATURES TO BE NOTARISED AND APOSTILLED]

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CERTIFICADO NOTARIAL	NOTARIAL CERTIFICATE

Yo, Notario Público debidamente nombrado, por el presente certifico que en este día [ ] de [ ] de [ ], comparece ante mí en persona D. [ ] conocido por mí y a quien juzgo con capacidad suficiente como representante legal y oficial de [ ] y como tal representante está debidamente autorizado por dicha Sociedad con arreglo a su escritura de constitución, estarutos y demás documentos, los cuales me han sido mostrados y sometidos a mi examen en la medida necesaria, para otorgar y firmar el presente Poder de Representación que en mi presencia firma.
I, Notary Public, duly appointed, hereby certify that on the [ ] day of [ ], [ ], there appears before me in person Mr. [ ], who is known to me and whom I judge to have sufficient capacity as the legal and official representative of [name of the Company] and as such representative to be duly authorised by the said Company, in accordance with its constitution charter, by-laws and other documents which have been shown me and submitted to my perusal to the extent necessary, in order to grant and execute the present Power of Attorney, which he signs in my presence.
Todo lo cual certifico y doy fe, así como la doy de que la citada Sociedad está debidamente constituida y existente con arreglo a las leyes de [ ], que fue inscrita bajo el número [ ] el [ ] de [ ] de [ ], y que los fines del Poder de Representación precedente están dentro de los límites del objeto social. Finalmente doy fe de que en el otorgamiento del expresado Poder de Representación se han observado las formas y solemnidades establecidas por las leyes vigentes en este país.	All of which I certify and attest to, likewise attesting that the said company is duly constituted and existing in accordance with the laws of the [country where the Company is incorporated], was registered with number [ ] on [ ] [ ] [ ], and that the purposes of the aforementioned Power of Attorney are within the limits of the corporate object. Finally, I attest that in granting the aforementioned Power of Attorney, the formalities established by the applicable laws in this country have been complied with.
EN TESTIMONIO DE LO CUAL, expido la presente que firmo y sello en [ ], el día de hoy [ ] de [ ] de [ ].	IN WITNESS WHEREOF, I deliver this document which I sign and stamp in [ ] on the [ ] day of [ ] , [ ].
NOTARIO PUBLICO	NOTARY PUBLIC

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EXHIBIT B

FORM OF
ESCROW AGREEMENT

        This Escrow Agreement ("Agreement"), dated as of                                                  ("Effective Date"), is among                                                 ("Assignor Lender"), and SunTrust Bank, as administrative agent for the Lenders (as defined below) (in such capacity, the "Administrative Agent"), as escrow agent (in such capacity, the "Escrow Agent").

WITNESSETH:

        WHEREAS, this is the Escrow Agreement referred to in the Second Amended and Restated Credit Agreement, dated as of November    , 2002 (as amended, supplemented and/or restated from time to time, the "Credit Agreement"), among USP Domestic Holdings, Inc., a Delaware corporation (the "US Borrower"), USPE Holdings Limited, a company organized under the laws of England and Wales (the "UK Borrower", and together with the US Borrower, collectively, the "Borrowers" and, each individually, a "Borrower"), the Lenders (as defined therein), Administrative Agent, Lehman Commercial Paper Inc., as Syndication Agent, and Credit Suisse First Boston, as Documentation Agent. Capitalized terms used herein, unless otherwise defined herein, have the meanings provided in the Credit Agreement.

        WHEREAS, this Agreement is entered into in connection with the Lender Assignment Agreement dated as of                        , among Assignor Lender,                         ("Assignee Lender"), Administrative Agent [and Borrower] ("Assignment Agreement"), assigning to Assignee Lender the Percentage of the Loans and/or Commitments stated therein (the "Assigned Percentage").

        WHEREAS, the purpose of this Agreement is to provide for certain payment of recording fees, transfer taxes, duty stamp taxes and other charges and fees, including, without limitation, attorneys fees (collectively, "Recording Expenses") imposed or charged by attorneys, any governmental agency, notary public or other official or filing office at any time in connection with the preparation, execution, delivery, filing, recordation or acknowledgment of any documents or instruments (collectively, "Recordation Documents") that may be required to evidence or effect the assignments made pursuant to the Assignment Agreement as it relates to the real and personal property collateral located in Spain (collectively, the "Spanish Collateral"), in anticipation of the Administrative Agent's or any Lender's release of, or exercise of foreclosure remedies or other remedies (collectively, "Remedies") with respect to, the Spanish Collateral.

        NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

  1.
  Payment of Recording Expenses.    Assignor Lender agrees to pay to Administrative Agent, on demand, an amount equal to the Recording Expenses.

  2.
  Appointment of Escrow Agent.    Assignor Lender hereunder appoints Escrow Agent as escrow agent, and Escrow Agent accepts such appointment, upon and subject to the terms and conditions set forth in this Agreement.

  3.
  Delivery of Funds.    Assignor Lender confirms that it has delivered to Escrow Agent the amount of                        Dollars (US$            ) ("Escrow Funds"), to be held in escrow hereunder, which amount is an estimate by Administrative Agent of the Recording Expenses. Escrow Agent acknowledges receipt of the Escrow Funds, and agrees to hold, safeguard and disburse the Escrow Funds as provided herein. Assignor Lender acknowledges that actual Recording Expenses may exceed the amount of the Escrow Funds initially delivered by Assignor Lender hereunder and that once the actual Recording Expenses are determined and if they are higher than the Escrow Funds, Assignor Lender will be obligated to pay the difference to Administrative Agent on demand.

  4.
  Escrow Account.    Escrow Agent confirms that it has established a non-interest bearing deposit account, designated as the "USP Recording Fee Escrow Account" ("Escrow Account"), in which it will hold the Escrow Funds and all other funds delivered into escrow by other Lenders pursuant to the Credit Agreement upon the assignment of any Lender's interest in the Loans and Commitments.

  5.
  Disbursements from Escrow Account.    Upon the Administrative Agent's determination to prepare and file the Recordation Documents, Escrow Agent shall deliver such of the Escrow Funds as needed by Administrative Agent to pay for the Recording Expenses or to reimburse Administrative Agent for any Recording Expenses previously incurred. An accounting of such payments shall be delivered to Assignor Lender.

  6.
  Release of Escrow Funds.    Escrow Agent shall release the Escrow Funds (or any balance remaining), and deliver them to Assignor Lender, only if and when:

          (a)  All of the Administrative Agent's and Lenders' rights in, liens on, charges against and security interests in the Spanish Collateral have been duly released or terminated pursuant to the Credit Agreement, and all necessary recordations in connection with such release or termination have been completed; or

          (b)  All Recordation Documents have been duly recorded and all Remedies with respect the Spanish Collateral have been fully exercised.

  7.
  Fees and Expenses.    Assignor Lender shall pay or reimburse Escrow Agent all reasonable expenses, disbursements and advances incurred or made by Escrow Agent in performance of its duties hereunder (including reasonable fees, expenses and disbursements of its counsel), to the extent not paid by Borrowers pursuant to the Credit Agreement. Expenses shall be paid upon receipt of a written invoice by Escrow Agent. If Escrow Agent incurs any costs or expenses (including legal fees) in connection with the enforcement of this Agreement or any other agreement in connection with the Escrow Account, the party whose action or inaction resulted in Escrow Agent's taking the enforcement action shall bear the cost of such costs and expenses. Escrow Agent shall not be obligated to distribute or release any of the funds or assets held under this Agreement or in the Escrow Account until its fees and expenses have been paid in full. Any fees or expenses of Escrow Agent or its counsel that are not paid as provided for herein may be taken from any property held by Escrow Agent hereunder or in the Escrow Account.

  8.
  Disputes.    In the event of any dispute regarding the Escrow Funds or the Escrow Account, Escrow Agent shall have the right at any time to deposit the Escrow Funds and/or all other funds then held in the Escrow Account with the Clerk of the Chancery Court of Davidson County, Tennessee, USA. Escrow Agent shall give written notice of such deposit to Assignor Lender and Administrative Agent and their respective counsel. Upon such deposit, Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder, subject to Section 10 below (Exculpation).

  9.
  Resignation of Escrow Agent.    In the event that Administrative Agent or any successor Escrow Agent desires to resign as Escrow Agent, then such Escrow Agent shall provide thirty (30) days prior notice to the then-existing Lenders and Administrative Agent and their respective counsel. In such an event, the Required Lenders and Administrative Agent shall, within 30 days from receipt of such notice, mutually agree upon a successor Escrow Agent. If they do not agree upon a successor Escrow Agent within such time, then the Administrative Agent shall select the successor Escrow Agent and such decision shall be binding upon the Lenders. In selecting a successor Escrow Agent, the Administrative Agent shall select one of the Lenders or a commercial banking institution organized under the laws of the United

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    States (or any State thereof) or a United States branch or agency of a commercial banking institution, and having a combined capital and surplus of at least $250,000,000. The existing Escrow Agent shall transfer to the successor Escrow Agent all funds then held in the Escrow Account and this Agreement shall be deemed to be amended to reflect the replacement of Escrow Agent. Any successor escrow agent so appointed shall succeed to all of the rights, duties and responsibilities of Escrow Agent.

  10.
  Exculpation.    The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that Escrow Agent shall not be deemed to be the agent of either of the parties, and that Escrow Agent shall not be liable to either of the parties for any act or omission on its part unless taken or suffered in bad faith, in willful disregard of this Agreement or involving gross negligence. Escrow Agent shall incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other document believed by it to be genuine and duly authorized, nor for any other action or inaction, except its own willful misconduct or gross negligence. Escrow Agent shall not be responsible for the validity or sufficiency of this Agreement. In all questions arising under this Agreement, Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice, Escrow Agent shall not be liable to anyone. Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to it.

  11.
  Indemnity.    Assignor Lender agrees to indemnify, defend and hold harmless Escrow Agent from any and all liability of any kind whatsoever arising by virtue of its acting as Escrow Agent hereunder except to the extent of liabilities directly caused by Escrow Agent's gross negligence or willful neglect.

  12.
  Successors and Assigns.    The parties' rights and obligations under this Agreement may not be assigned or transferred except as provided herein or in the Credit Agreement. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

  13.
  Notices.    All notices and other communications hereunder shall be delivered in accordance with the terms of the Credit Agreement and Assignment Agreement. Escrow Agent's address for notice purposes is:

      SunTrust Bank, as Administrative Agent, Escrow Agent
      201 Fourth Avenue North
      Nashville, Tennessee 37219
      Attention: Mark Mattson
      Fax Number: (615) 748-5269

  14.
  JURISDICTION; VENUE.    ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR THE ESCROW FUNDS OR ESCROW ACCOUNT MAY BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF TENNESSEE OR IN THE UNITED STATES DISTRICT COURT FOR THE MIDDLE DISTRICT OF TENNESSEE. ASSIGNOR LENDER HEREBY EXPRESSLY AND IRREVOCABLY (I) SUBMITS TO THE JURISDICTION OF SUCH COURTS, (II) WAIVES ANY OBJECTION TO THE LAYING OF VENUE IN ANY SUCH COURT, (III) WAIVES ANY CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM, AND (IV) CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF TENNESSEE, AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 13 ABOVE.

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  15.
  GOVERNING LAW.    THIS AGREEMENT IS DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.

  16.
  Counterparts.    This Agreement may be executed by the parties hereto (by facsimile transmission or otherwise) in counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement.

  17.
  Entire Agreement.    This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements, written or oral, between the parties with respect to the subject matter hereof. This Agreement may not be modified or amended except in writing signed by the parties, and none of its provisions may be waived except in writing signed by the party to be charged. No waivers shall be implied, whether from any custom or course of dealing or any delay or failure in the exercise of a party's rights and remedies hereunder or otherwise. Any waiver granted by a party shall not obligate such party to grant any further, similar, or other waivers. All rights and remedies granted herein are cumulative and not alternative, and are in addition to all other rights and remedies available at law or in equity. Any provisions of this agreement prohibited by law shall be ineffective to the extent of such prohibition without invalidating the remaining provisions.

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        IN WITNESS WHEREOF, the parties have executed this Escrow Agreement as of the Effective Date stated above.

ASSIGNOR LENDER:
By:
Title:
ESCROW AGENT:	SUNTRUST BANK, as Administrative Agent
By:
Title:

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